Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and AMONG

WildFire Energy I LLC,

as Seller,

MAGNOLIA OIL & GAS OPERATING LLC,

as Buyer,

AND

Magnolia Oil & Gas Corporation,

as parent

JULY 19, 2026

Page

Article I DEFINITIONS AND INTERPRETATION	2

1.1.	Defined Terms	2
1.2.	References and Rules of Construction	2

Article II PURCHASE AND SALE	3

2.1.	Purchase and Sale	3
2.2.	Assets	3
2.3.	Purchase Price; Deposit	5
2.4.	Excluded Assets	7
2.5.	Adjustments to Purchase Price	7
2.6.	Preliminary Settlement Statement	10
2.7.	Final Settlement Statement	11
2.8.	Escrow Agreement	13
2.9.	Allocated Values; Accounting	13
2.10.	Purchase Price Allocation	14
2.11.	Withholding	14
2.12.	Closing Distribution	14
2.13.	Distribution Cooperation	15

Article III REPRESENTATIONS AND WARRANTIES OF SELLER	15

3.1.	Organization, Existence and Qualification	15
3.2.	Authority, Approval and Enforceability	15
3.3.	No Conflicts	16
3.4.	Consents	16
3.5.	Bankruptcy	16
3.6.	Litigation	16
3.7.	Ownership of Acquired Interests	17
3.8.	Brokers’ Fees	17
3.9.	Accredited Investor	17
3.10.	Independent Evaluation	18

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY GROUP	18

4.1.	Organization, Existence and Qualification	18
4.2.	No Conflicts	18
4.3.	Bankruptcy	19
4.4.	Litigation	19
4.5.	Consents; Preferential Purchase Rights	20
4.6.	Capitalization	20
4.7.	Financial Statements	21
4.8.	Absence of Changes	22
4.9.	Material Contracts	22
4.10.	No Violation of Laws	24

i

(continued)

Page

4.11.	Royalties and Working Interest Payments	25
4.12.	Imbalances	25
4.13.	Current Commitments	25
4.14.	Taxes	25
4.15.	Brokers’ Fees	27
4.16.	Permits	27
4.17.	Environmental Laws	27
4.18.	Payments for Production	28
4.19.	Payout Status	28
4.20.	Bonds, Letters of Credit and Guarantees	28
4.21.	Employment and Benefits	28
4.22.	Insurance	30
4.23.	Derivative Financial Instruments	31
4.24.	Wells	31
4.25.	Intellectual Property	31
4.26.	IT Systems	32
4.27.	Affiliate Transactions	32
4.28.	Special Warranty of Title	32
4.29.	Non-Consent Operations	32
4.30.	Suspense Funds	33
4.31.	Leases	33
4.32.	Specified Matters	33
4.33.	Casualty Losses	34
4.34.	Ownership and Sufficiency of Assets	34
4.35.	Unrelated Activities	34
4.36.	Intentionally Omitted	34
4.37.	Intentionally Omitted	34
4.38.	Surface Use	35
4.39.	Intentionally Omitted	35
4.40.	Certain Transfers	35
4.41.	Burleson Sand Mine; Pipeline System	35
4.42.	Officers and Bank Accounts; Powers of Attorney	36
4.43.	Energy Regulatory Status	36

Article V REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES	37

5.1.	Organization, Existence and Qualification	37
5.2.	Authority, Approval and Enforceability	37
5.3.	No Conflicts	37
5.4.	Consents	38
5.5.	Bankruptcy	38
5.6.	Litigation	38
5.7.	Regulatory	38
5.8.	Financing	39
5.9.	Independent Evaluation	41
5.10.	Brokers’ Fees	41

(continued)

Page

5.11.	Accredited Investor	41
5.12.	Capitalization	41
5.13.	Valid Issuance	42
5.14.	SEC Documents; Financial Statements; No Liabilities	43
5.15.	Internal Controls	44
5.16.	Form S-3	44
5.17.	Listing Exchange	44
5.18.	No Stockholder Approval	45
5.19.	No Material Adverse Effect	45
5.20.	Investment Company Act	45

Article VI CERTAIN AGREEMENTS	45

6.1.	Conduct of Business	45
6.2.	Consents and Approvals	50
6.3.	Record Retention	53
6.4.	Bonds	53
6.5.	Public Statements	54
6.6.	Confidentiality	55
6.7.	Employee Matters	56
6.8.	Affiliate Services	58
6.9.	Information Technology	58
6.10.	Insurance Matters	58
6.11.	Officers & Directors	59
6.12.	R&W Insurance Policy	61
6.13.	Derivative Financial Instruments	61
6.14.	Use of Name and Seller’s Marks	62
6.15.	Satisfaction of Conditions	62
6.16.	Consents and Preferential Purchase Rights	63
6.17.	Successor Operator	65
6.18.	Seismic Licenses	65
6.19.	Casualty and Condemnation Loss	66
6.20.	Assignment	66
6.21.	Escrow Matters	67
6.22.	Financial Information	67
6.23.	Listing	68
6.24.	Buyer Financing	69
6.25.	Cooperation with Financing	71
6.26.	Conduct of Parent’s Business	74
6.27.	Pre-Closing Reorganization	74
6.28.	Wrong Pockets; General Reconciliation	75
6.29.	Suspense Funds	75
6.30.	Payout Records Integration	75

(continued)

Page

Article VII BUYER’S CONDITIONS TO CLOSING	75

7.1.	Representations and Warranties	75
7.2.	Performance	76
7.3.	No Prohibition	76
7.4.	Title and Environmental Defects	76
7.5.	HSR Approval	76
7.6.	Closing Deliverables	76
7.7.	Pre-Closing Reorganization	76

Article VIII SELLER’S CONDITIONS TO CLOSING	77

8.1.	Representations and Warranties	77
8.2.	Performance	77
8.3.	No Prohibition	77
8.4.	Title and Environmental Defects	77
8.5.	HSR Approval	77
8.6.	Closing Deliverables	78

Article IX CLOSING	78

9.1.	Date of Closing	78
9.2.	Obligations of Seller at Closing	78
9.3.	Obligations of Buyer at Closing	80

Article X ACCESS; DISCLAIMERS	81

10.1.	Access	81
10.2.	Disclaimers	83

Article XI TITLE MATTERS	85

11.1.	Company Group’s Title	85
11.2.	Notice of Title Defects; Defect Adjustments	86

Article XII ENVIRONMENTAL MATTERS	92

12.1.	Notice of Environmental Defects	92
12.2.	NORM, Asbestos, and Hazardous Substances	95

Article XIII NO SURVIVAL; RELEASE	96

13.1.	Release	96
13.2.	Survival; Sole and Exclusive Remedy	97

Article XIV TERMINATION, DEFAULT AND REMEDIES	98

14.1.	Right of Termination	98
14.2.	Effect of Termination	99
14.3.	Return of Documentation	102

(continued)

Page

Article XV MISCELLANEOUS	102

15.1.	Appendices, Exhibits and Schedules	102
15.2.	Expenses	103
15.3.	Tax Matters	103
15.4.	Assignment	106
15.5.	Notices	107
15.6.	Further Assurances	108
15.7.	Entire Agreement; Conflicts	108
15.8.	Parties in Interest	109
15.9.	Amendment	109
15.10.	Waiver; Rights Cumulative	109
15.11.	Governing Law; Jurisdiction; Waiver of Jury Trial	109
15.12.	Severability	111
15.13.	Counterparts	111
15.14.	Specific Performance	111
15.15.	Affiliate Liability	112
15.16.	Time is of the Essence	112
15.17.	Privileged Communications	113
15.18.	Certain Waivers	113
15.19.	Non-Compensatory Damages	114
15.20.	Debt Financing Sources	114
15.21.	Parent Guarantee	115

v

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

Annex I	—	Defined Terms
Exhibit A	—	Company Group Members
Exhibit B	—	Leases
Exhibit C	—	Wells
Exhibit D	—	Mineral Interests
Exhibit E	—	Surface Fee Properties
Exhibit F	—	Surface Rights
Exhibit G	—	Pipeline System
Exhibit H	—	Form of Assignment Agreement
Exhibit I	—	Form of Restrictive Covenant Agreement
Exhibit J	—	Form of Transition Services Agreement
Exhibit K	—	Form of Settlement Statement
Exhibit L	—	Pre-Closing Reorganization Documents
Exhibit M	—	Sample Effective Time Net Working Capital Calculation
Exhibit N	—	Form of Registration Rights Agreement
Exhibit O	—	Excluded Assets
Exhibit P	—	Form of Termination Agreement

Schedule 2.5(s)(i)(B)	—	Specified Hydrocarbon Receivables
Schedule 2.5(s)(i)(C)	—	Specified JIB Receivables
Schedule 2.9	—	Allocated Values
Schedule 3.3	—	No Conflicts
Schedule 3.6	—	Litigation
Schedule 4.2	—	No Conflicts
Schedule 4.5	—	Consents; Preferential Purchase Rights
Schedule 4.6(a)	—	Capitalization
Schedule 4.7(b)	—	Financial Statements
Schedule 4.7(c)	—	GAAP Liabilities
Schedule 4.7(d)	—	Indebtedness
Schedule 4.8	—	Absence of Changes
Schedule 4.9	—	Material Contracts
Schedule 4.11	—	Royalties; Suspense Funds
Schedule 4.12	—	Imbalances
Schedule 4.13	—	Current Commitments
Schedule 4.14	—	Taxes
Schedule 4.16	—	Permits
Schedule 4.17	—	Environmental Laws
Schedule 4.18	—	Payments for Production
Schedule 4.19	—	Payout Status
Schedule 4.20	—	Bonds, Letters of Credit and Guarantees
Schedule 4.21(a)	—	Employment and Benefits
Schedule 4.21(d)	—	Transaction Payments
Schedule 4.22	—	Insurance

i

Schedule 4.23	—	Derivative Financial Instruments
Schedule 4.24(b)	—	Wells
Schedule 4.27	—	Affiliate Transactions
Schedule 4.29	—	Non-Consent Operations
Schedule 4.31(a)	—	Leases
Schedule 4.31(b)	—	Rental and Delay Rental Payment Leases
Schedule 4.32	—	Specified Matters
Schedule 4.34	—	Ownership and Sufficiency of Assets
Schedule 4.40	—	Certain Transfers
Schedule 4.42	—	Officers; Bank Accounts; Powers of Attorney
Schedule 5.3	—	No Conflicts
Schedule 5.4	—	Consents
Schedule 6.1	—	Ordinary Course Development Plan
Schedule 6.4	—	Bonds
Schedule 6.7(d) Schedule 6.18(A)	— —	Key Employees Transferred Seismic Licenses
Schedule 6.18(B)	—	Excluded Seismic Licenses
Schedule 6.20	—	Contributed Assets
Schedule 9.2(i)	—	Key Management Members
Schedule 15.3(e)	—	Tax Refunds
Schedule I-1	—	Seller Knowledge Individuals
Schedule 1.1	—	Permitted Encumbrances
Schedule PL	—	Permitted Leakage

ii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 19, 2026 (the “Execution Date”), is made and entered into by and among WildFire Energy I LLC, a Delaware limited liability company (“Seller”), Magnolia Oil & Gas Operating LLC, a Delaware limited liability company (“Buyer”), and Magnolia Oil & Gas Corporation, a Delaware corporation (“Parent” and together with Buyer, each a “Buyer Party” and collectively, the “Buyer Parties”). Each of Seller and the Buyer Parties is sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the Execution Date, Seller owns one hundred percent (100%) of the issued and outstanding Equity Interests of WildFire Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”, and one hundred percent (100%) of the issued and outstanding Equity Interests of the Company, the “Acquired Interests”);

WHEREAS, as of the Execution Date, the Company owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests of each of the Subsidiaries listed on Exhibit A attached hereto (such Subsidiaries (other than the Excluded Subsidiaries), together with the Company, each a “Company Group Member” and collectively, the “Company Group”);

WHEREAS, prior to the Closing, Seller shall effect, or cause to be effected, a reorganization pursuant to which the Company will distribute, or will cause the applicable Company Group Member to distribute, one hundred percent (100%) of the issued and outstanding Equity Interests of each of the Excluded Subsidiaries held by the Company or the applicable Company Group Member to Seller or its designated Affiliate (other than any Company Group Member), such that, following such distribution, the Excluded Subsidiaries will be owned by Seller or its applicable Affiliate and the Company will cease to own (directly or indirectly) any Equity Interests in the Excluded Subsidiaries (the “Pre-Closing Reorganization”);

WHEREAS, simultaneously with the execution of this Agreement, each of the Key Management Members are entering into a Restrictive Covenant Agreement; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Closing, Seller desires to sell and assign, and Buyer desires to purchase and acquire, the Acquired Interests, in exchange for payment of the consideration specified in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, hereby undertake and agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1.            Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

1.2.            References and Rules of Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, the word “or”, “either” or “any” shall not be exclusive. As used herein, (a) “day” means calendar day and (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have equal force and effect. All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date and, as applicable, as consistently applied in the oil and gas industry. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Annexes, Exhibits and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws; provided, that any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Any reference herein to any Contract or other agreement or instrument means such Contract or other agreement or instrument as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. References to a specific time shall refer to prevailing Houston, Texas time, unless otherwise indicated. The phrase “made available” or “provided to” or similar phrases in respect of documents being made available or provided to Buyer means that any of Buyer, its Affiliates or its Representatives has had the opportunity prior to the Execution Date to review such documents or materials at the offices of the Company Group or any of their respective Representatives or electronically by virtue of the electronic data rooms established by Seller or its Representatives in connection with the transactions contemplated hereby or any other physical or electronic means provided by Seller. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, each representation and warranty is given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty.

Article II
PURCHASE AND SALE

2.1.            Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, assign, transfer and convey, and Buyer agrees to purchase, acquire and pay for, all of Seller’s right, title and interest in and to the Acquired Interests, free and clear of all Encumbrances, other than Corporate Encumbrances, in exchange for the consideration set forth in Section 2.3.

2.2.            Assets. As used in this Agreement, “Assets” shall (i) mean all assets and properties, wherever situated and of whatever kind and nature, whether real, personal (tangible or intangible) or mixed, owned (including any fee interest) or leased (including any lessor or leasehold interests), of the Company Group, and (ii) be deemed to include, effective as of the Effective Time and notwithstanding anything to the contrary in this Agreement, any Contributed Asset contributed to the Company Group in accordance with Section 6.20, in each case, including all of the right, title and interest of the Company Group in and to the following assets, less and except the Excluded Assets:

(a)            all oil and gas or other Hydrocarbon leases, subleases and other leases, overriding royalty interests, net profits interests, carried interests, reversionary interests or other similar interests, including those leases and interests set forth on Exhibit B, together with any and all other right, title and interest of the Company Group in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants and obligations set forth in such leases or interests or on Exhibit B, and all other interests of the Company Group of any kind or character in such leases (the “Leases”);

(b)            all oil, gas, water, injection and disposal and other wells, including the wells set forth on Exhibit C (the “Wells”) in each case, (1) located on any of the Leases, Lands, or on any of the Surface Rights and (2) whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

(c)            all Hydrocarbons produced from or allocated to the Wells in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the point of sale as of the Effective Time and all other Hydrocarbons produced from or allocated to the Wells at or after the Effective Time;

(d)            all rights and interests in, under or derived from all unitization and pooling agreements or orders (including forced or compulsory pooling orders) in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”), together with the lands covered by any Leases, Fee Mineral Interests or Units and all tenements, hereditaments, and appurtenances arising out of or derived from any of the Leases or Units (collectively, the “Lands”);

(e)            all fee mineral interests and royalty interests, including those described on Exhibit D (the “Fee Mineral Interests” and together with the Leases, Wells, Units and Lands, the “Oil and Gas Properties”);

(f)            all fee surface interests, including those described on Exhibit E (“Surface Fee Properties”);

(g)            all Applicable Contracts and Derivative Financial Instruments and all rights thereunder;

(h)            all surface leases, surface rights, permits, licenses, servitudes, easements, surface and road use agreements, railroad crossing authorizations, ingress and egress agreements, water access agreements, water rights and rights-of-way, including those described on Exhibit F (together with the Surface Fee Properties, the “Surface Rights”);

(i)            except to the extent constituting the Pipeline System or a part of the Pipeline System, all structures, equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, field offices, water disposal facilities and other tangible personal property and improvements, and other personal, moveable and mixed property, operational and nonoperational, known or unknown (collectively, the “Personal Property”);

(j)            the Burleson Sand Mine;

(k)            the Pipeline System;

(l)            to the extent transferable, all non-proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data and information and all proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data and information;

(m)            all Imbalances relating to the Assets;

(n)            all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable and other receivables and general intangibles; and (ii) liens and security interests in favor of any Company Group Member, whether choate or inchoate, under any Law or Contract;

(o)            all rights, claims and causes of action (including warranty and similar claims, indemnity claims and defenses) of any Company Group Member;

(p)            originals (to the extent available or otherwise copies) of all of the files, records, information, data, interpretations, books and reports, whether written or electronically stored, in any Company Group Member’s possession or reasonable control (but excluding any files, records, information or data that are Excluded Records or that are related to or included in the Excluded Assets), including: (i) land, lease and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) operations, environmental, production and accounting records; (iv) seismic records and surveys, gravity maps, electric logs and other geological and geophysical data and records (including all mapping and other interpretations thereof); (v) production, facility and well records and data; (vi) books and records or documents relating to Taxes of the Company Group or related to the Assets; and (vii) the Organizational Documents of the Company Group (collectively, “Records”);

(q)            all rights, title and interests in the Equity Interests of each Company Group Member; and

(r)            all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, all Contracts and paper facilities and all of the Company Group’s bank accounts, receivables and Cash and Cash Equivalents, as well as all credits, rebates and refunds.

2.3.            Purchase Price; Deposit.

(a)            The aggregate consideration to be paid by Buyer for the Acquired Interests at the Closing shall be an aggregate amount equal to $4,061,515,600 (the “Purchase Price”), which amount shall consist of (i) $3,250,000,000 paid in immediately available funds as cash consideration by Buyer (the “Cash Purchase Price”); and (ii) the issuance by Parent to Seller of 32,203,000 shares of Parent Class A Common Stock which have a value of $811,515,600 (the “Equity Purchase Price”) based on the Reference Price; provided, that, the number of shares of Parent Class A Common Stock comprising the Equity Purchase Price at Closing shall be reduced if necessary such that the number of shares of Parent Class A Common Stock comprising the Equity Purchase Price at Closing does not exceed nineteen and ninety-nine tenths percent (19.99%) of all issued and outstanding shares of Parent Class A Common Stock as of immediately prior to Closing, in which case, the Cash Purchase Price shall be adjusted upwards by an amount corresponding to the amount by which the Equity Purchase Price is reduced as a result of the foregoing maximum percentage being reached.

(b)            The Purchase Price shall be adjusted in accordance with the terms of this Agreement, including Section 2.5, Section 2.6 and Section 2.7 (the Purchase Price, as adjusted, the “Adjusted Purchase Price”).

(c)            Notwithstanding anything to the contrary contained herein, if, at any time on or after the Execution Date and prior to the Closing, (i) Parent makes (A) subdivision or split of any Parent Common Stock, (B) combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock or (C) issuance of any Equity Interests by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent or any acquiror, as applicable, is the surviving Person) or (ii) any merger, consolidation, combination or other transaction is consummated pursuant to which Parent Class A Common Stock, is converted to cash or other Equity Interests, then the Reference Price and the number of shares of Parent Class A Common Stock to be issued to Seller pursuant to this Agreement shall be equitably and proportionately adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action, including, for the avoidance of doubt, in the cases of clauses 2.3(c)(i)(B) and 2.3(c)(ii) to provide for the receipt by Seller (or its designee(s)), in lieu of any Parent Class A Common Stock, the same number of Equity Interests or the amount of cash received in exchange for each share of Parent Class A Common Stock in connection with any such transaction described in clauses 2.3(c)(i)(B) and 2.3(c)(ii) hereof. An adjustment made pursuant to the foregoing shall become effective immediately after the applicable effective date. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Common Stock shall be issued as part of the Equity Purchase Price, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, at Closing, Buyer shall pay to Seller an amount in cash determined by multiplying (x) the Reference Price by (y) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Parent Class A Common Stock to which Seller or Seller’s designees would otherwise be entitled to receive pursuant hereto.

(d)            No later than 5:00 p.m. central time on the first Business Day after the Execution Date, Buyer shall deposit by wire transfer in immediately available funds with the Escrow Agent pursuant to the Escrow Agreement an amount equal to $200,000,000 (such amount, together with any interest or earnings thereon, the “Deposit”), to be held in escrow by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement; provided, that if the Deposit is not deposited in accordance with this Section 2.3(d), Seller may terminate this Agreement pursuant to Section 14.1(h). If the Closing occurs, (i) first, the portion of the Deposit equal to the Adjustment Escrow Amount shall be retained in escrow by the Escrow Agent at the Closing (in the Adjustment Escrow Account) and shall be disbursed by the Escrow Agent to Buyer or Seller, as applicable, in accordance with the terms of this Agreement and the Escrow Agreement, (ii) second, from the remaining balance of the Deposit (the “Remaining Deposit Amount”), the portion of such Remaining Deposit Amount equal to the Defect Escrow Amount (determined in accordance with Section 11.2(c)(ii)), if any (and, if the Defect Escrow Amount exceeds the Remaining Deposit Amount, then the entire Remaining Deposit Amount), shall be retained by the Escrow Agent at the Closing and shall be held by the Escrow Agent in the Defect Escrow Account and shall be disbursed by the Escrow Agent to Buyer or Seller, as applicable, in accordance with this Agreement and the Escrow Agreement and (iii) thereafter, any remaining balance of the Deposit, if any, shall be applied towards the Adjusted Purchase Price at Closing in accordance with Section 9.2(d) and Section 9.3(c). If this Agreement is terminated in accordance with Article XIV before the Closing occurs, the Deposit shall be released to Seller or Buyer, as applicable, as provided in Section 14.2 of this Agreement.

(e)            Notwithstanding anything to the contrary contained herein, in the event that, at any time on or after the Execution Date and prior to the Closing, Parent declares and pays any dividend or distribution on the Parent Class A Common Stock outside the ordinary course and inconsistent with past practice, which for the avoidance of doubt, excludes the quarterly dividends Parent pays to holders of Parent Class A Common Stock, the Cash Purchase Price shall be increased by an amount equal to (i) the per-share amount of such dividend or distribution, multiplied by (ii) the number of shares of Parent Class A Common Stock comprising the Equity Purchase Price as of the record date for such dividend or distribution (such increase, the “Special Dividend Adjustment Amount”). An adjustment made pursuant to the foregoing shall become effective immediately after the record date for such dividend or distribution. The Special Dividend Adjustment Amount shall be paid by Buyer to Seller at Closing as part of the Adjusted Purchase Price, and shall be reflected in the Preliminary Settlement Statement and the Final Settlement Statement.

2.4.            Excluded Assets. The Assets shall not include the Excluded Assets and, prior to the Closing, Seller shall cause the Excluded Assets to be assigned by the applicable Company Group Member to Seller or its designee without further liability to Buyer or any Company Group Member.

2.5.            Adjustments to Purchase Price. Notwithstanding anything to the contrary in this Agreement, all adjustments to the Purchase Price, whether at Closing or after Closing (whether positive or negative), shall be made in cash (increasing or decreasing the Cash Purchase Price). The Adjusted Purchase Price shall be an amount equal to the sum of (without duplication):

(a)            the Purchase Price;

(b)            plus the absolute value of the Effective Time Net Working Capital (if positive);

(c)            less the absolute value of the Effective Time Net Working Capital (if negative);

(d)            plus the aggregate amount of the Effective Time Cash;

(e)            less the aggregate amount of any Leakage;

(f)            plus the aggregate amount of Cash and Cash Equivalents contributed by Seller or its Affiliates to the Company Group between the Effective Time and the Closing;

(g)            less the Effective Time Indebtedness Adjustment;

(h)            less the aggregate amount of any Company Group Transaction Expenses;

(i)            less, if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect once the Title Defect Amount has been determined pursuant to Section 11.2 or agreed upon in writing by the Parties; provided, that any adjustment pursuant to this Section 2.5(i) shall be subject to Section 11.2(e) and Section 11.2(i);

(j)            less, if Seller makes the election under Section 12.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect once the Remediation Amount has been determined as of or prior to the Closing pursuant to Section 12.1 or agreed upon in writing by the Parties; provided, that any adjustment pursuant to this Section 2.5(j) shall be subject to Section 12.1(e);

(k)            less, if Seller makes the election under Section 11.2(d)(iii) with respect to a Title Defect, the aggregate Allocated Values of the Assets excluded from the transactions contemplated hereby;

(l)             plus, an amount equal to the Agreed Adjustment Amount;

(m)           plus, a fixed overhead charge equal to $3,000,000 per month (prorated for any partial month) from the Effective Time through the Closing Date;

(n)            less, the amount of all Property Costs or other costs or expenses, including all prepaid costs and expenses, paid by any Company Group Member on or after the Effective Time, in each case, that are incurred in connection with the ownership or operation of the Excluded Assets, including those costs or expenses incurred or paid in connection with the disposition, transfer, dividend or distribution of the Excluded Assets to Seller or its designee on or after the Effective Time;

(o)           plus, all amounts received or paid to any Company Group Member and all unpaid proceeds, receivables and amounts earned, in each case, on or after the Effective Time in connection with the ownership or operation of the Excluded Assets and net of any applicable Customary Hydrocarbon Deductions;

(p)            plus, an amount equal to, to the extent that such amount was not remitted or paid to Seller prior to the Effective Time or included in Current Assets as of the Effective Time, the value of all merchantable Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks and upstream of the point of sale as of the Effective Time, the value to be based upon the applicable Settlement Price as of the Effective Time, net of any applicable Customary Hydrocarbon Deductions;

(q)           plus, an amount equal to the Special Dividend Adjustment Amount, if any; and

(r)            plus or less any other adjustments to the Purchase Price provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(s)            Notwithstanding anything to the contrary in this Agreement, in determining the adjustments contemplated under Section 2.5(b) and Section 2.5(c), the following shall be taken into account to the extent not in express conflict with the definitions of Effective Time Net Working Capital, Current Assets and Current Liabilities; provided, the following shall in no way be construed as a limitation to the definition of any of Effective Time Net Working Capital, Current Assets and Current Liabilities.

(i)            the following shall be deemed to constitute Current Assets of the Company Group (without duplication or limitation):

(A)            the amount of all pre-paid or deposited Property Costs and all other costs and expenses (other than Taxes) paid by or on behalf of the Company Group prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time that are not reimbursed or repaid to the Company Group prior to the Effective Time, including (1) bond and insurance premiums and deductibles paid or borne by or on behalf of the Company Group with respect to any period after the Effective Time (prorated as applicable, and, with respect to any insurance premiums pertaining to insurance policies that will not be retained by a Company Group Member after Closing, limited only to prepayments for the period between the Effective Time and Closing), (2) Royalties, (3) cash calls to Third Party operators, and (4) annual registration fees and well registration fees attributable to any period after the Effective Time (prorated as applicable), but in any event excluding (x) any Company Group Transaction Expenses, (y) amounts attributable to Excluded Assets, and (z) any amounts that would constitute “Leakage”;

(B)            all unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons or sand produced from or attributable to the Oil and Gas Properties or the Burleson Sand Mine, in each case, net of any applicable Customary Hydrocarbon Deductions, together with any other unpaid amounts or receivables earned by or owed to the Company Group, in each case, during any period before the Effective Time and set forth on Schedule 2.5(s)(i)(B);

(C)            if any Company Group Member is the operator under an operating agreement covering any of the Assets or assets then owned by the Company Group, an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by such Company Group Member, Seller or any of its or their Affiliates on behalf of the other joint interest owners without reimbursement prior to the Effective Time (including through netting of revenues paid to such joint interest owners) that are attributable to periods after the Effective Time, in each case, only to the extent that such costs and expenses are permitted to be charged to such joint interest owners under the applicable joint operating agreement, unit operating agreement, pooling agreement, pooling order or production sharing agreement or similar Contract and are set forth on Schedule 2.5(s)(i)(C); and

(D)            with respect to any Imbalances where the Company Group is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to the Company Group for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires monthly cash balancing, or, if monthly cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price; and

(ii)            the following shall be deemed to constitute Current Liabilities of the Company Group (without duplication or limitation):

(A)            the amount of all Property Costs payable by the Company Group that are unpaid as of the Effective Time or that become payable after the Effective Time with respect to operations on or relating to the Assets that are attributable to periods prior to the Effective Time; and

(B)            with respect to any Imbalances where the Company Group is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by the Company Group to Third Parties for such Imbalances as of the Effective Time, if the applicable Contract governing such Imbalance requires monthly cash balancing, or, if monthly cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price.

2.6.            Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) in substantially the form attached hereto as Exhibit K, and attaching reasonable supporting schedules, working papers and all other relevant details in Seller’s possession to enable a review thereof by Buyer, that shall set forth Seller’s good faith estimate of the Adjusted Purchase Price, and shall include each adjustment amount contemplated by Section 2.5 in accordance with GAAP and made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustment amounts used to determine such aggregate Adjusted Purchase Price, together with the designation of Seller’s account for the wire transfers of funds as required by Section 2.3(a), Section 9.2(d) and Section 9.3(a). Within three (3) Business Days after Buyer’s receipt of the Preliminary Settlement Statement, Buyer may deliver to Seller a written report containing all changes that Buyer proposes in good faith to be made to the Preliminary Settlement Statement, together with the explanation therefor and the supporting documents thereof, if available. If Buyer elects to deliver a written report in accordance with the preceding sentence, the Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report but in any event prior to the Closing. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Purchase Price at the Closing and to determine the Adjusted Purchase Price at the Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then, absent manifest error, the amount of such un-agreed adjustment or adjustments used to adjust the Purchase Price at the Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 2.6 (with such changes as have been mutually agreed to in good faith in writing by the Parties) but subject to any necessary adjustment pursuant to the proviso in Section 2.3(a); provided, further, the Title Defect Amounts and Remediation Amounts claimed in good faith by Buyer in any valid Title Defect Notice and Environmental Defect Notice (to the extent not cured or Remediated prior to the Closing) shall, subject to the other terms of this Agreement, as applicable, be used to determine the Defect Escrow Amount at the Closing. The Adjusted Purchase Price determined at Closing pursuant to this Section 2.6 shall be referred to as the “Closing Purchase Price”.

2.7.            Final Settlement Statement.

(a)            On or before the date that is one hundred twenty (120) days after the Closing (the “Final Settlement Statement Deadline”), Buyer shall prepare in good faith a final settlement statement, in substantially the form attached hereto as Exhibit K, and attaching reasonable supporting schedules, working papers and all other relevant details in Buyer’s possession to enable a review thereof by Seller (the “Final Settlement Statement”), and deliver the Final Settlement Statement to Seller. The Final Settlement Statement shall include each adjustment amount contemplated by Section 2.5 and all final adjustments made to the Purchase Price and show the resulting final Adjusted Purchase Price. For clarity, adjustments to the Purchase Price relating to Disputed Title Matters or Disputed Environmental Matters shall be exclusively addressed pursuant to Section 11.2 and Section 12.1. If Buyer fails to timely deliver a Final Settlement Statement to Seller prior to the Final Settlement Statement Deadline in accordance with this Section 2.7(a), then Seller shall have the right to thereafter deliver a Final Settlement Statement to Buyer and Buyer will have the right to review and dispute such Final Settlement Statement in accordance with the terms of this Section 2.7(a) (i.e., as if references in this Section 2.7(a) to Seller were replaced with Buyer and references in this Section 2.7(a) to Buyer were replaced with Seller); provided, however that Buyer shall only have five (5) days after Buyer’s receipt of the Final Settlement Statement to deliver a Dispute Notice. Within thirty (30) days after Seller’s receipt of the Final Settlement Statement, Seller shall return to Buyer a written report containing any proposed changes by Seller to the Final Settlement Statement, an explanation of any such changes, the reasons therefor and the supporting documents thereof in Seller’s possession (the “Dispute Notice”), and any items or changes not so specified in the Dispute Notice shall be deemed waived, and Buyer’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail and shall be final, conclusive and binding on the Parties. If Seller fails to timely deliver a Dispute Notice to Buyer in accordance with this Section 2.7(a), the Final Settlement Statement as delivered by Buyer will be deemed to be correct and will be final, conclusive and binding on the Parties and not subject to further audit or arbitration. During the thirty (30)-day period after Seller’s receipt of the Final Settlement Statement, Buyer shall provide to Seller reasonable access upon reasonable prior notice during normal business hours to all relevant Records of the Company Group used in connection with the preparation of Buyer’s draft of the Final Settlement Statement and reasonable access to Buyer, the Company Group and Buyer’s Representatives who were responsible for the preparation of Buyer’s draft of the Final Settlement Statement, as is reasonably requested and required by Seller to assist Seller and its Representatives in their respective audit and review of such Final Settlement Statement and the determinations to be contained therein.

(b)            Seller and Buyer shall use commercially reasonable efforts to work together in good faith to resolve any matters properly addressed in the Dispute Notice timely delivered by Seller in accordance with Section 2.7(a). If Seller and Buyer are unable to resolve in writing all of the matters addressed in the Dispute Notice within ten (10) Business Days after the receipt of the Dispute Notice by Buyer, either Party may, upon written notice to the other Party, submit any and all unresolved matters addressed in the Dispute Notice to be resolved in accordance with this Section 2.7(b). Within fifteen (15) Business Days of receipt of written notice that either Party intends to submit such unresolved matter in accordance with this Section 2.7(b), each of Buyer and Seller shall submit the Dispute Notice, the Final Settlement Statement, and a written document of thirty (30) pages or less (exclusive of exhibits, schedules or other attachments) summarizing its position (the “Initial Brief”) to a nationally-recognized independent accounting firm as selected by mutual written agreement of the Parties or, if the Parties are unable to mutually agree, to the Houston, Texas office of Ernst & Young or if Ernst & Young declines to act in such capacity, by another nationally recognized firm of independent accountants that does not have a material relationship with either Party and that is reasonably acceptable to the Parties (the “Accounting Expert”), with a simultaneous copy to the other Party. Within ten (10) Business Days of receipt of the opposing Party’s Initial Brief, each Party shall submit to the Accounting Expert a reply brief of ten (10) pages or less (exclusive of exhibits, schedules, or other attachments) (the “Reply Brief”), with a simultaneous copy to the other Party. To the extent any of the issues to be decided include issue(s) of legal interpretation, the Parties shall work cooperatively and in good faith to appoint a mutually-acceptable arbitrator that possesses appropriate legal experience to decide only issues of legal interpretation and to set a schedule to resolve such legal dispute prior to the Accounting Expert rendering a decision. Neither Party may have any ex parte communications with the Accounting Expert concerning the Accounting Expert’s determination of the disputed matters; provided, however, that the Parties shall have the right to request a meeting or a call with the Accounting Expert after the Parties’ submissions of their respective Reply Briefs at which meeting or call both Buyer and Seller must be present. Within twenty (20) Business Days after receipt of the Reply Brief, or if the Parties have engaged an arbitrator to first resolve any issues of legal interpretation, then within twenty (20) Business Days after a decision resolving those legal issues, the Accounting Expert shall render a decision in accordance with the terms of this Agreement. The Accounting Expert shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Expert in the process of resolving such disputes. In determining the proper amount of any disputed item, the Accounting Expert shall not assign a value to any item greater than the highest value for such item claimed by either Seller or Buyer or less than the lowest value for such item claimed by either the Seller or Buyer, in each case, as set forth in the Final Settlement Statement or Dispute Notice, as applicable. The Accounting Expert shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party, not an arbitrator, and may not award interest, damages or penalties. Except as provided for in the Tex. Civ. Prac. & Rem. Code §§ 171.088 and 171.091, which the Parties agree shall apply to any decision by the Accounting Expert, any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. For the limited purposes of the enforcement of any decision rendered by the Accounting Expert under this Section 2.7, the Parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Texas, and specifically those located in Houston, Texas, and hereby further irrevocably waive any objection to the jurisdiction of such courts. The fees and expenses of the Accounting Expert shall be borne pro rata between Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. For example, if Seller claims the appropriate adjustments are $100,000 more than the amount determined by Buyer, and Buyer contests only $50,000 of the amount claimed by Seller, and if the Accounting Expert ultimately resolves the dispute by awarding Seller $30,000 of the $50,000 contested, then the fees and expenses of the Accounting Expert will be allocated 60% (i.e., 30/50) to Buyer and 40% (i.e., 20/50) to Seller. Except as provided in the immediately preceding two sentences, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Expert shall be borne by the Party incurring such cost and expense.

(c)            The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) by the Parties pursuant to this Section 2.7 or are otherwise fully and finally determined by the Accounting Expert as set forth in this Section 2.7 shall be referred to as the “Final Settlement Date” and the final aggregate Adjusted Purchase Price as determined accordingly shall be referred to as the “Final Purchase Price”.

(d)            Any difference in the Closing Purchase Price and the Final Purchase Price, as applicable, shall be treated as an adjustment to the Purchase Price and paid as follows:

(i)            If the Final Purchase Price is greater than the Closing Purchase Price then, on or prior to five (5) Business Days following the Final Settlement Date, (x) Buyer shall pay the aggregate amount of such difference to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller, and (y) the Parties shall execute and issue a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release the aggregate amount in the Adjustment Escrow Account to Seller.

(ii)            If the Final Purchase Price is less than the Closing Purchase Price (such amount, the “Shortfall Amount”) then, on or prior to five (5) Business Days following the Final Settlement Date, the Parties shall execute and issue a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release an amount of cash from the Adjustment Escrow Account equal to the Shortfall Amount to Buyer and to release the remainder of the Adjustment Escrow Account to Seller, if any. For clarity, if the Shortfall Amount is in excess of the balance of the Adjustment Escrow Account, Buyer shall be entitled to receive the full balance of the Adjustment Escrow Account and Seller shall not have any further liability or obligation with respect to the Shortfall Amount.

2.8.            Escrow Agreement. Simultaneously with the execution of this Agreement, Seller and Buyer have executed, and have obtained execution by the Escrow Agent of, the Escrow Agreement in connection with the funding of the Deposit pursuant to Section 2.3(c). All disbursements by the Escrow Agent of the Deposit, the Adjustment Escrow Amount or the Defect Escrow Amount (if any) shall be made pursuant to joint written instructions executed by both Seller and Buyer or, in the absence of such joint written instructions, upon the satisfaction of all the conditions and requirements set forth in the Escrow Agreement relating to such disbursements in the absence of joint written instructions. The Parties shall each pay fifty percent (50%) of any fees or costs payable to the Escrow Agent.

2.9.            Allocated Values; Accounting.

(a)            Buyer and Seller agree that the Purchase Price shall be allocated among the Leases and Wells as set forth on Schedule 2.9 and the Burleson Sand Mine (the “Allocated Values”). Buyer and Seller agree that such allocation is reasonable and, subject to Section 2.10, shall not take any position inconsistent therewith. Seller, however, makes no representation or warranty as to the accuracy of such values.

(b)            The Parties acknowledge and agree that if there is a conflict between a determination, calculation or methodology set forth in the definitions contained in this Agreement, on the one hand, and those provided by GAAP, on the other hand, the determination, calculation, or methodology set forth in the definitions contained in this Agreement shall control to the extent that the matter is included in the definitions contained in this Agreement and the determination, calculation, or methodology in accordance with GAAP (applied using the same accounting methods, practices, principles, policies and procedures, classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year) shall otherwise control.

2.10.            Purchase Price Allocation. The Parties agree and acknowledge that the sale and purchase of the Acquired Interests hereunder will be treated for U.S. federal Income Tax purposes as a sale and purchase of all of the underlying assets of the Company Group. The Parties agree that the Purchase Price (valuing the Parent Class A Common Stock based on the fair market value of such stock as of the Closing Date, and including any other amounts treated as purchase price for Tax purposes) will be allocated to the assets of the Company Group in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. After the Closing, Seller shall prepare an allocation of the Final Purchase Price (valuing the Parent Class A Common Stock based on the fair market value of such stock as of the Closing Date, and including any other amounts treated as purchase price for Tax purposes) among the six categories of assets specified in Part II of Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) (the “Allocation”). Seller shall deliver the Allocation to Buyer for its approval no later than ninety (90) days following the determination of the Final Purchase Price in accordance with Section 2.7. If Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation, Seller and Buyer shall negotiate in good faith to resolve such dispute. If Buyer and Seller mutually agree on a final Allocation within thirty (30) days following Seller’s receipt of any objections from Buyer, each Party shall, and shall cause each of its Affiliates to (i) report, act, and file all Tax Returns and other applicable Tax documents in all respects and for all purposes consistent with the Allocation and the foregoing treatment, and (ii) not take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with the foregoing treatment; provided, however, that nothing in this Agreement will prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation, and no Party will be required to litigate before any Governmental Authority any proposed deficiency or adjustment by any Governmental Authority challenging the allocation, as applicable. If Buyer and Seller cannot mutually agree on a final Allocation, each Party shall be entitled to determine its own Allocation, and file its IRS Form 8594 consistent therewith.

2.11.            Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be withheld and paid over to the applicable Governmental Authority under applicable Law; provided, however, other than with respect to withholding Taxes owed as a result of the failure of Seller to deliver the form described in Section 9.2(c), Buyer shall use commercially reasonable efforts to (i) provide to Seller written notice of its intent to so deduct and withhold reasonably in advance of any such deduction or withholding and (ii) cooperate with Seller to minimize the amount of any applicable withholding to Seller to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

2.12.            Closing Distribution. Notwithstanding anything to the contrary in this Agreement, immediately prior to the Closing, Seller shall cause the Company Group to make the Closing Distribution to the Person(s) and account(s) designated by Seller in the Preliminary Settlement Statement. The amount of the Closing Distribution shall constitute Leakage and shall reduce the Adjusted Purchase Price in accordance with Section 2.5(e), in each case without duplication of any other adjustment to the Purchase Price under this Agreement.

2.13.            Distribution Cooperation. In connection with Closing, if Seller effectuates or seeks to effectuate a distribution of all or part of the Equity Purchase Price to its direct or indirect members, partners, incentive interest holders or other equityholders (collectively, “Equityholders”), Parent will use its commercially reasonable efforts to assist Seller and such Equityholders to facilitate such distribution in the manner and to the Persons requested by Seller which for avoidance of doubt may include one or more distributions to be effected substantially concurrently with Closing or as soon as practicable thereafter, including using commercially reasonable efforts to deliver, or cause to be delivered, instruction letters, legal opinions and other documentation by Parent or its counsel to the Transfer Agent or otherwise as may be required or requested to effect such distribution of the Equity Purchase Price; provided, that, each of Parent, legal counsel and the Transfer Agent has received all information and documentation (including certifications of accredited investor status) from Seller and the applicable Equityholders that is reasonably necessary or requested to effectuate such distribution a reasonable period of time prior to such distribution; provided, further the requirements of this Section 2.13 are only applicable to the extent such distribution is not otherwise prohibited by the terms of the Registration Rights Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article III and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Schedules attached to this Agreement, Seller hereby represents and warrants to Buyer as follows:

3.1.            Organization, Existence and Qualification. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority to own, lease and operate its property (including the Acquired Interests) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions (i) in which it carries on business or owns assets or (ii) where the actions to be performed by Seller hereunder make such qualification or licensing necessary and, in each case, such qualification or licensing is required by Law, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.2.            Authority, Approval and Enforceability. Seller has full limited liability company power and authority to enter into, execute, deliver and perform this Agreement and the other Transaction Documents to which Seller is or will be a party and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary to approve and authorize the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and each of the Transaction Documents to which Seller is or will be a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.3.            No Conflicts. Except for Customary Post-Closing Consents or as disclosed on Schedule 3.3 or Schedule 4.2, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party and the consummation of the transactions contemplated herein and therein by Seller will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of any Company Group Member or Seller or any resolution adopted by Seller’s board of directors, managers or officers, (b) conflict with, result in a violation or default of (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation, acceleration or modification of any terms of, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, or obligation under any material Contract by which Seller or its assets are bound or give rise to the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on or with respect to Seller or any of its assets or properties, (c) conflict with, violate or result in a default under any Order applicable to Seller, any of its Affiliates or its assets (including the Assets), (d) assuming HSR Approval has been received, conflict with or result in a violation of or default under any Law applicable to Seller, any of its Affiliates or its assets (including the Assets), or (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that relates to the Assets, except in the case of clauses (b) through (e), where such conflict, default, Encumbrance, termination or violation would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by Seller or materially impair the ability of Seller to perform its obligations hereunder or the other Transaction Documents to which Seller is, or will be, a party.

3.4.            Consents. Except as disclosed on Schedule 3.3, Schedule 4.2 or Schedule 4.5, and except for HSR Approval or Customary Post-Closing Consents, there are no Consents that Seller is required to obtain in connection with the execution and delivery of this Agreement and the Transaction Documents to which Seller is or will be party or the consummation of the transactions contemplated hereby or thereby by Seller, except where the failure to obtain such Consent would not reasonably be expected to prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement or the other Transaction Documents to which Seller is, or will be, a party.

3.5.            Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller. Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.

3.6.            Litigation. Except as set forth on Schedule 3.6 or with respect to any Proceeding filed or threatened by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution and delivery by the Parties of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereunder or thereunder, there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing by any Third Party or Governmental Authority against Seller or its Affiliates (other than the Company Group) (a) with respect to the Acquired Interests owned by Seller, (b) that challenge the validity or enforceability of the obligations of Seller under this Agreement or the obligations of Seller under the other Transaction Documents to which it is or will be a party, or (c) that seek to prevent, delay or otherwise would reasonably be expected to materially adversely affect the consummation by Seller of the transactions contemplated hereby or thereby. There exist no unsatisfied Orders of a Governmental Authority outstanding against Seller or any of its Affiliates (other than the Company Group) that would reasonably be expected to prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement.

3.7.            Ownership of Acquired Interests. The Acquired Interests are owned of record and beneficially by Seller, free and clear of all Encumbrances, except for Corporate Encumbrances. At the Closing, the delivery by Seller to Buyer of the Assignment Agreement will vest Buyer with good and valid title to all of the Acquired Interests, free and clear of all Encumbrances, except for Corporate Encumbrances, and upon such delivery to Buyer, Buyer will be the sole and lawful owner, beneficially and of record, of all of such Acquired Interests, free and clear of all Encumbrances, except for Corporate Encumbrances. Without limiting the generality of the foregoing, the Acquired Interests are not subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Acquired Interests, other than any transfer restrictions contained in the Company’s Organizational Documents existing as of the Execution Date or created by this Agreement.

3.8.            Brokers’ Fees. Seller has not incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer (including after the Closing, any Company Group Member) shall have any responsibility.

3.9.            Accredited Investor. Seller (and any Seller’s designee) is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will directly or indirectly acquire the Parent Class A Common Stock comprising part of the Equity Purchase Price issued to it at Closing for its own account and not with a view to a sale, transfer or distribution thereof in violation of the Securities Act, any state blue sky Laws or any other securities Laws. Seller has made, independently and without reliance on Buyer or any of its Affiliates or Buyer’s Representatives (except to the extent that Seller has relied on the Buyer Parties’ representations and warranties set forth in Article V and the Buyer’s Certificate delivered pursuant to this Agreement), its own analysis of the Parent Class A Common Stock comprising the Equity Purchase Price and Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Seller understands that the aforesaid Parent Class A Common Stock comprising the Equity Purchase Price has not been registered under the Securities Act or under any state securities or blue sky Laws, and, as a result, is subject to substantial restrictions on transfer. Seller acknowledges that the aforesaid Parent Class A Common Stock comprising the Equity Purchase Price must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky Laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such Laws.

3.10.            Independent Evaluation. Seller is a sophisticated, experienced and knowledgeable investor. In entering into this Agreement, except to the extent that Seller has relied on the Buyer Parties’ representations and warranties set forth in Article V and the Buyer’s Certificate delivered pursuant to this Agreement, Seller has relied solely upon Seller’s own expertise in legal, tax and other professional counsel concerning this transaction, the Parent Class A Common Stock comprising the Equity Purchase Price issued to Seller (or Seller’s designees) at Closing and the value thereof. Seller acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Parent Class A Common Stock comprising the Equity Purchase Price issued to Seller (or Seller’s designees) at Closing as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Parent Class A Common Stock comprising the Equity Purchase Price issued to Seller (or Seller’s designees) at Closing as Seller has deemed necessary or appropriate to consummate the transaction.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY GROUP

Subject to the provisions of this Article IV and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Schedules attached to this Agreement, Seller (on behalf of itself and the Company Group) hereby represents and warrants to Buyer as follows; provided, however, for purposes of clarification and avoidance of doubt, to the extent that any representation and warranty of Seller in this Article IV relates to properties or assets of the Company Group that are operated by Buyer or any of its Affiliates as of the Execution Date, such representation and warranty is expressly limited to the Knowledge of Seller:

4.1.            Organization, Existence and Qualification. Each Company Group Member is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each Company Group Member has all requisite limited liability company power and authority to own and, if applicable, operate its property (including the Assets that are owned or operated by the Company Group) and to carry on its business as now conducted. Each Company Group Member is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions (a) in which it carries on business or owns assets and (b) where the actions to be performed by a Company Group Member hereunder make such qualification or licensing necessary, in each case, such qualification or licensing is required by Law, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

4.2.            No Conflicts. Except for Customary Post-Closing Consents or as disclosed on Schedule 3.3, Schedule 4.2 or Schedule 4.5, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is or will be a party and the consummation of the transactions contemplated herein and therein by Seller will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of any Company Group Member or any resolution adopted by a Company Group Member’s board of directors, managers or officers, (b) conflict with, result in a violation or default of (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation, acceleration or modification of any terms of, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, or obligation under any Material Contract or give rise to the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on or with respect to the Company Group or any of its Assets, (c) conflict with, violate or result in a default under any Order applicable to the Company Group or the Assets, or (d) assuming HSR Approval has been received, conflict with or result in a violation of or default under any Law applicable to the Company Group or its assets (including the Assets), or (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that relates to the Assets, except in the case of clauses (b) through (e), where such conflict, default, Encumbrance, termination or violation would not reasonably be expected to have a Material Adverse Effect.

4.3.            Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened in writing against any Company Group Member. No Company Group Member is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Each Company Group Member is solvent and will not fail to remain solvent as a result of any of the transactions contemplated by this Agreement or any other Transaction Document.

4.4.            Litigation. Except as set forth on Schedule 4.4, (a) there are no pending Proceedings against any Company Group Member that relate to the Assets or to which the Assets operated by any Company Group Member, or to Seller’s Knowledge, operated by a Third Party are subject before any Governmental Authority and to Seller’s Knowledge, no such Proceeding relating to the Assets or to which the Assets are subject has been threatened in writing against any Company Group Member or the Assets, (b) there are no pending Proceedings against any Company Group Member or to which the Assets are subject before any Governmental Authority seeking to prevent the consummation of the transactions contemplated hereby or which is reasonably likely to materially impair or delay Seller’s ability to perform the obligations of Seller under this Agreement and to Seller’s Knowledge, no such Proceeding has been threatened against any Company Group Member or the Assets and (c) there are no Proceedings currently pending or, to Seller’s Knowledge, threatened in writing by or against any Third Party operator of the Assets that are materially adverse to the Company Group’s ownership or use of the Assets after the Effective Time. There exist no unsatisfied Orders which remain outstanding against any Company Group Member or the Assets operated by any Company Group Member, or to Seller’s Knowledge, operated by a Third Party (other than regulatory Orders in the Ordinary Course of Business or Orders that generally apply to the location in which any Company Group Member or the Assets are located or the industry in which any Company Group Member operates). Except as set forth on Schedule 4.4 or for any matter that has not been (and would not reasonably be expected to be) materially adverse to the Company Group’s ownership or use of the Assets, neither Seller nor any Company Group Member has received any written claim, written notice or other written statement claiming any material Liability, violation of any Law or any investigation (in each case) with respect to the ownership or operation of the Assets by the Company Group, which remains unresolved.

4.5.            Consents; Preferential Purchase Rights. Except as disclosed on Schedule 3.3 or Schedule 4.5 and for HSR Approval, (a) other than Customary Post-Closing Consents, no Consent is required to be obtained by the Company Group for or in connection with the (i) execution and delivery of this Agreement by Seller and the Transaction Documents to which Seller or any Company Group Member is or will be a party, (ii) the contribution of any Contributed Asset in accordance with Section 6.20 or (iii) consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Seller or any such Company Group Member and (b) except as set forth in the Organizational Documents of the Company Group Members, there are no preferential rights to purchase, right of first refusal, tag-along rights, drag-along rights or other similar rights or requirements with respect to the Assets or the Equity Interests of any Company Group Member that, in either case, are applicable to the transactions contemplated by this Agreement (each, a “Preferential Purchase Right”).

4.6.            Capitalization.

(a)            Schedule 4.6(a) sets forth, for each Company Group Member, a true, correct and complete list of the issued and outstanding Equity Interests of such Company Group Member, including the Acquired Interests, and the record and beneficial owners thereof, as of the Execution Date. Seller, directly or indirectly, owns all of the issued and outstanding Equity Interests of the Company Group Members, free and clear of all Encumbrances, other than Corporate Encumbrances. The Equity Interests of each Company Group Member have been duly authorized, are validly issued, and were not issued in violation of, and, except as set forth in the Organizational Documents of the Company Group Members as of the date hereof, are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person. There are no Equity Interests issued or outstanding in any of the Company Group Members other than as set forth on Schedule 4.6(a). Except for the entities set forth on Schedule 4.6(a), no Company Group Member directly or indirectly owns, of record or beneficially, any Equity Interests in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such Equity Interests, or is under any current or prospective obligation to form or make any loan, capital contribution or other investment in any other Person.

(b)            Except for this Agreement or as provided in the applicable Company Group Member’s Organizational Documents, there are no Contracts (including options, warrants, calls, puts and preemptive rights) obligating any Company Group Member to (i) issue, sell, pledge, dispose of or encumber any of the Equity Interests in any Company Group Member; (ii) redeem, purchase or acquire in any manner any of the Equity Interests in any Company Group Member (other than as set forth in the applicable Company Group Member’s Organizational Documents); or (iii) make any dividend or distribution of any kind with respect to any of the Equity Interests in any Company Group Member.

(c)            Other than the issued and outstanding Equity Interests of each Company Group Member set forth on Schedule 4.6(a), there are no outstanding or authorized Equity Interests of any Company Group Member, or rights for which the value is measured by reference to, Equity Interests of any Company Group Member, including any options, warrants, equity appreciation, phantom equity, profit participation or similar rights affecting the Equity Interests in any Company Group Member. Other than as set forth in the Organizational Documents of the applicable Company Group Member, there are no voting trusts, proxies or other member or similar agreements or understandings with respect to the voting of the Equity Interests in any Company Group Member.

(d)            Seller has made available to Buyer true and complete copies of the Organizational Documents of each Company Group Member in effect as of the Execution Date.

(e)            No Company Group Member is an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

4.7.            Financial Statements.

(a)            Seller has made available to Buyer true, correct and complete copies of the following financial statements: (i) an audited consolidated balance sheet of the Company Group and the related audited consolidated statements of operations and cash flows as of and for the twelve-month period ended December 31, 2024 and December 31, 2025, and (ii) an unaudited consolidated balance sheet of the Company Group and the related unaudited consolidated statements of operations and cash flows as of the period ended March 31, 2026 (the “Balance Sheet Date”) (collectively, the “Financial Statements”).

(b)            Except as set forth on Schedule 4.7(b), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (ii) present fairly, in all material respects, in accordance with the applicable requirements of GAAP, the consolidated financial position and operating results and cash flows of the Company Group as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of the unaudited Financial Statements, to normal year-end adjustments and accruals and the absence of notes and other textual disclosures required by GAAP.

(c)            Except as set forth in the Financial Statements or on Schedule 4.7(c), no Company Group Member has any liability or obligation required by GAAP to be set forth in a balance sheet or in the notes thereto except liabilities or obligations that (i) have been incurred in connection with the transactions contemplated by this Agreement or are disclosed in this Agreement or in any of the Schedules, (ii) are accrued or reserved against in the Financial Statements, (iii) were incurred after the Balance Sheet Date in the Ordinary Course of Business, (iv) are included in the adjustments set forth in Section 2.5 or (v) which would not reasonably be expected to be material to the Company Group.

(d)            (i) Except as set forth on Schedule 4.7(d), no Company Group Member has any outstanding True Borrowed Money Indebtedness as of the Execution Date; and (ii) as of the date that is two (2) Business Days prior to the Execution Date, the aggregate outstanding amount of indebtedness of the Company Group of the type described in clauses (a), (b), and (g) (solely with respect to guarantees of indebtedness of the type described in clauses (a) or (b)), (solely to the extent relating to indebtedness of the type described in clauses (a) or (b)) of the definition of “Indebtedness for Borrowed Money” (such indebtedness, collectively, “True Borrowed Money Indebtedness”) was $667,000,000. No default or event of default (and no event that, with notice or lapse of time or both, would constitute a default or event of default) exists under the indenture governing the Senior Notes, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or lapse of time) constitute a default under, or require any offer to repurchase, redeem, prepay or accelerate, the Senior Notes.

4.8.            Absence of Changes. Except as set forth on Schedule 4.8, since the Balance Sheet Date, (a) the Company Group has not suffered a Material Adverse Effect and (b) the business of the Company Group has been operated and maintained substantially in the Ordinary Course of Business of the Company Group in all material respects. Except as set forth on Schedule 4.8 or as otherwise expressly required by this Agreement, since the Balance Sheet Date, the Company Group has not taken any action or failed to take any action that would otherwise require the consent of Buyer if taken or failed to be taken during the period between the Execution Date and the Closing Date pursuant to Section 6.1.

4.9.            Material Contracts.

(a)            Schedule 4.9 sets forth, as of the Execution Date, all Applicable Contracts to which any Company Group Member is a party or by which the Assets operated by any Company Group Member are bound and to Seller’s Knowledge, any other Applicable Contract by which the Assets operated by any Third Party are bound, in each case, of the type described below (other than purchase orders, collectively, the “Material Contracts”):

(i)             any Applicable Contract (other than joint operating agreements, unit operating agreements, pooling agreements or master services agreements entered in the Ordinary Course of Business or similar Contracts) that would reasonably be expected to result in aggregate payments by any Company Group Member of more than $250,000 during the remainder of the current or any subsequent calendar year or $500,000 in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)            any Applicable Contract (other than joint operating agreements, unit operating agreements, pooling agreements or master services agreements entered in the Ordinary Course of Business or similar Contracts) that would reasonably be expected to result in aggregate revenue to any Company Group Member of more than $250,000 during the remainder of the current or any subsequent calendar year or $500,000 in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)           any Contract for the purchase, sale, exchange, disposition, gathering, treatment, processing, storage, fractionation, disposal, compression, stabilization or transportation of Hydrocarbons, water, or sand produced from or attributable to the Company Group’s interest in the Assets that (A) is not cancelable by any Company Group Member without penalty or other material payment on not more than ninety (90) days’ prior written notice; (B) contains guaranteed minimum throughput, volumes delivery or output or other similar commitments, (C) contains acreage or leasehold dedications, volume dedications or similar requirements, (D) contains any calls on, or options to purchase, quantities of Hydrocarbon or sand or (E) contains take or pay, advance payments, prepayment or similar provisions requiring Hydrocarbons, sand or water to be gathered, stored, delivered, transported, disposed, stabilized, processed, treated, fractionated, compressed, transported, exchanged or sold without receiving full payment therefor;

(iv)           any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract providing for Indebtedness for Borrowed Money;

(v)            any Applicable Contract that constitutes a lease under which any Company Group Member is the lessor or the lessee of any real or personal property or fixtures (other than a Lease or Surface Right) which lease (A) cannot be terminated by the Company Group without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than $500,000;

(vi)           any Applicable Contract that constitutes a farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, trade exchange or swap agreement, joint operating agreement, data license agreement, seismic license agreement (excluding any tax partnership) or any similar Applicable Contract, in each case, that still has primary obligations outstanding;

(vii)          any Applicable Contract with any Affiliate of any Company Group Member (other than a contract or agreement solely between or among the Company Group Members) that will not be terminated prior to or at the Closing;

(viii)         any Seismic License;

(ix)            any Applicable Contract that contains a non-competition agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, the Company may conduct its business, including any Contract that: (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future or (B) includes non-competition or non-solicitation restrictions (other than confidentiality agreements or non-disclosure agreements entered into in the Ordinary Course of Business); provided that a Contract shall not constitute a Material Contract pursuant to this subsection (ix) solely because such Contract contains provisions providing for maintenance of uniform interests or because such Contract is a surface use agreement or similar Contract containing customary setback provisions;

(x)             [Intentionally Omitted]

(xi)            any Applicable Contract which is a collective bargaining agreement, or other similar Contract with any labor union, works council, similar labor organization or other employee representative (each a “Collective Bargaining Agreement”);

(xii)           any Applicable Contract constituting a partnership, joint venture or other similar Contract (including any Tax partnership agreement);

(xiii)          any Applicable Contract guaranteeing any obligation of another Person (excluding any guarantees by one Company Group Member of the obligations of another Company Group Member);

(xiv)          any Applicable Contract for the use or sharing of drilling rigs or workover rigs or for completion or fracking services;

(xv)           any Applicable Contract for which the primary purpose is to provide for the indemnification of another Person;

(xvi)          any Applicable Contract that relates to the acquisition or disposition of any material asset during the three-year period prior to the Execution Date or with respect to which the Company Group has any material outstanding rights or obligations (excluding any indemnity obligations owed to or from the Company Group that customarily survive the closing of such transactions even if no claim is currently pending);

(xvii)         any Applicable Contract relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by any Company Group Member of any operating business or the capital stock of any other Person;

(xviii)       any stockholders, investors rights, registration rights or similar Contract; and

(xix)          any Applicable Contract that is a settlement or similar agreement with any Governmental Authority pursuant to which there will be any material outstanding obligation with respect to the Assets after the Execution Date.

(b)            Except as set forth on Schedule 4.9, (i) each Material Contract (including any Material Contract entered into after the Execution Date (subject to Section 6.1)) is a legal, valid and binding and enforceable obligation against the applicable Company Group Member, and to Seller’s Knowledge, each other party thereto, and is in full force and effect in accordance with its respective terms; (ii) there exists no material default under any Material Contract by the applicable Company Group Member or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event, occurrence, condition or act has occurred that with notice or lapse of time or both, would constitute a material default under any Material Contract by the applicable Company Group Member or, to Seller’s Knowledge, any other Person that is a party to such Material Contract; (iii) no written notice to terminate a Material Contract (in whole or in part) has been delivered to or delivered by any Third Party with respect to any such Material Contract, nor, to the Knowledge of Seller, has any such termination been threatened in writing and (iv) Seller has provided to Buyer true, correct and complete copies of each Material Contract (including a written description of the material terms of all oral agreements or arrangements constituting a Material Contract) and any and all material amendments, modifications and supplements thereto.

4.10.            No Violation of Laws. Except as would not reasonably be expected to be material and adverse to the Company Group, no Company Group Member is in violation of or non-compliance with, nor has any Company Group Member been during the three-year period prior to the Execution Date in violation of or non-compliance with, any Laws with respect to its ownership and operation of the Assets. To the Knowledge of Seller, the Company Group has not received during the three-year period prior to the Execution Date written notice of any material violation of or non-compliance with any Laws, including with respect to its ownership or operation of the Assets or the operation of the Business.

4.11.            Royalties and Working Interest Payments. Except for such items that are being held in suspense as set forth on Schedule 4.11, (a) each Company Group Member as to Assets operated by any Company Group Member, (b) to Seller’s Knowledge, each Company Group Member’s predecessor-in-interest to any Wells operated by such predecessors-in-interest, and (c) to Seller’s Knowledge, each Third Party operator of the Assets as to Assets operated by such Third Party operator, has properly and timely paid (or caused to be paid) in all material respects, all (i) Royalties and other burdens upon, measured by or payable out of Hydrocarbons or sand produced from or attributable to such Assets and (ii) other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons or sand produced from or attributable to such Assets, in each case of (i) and (ii) in accordance with the applicable Leases and applicable Laws and, in each case of (i) and (ii) due as a result of such Company Group Member or its Affiliates’ ownership or operatorship of any Assets.

4.12.            Imbalances. Except as set forth on Schedule 4.12, there are no material Imbalances associated with the Assets as of the Effective Time.

4.13.            Current Commitments. Schedule 4.13 sets forth, as of the Execution Date, each authority for expenditures issued to conduct any operations or make any capital expenditures for an amount greater than $200,000 (net to any Company Group Member’s interest in the Assets) (collectively, the “AFEs”) relating to the Assets for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

4.14.            Taxes. Except as set forth on Schedule 4.14 and to the Knowledge of Seller with respect to any Assets operated by any Third Party:

(a)            All material Taxes required to be paid by or with respect to the Company Group or the Assets that have become due and payable have been duly and timely paid in full (whether or not shown as due and owing on any Tax Returns), and all material Tax Returns required to be filed by or with respect to any Company Group Member or the Assets have been duly and timely filed (taking into account any validly obtained extension of the due date for filing) and all such Tax Returns are true, correct and complete in all material respects.

(b)            There are no Encumbrances (other than Permitted Encumbrances) on any of the Assets of the Company Group attributable to any Taxes.

(c)            No audit, litigation or other proceeding with respect to material Taxes of or with respect to the Company Group or the Assets has been commenced or is pending or, to the Knowledge of Seller, threatened in writing, and neither Seller nor any Company Group Member has received written notice of any pending claim, deficiency, or proposed adjustment against it (which remains outstanding) from any applicable Governmental Authority for assessment of material Taxes of or with respect to the Company Group or the Assets and, to the Knowledge of Seller, no such claim has been threatened in writing.

(d)            None of the Assets is subject to any Tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(e)            None of the Company Group Members is a party to, or otherwise bound by, or currently has any material liability pursuant to, any Tax allocation, sharing, indemnity, or other similar agreement, other than any commercial Contract entered into in the ordinary course of business containing customary Tax allocation or tax-gross up provisions and which does not relate primarily to Taxes.

(f)            None of the Company Group Members has in force, is otherwise subject to or has requested or has been requested to file (i) any waiver of any statute of limitations in respect of any material Taxes which is still in effect or (ii) an extension of the time for filing any material Tax Return that has not yet been filed (other than customary automatic extensions to file any Tax Returns obtained in the ordinary course of business consistent with past practice).

(g)            All material Taxes required to be deducted and withheld by or with respect to the Company Group or the Assets have been deducted or withheld and, to the extent required under applicable Law, have been timely paid to the proper Governmental Authority, and the Company Group has complied in all material respects with all Tax information reporting and record keeping requirements under all applicable Laws with respect thereto.

(h)            None of the Company Group Members has any material liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state or local Law), (ii) as a transferee or successor, (iii) by operation of Law, or (iv) otherwise.

(i)            None of the Company Group Members will be required to include any material item or income in, or exclude any material item or deduction from, taxable income for any taxable period (or any portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction entered into prior to the Closing, (ii) any change in or use of an improper method of accounting prior to the Closing, (iii) any prepaid amount or deferred revenue received or accrued prior to the Closing, or (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Law) executed prior to the Closing.

(j)            None of the Company Group Members is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(k)            No unresolved claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group does not file a Tax Return that the Company Group is or may be subject to taxation, or required to file such type of Tax Return, in that jurisdiction.

(l)            The Company Group Members are in material compliance with all applicable Laws relating to escheat or unclaimed or abandoned property and are not subject to, nor have received notice of, any audit or proceeding relating to any escheat or unclaimed or abandoned property obligations.

(m)           None of the Company Group Members have ever made a SALT Election.

(n)           For U.S. federal income tax purposes, each Company Group Member is, and since formation has been, classified as an entity disregarded as separate from Seller.

4.15.            Brokers’ Fees. Except for fees included in Company Group Transaction Expenses, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Company Group Member and neither Seller nor any Company Group Member is a party to any agreement which would give rise to any valid claim against Buyer or its Affiliates (including, following the Closing, any Company Group Member), for any such fee or commission.

4.16.            Permits. Except as set forth on Schedule 4.16, each Company Group Member validly holds all material Governmental Authorizations required to be held by the applicable Company Group Member for the lawful conduct of the Business and the ownership, operatorship and use of the Assets by such Company Group Member (each, a “Material Permit”). All Material Permits are in full force and effect and the Company Group is in compliance, in all material respects, with each such Material Permit and no event has occurred or Proceeding is pending or, to the Knowledge of Seller, threatened in writing, to suspend, revoke, withdraw, adversely modify, terminate or materially limit any such Material Permit or that has had or would reasonably be expected to have a material impact on the ability of the Company Group to use such Material Permit or conduct its operations or that would result (after the giving of notice or lapse of time or both would permit) in the termination, revocation, suspension, withdrawal or restriction of any such Material Permit, or the imposition of any fine, penalty or other sanctions for violation of any requirements relating to any such Material Permits, in any material respect. None of Seller or its Affiliates has received written notice from any Governmental Authority alleging any violation of any such Material Permit by any Company Group Member that remains uncured.

4.17.            Environmental Laws. Except as set forth on Schedule 4.17:

(a)            the Company Group’s (and to Seller’s Knowledge, any Third Party operator’s) ownership and operation of the Assets is, and has been during the three-year period prior to the Execution Date, in material compliance with applicable Environmental Laws and Governmental Authorizations required thereunder;

(b)            none of the Company Group Members is the subject of any pending, or to Seller’s Knowledge, threatened Proceedings asserting, and there are no outstanding Orders related to, any actual or alleged non-compliance with or Liabilities under Environmental Laws;

(c)            none of the Assets operated by any Company Group Member nor any Company Group Member is subject to Environmental Liabilities that individually or in the aggregate reasonably would be expected to exceed $200,000, and with respect to the Assets operated by any Company Group Member and, to Seller’s Knowledge, operated by any Third Party, there has been no release of, exposure to or contamination by Hazardous Substance in violation of and that has given or would reasonably be expected to give rise to material Environmental Liabilities;

(d)            during the three-year period prior to the Execution Date, the Company Group has not received from any Governmental Authority or other Person any written notice of material violation of, alleged material violation of, or material and adverse Liability under any Environmental Law with respect to its ownership or operation of the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority or for which the Company Group has no further material obligations outstanding; and

(e)            Seller and the Company Group Members used commercially reasonable efforts to provide to Buyer copies of all material third-party environmental audits, assessments and reports prepared during the three-year period prior to the Execution Date, that relate to the Assets or the ownership or operation thereof by the Company Group, that are in their possession or actual control, and regarding an Asset’s or a Company Group Member’s compliance with or Liabilities under Environmental Laws.

4.18.            Payments for Production. Except for Imbalances or as disclosed on Schedule 4.18, no Company Group Member is subject to (a) any prepayment arrangement under any Applicable Contract for the sale of Hydrocarbons or sand that contains a “take or pay provision” or contains calls upon or options to purchase Hydrocarbons or sand, in each case, produced from or attributable to the Assets, (b) a production payment with respect to the Assets or (c) any other arrangement, other than gas balancing arrangements, in each case, that obligates such Company Group Member to deliver Hydrocarbons (or proceeds from the sale thereof) produced from or attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.

4.19.            Payout Status. Schedule 4.19 sets forth a true and complete list of the status of any “payout” balance, as of the date set forth on such Schedule, for those Wells operated by a Company Group Member or its Affiliates and with respect to all Wells operated by any Third Party, to the extent such information has been received by any Company Group Member from Third Party operators prior to the Execution Date, in each case, that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.20.            Bonds, Letters of Credit and Guarantees. Schedule 4.20 sets forth a complete and accurate list of all material bonds, cash collateral, cash deposits, cash escrows, treasury securities, security bonds, surety bonds, performance bonds, letters of credit, guarantees and other forms of credit assurances or other Credit Support posted or entered into by any Company Group Member (or by Seller, any Affiliate of Seller, or any Sponsor Affiliated Party for the benefit of the Company Group) to any Governmental Authority or Contract counterparty or in connection with the ownership or operation of the Assets by the Company Group.

4.21.            Employment and Benefits.

(a)            Schedule 4.21(a) includes a true and complete list of each Benefit Plan and each PEO Plan. The Company Group Members do not sponsor, maintain or contribute to any Benefit Plan.

(b)            Copies of the following materials have been made available to Buyer: (i) the most recent determination or opinion letters from the IRS with respect to any of the Benefit Plans, or PEO Plans and (ii) the most recent summary plan descriptions, summaries of material modifications, with respect to any of the Benefit Plans or PEO Plans.

(c)            None of the Company Group Members, nor any of their ERISA Affiliates, contributes to nor has any obligation to contribute to or has any actual or contingent Liability with respect to, or has at any time within six (6) years prior to the Execution Date contributed to or had an obligation to contribute to or had any actual or contingent Liability with respect to, and no Benefit Plan is (A) a multiemployer plan within the meaning of Section 3(37) of ERISA or (B) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Benefit Plan (x) is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code or (y) is a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Neither the Company Group nor any Benefit Plan provides or has any obligation to provide post-employment or post-termination health benefits, other than for a period that is not longer than the period required by Section 4980B of the Code or similar state Law.

(d)            Except as set forth in Schedule 4.21(d), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, would: (i) entitle any current or former employee or other individual service provider of any Company Group Member (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property), (ii) increase the amount of compensation or benefits due or payable to any such Person set forth in the preceding clause (i), (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit, (iv) require a contribution by any Company Group Member to any Benefit Plan, (v) restrict the ability of any Company Group Member to merge, amend or terminate any Benefit Plan, (vi) result in the forgiveness of any employee or service provider loan or (vii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(e)            Each Benefit Plan that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with, and has been maintained in form and operation in accordance in all material respects with the requirements of, Section 409A of the Code.

(f)            No Company Group Member has any current or contingent obligation to provide a gross-up, reimbursement, make-whole payment or other indemnity for any Taxes to any Person, including those imposed under Section 409A or Section 4999 of the Code.

(g)            No Company Group Member has any employees nor is any Company Group Member a party to an Applicable Contract that provides for the employment or engagement of any officer, employee or individual independent contractor. Seller has provided Buyer with a true, correct and complete list of: (i) all of the Business Employees (such list, the “Business Employee List”) as of the Execution Date and (ii) each individual who provides services to the Company (directly or indirectly through an entity of which such individual is a sole or primary owner) in the capacity of an independent contractor or consultant (each, a “Business Contractor”). Each Business Employee is a co-employee of the PEO pursuant to the PEO Plan and is on the PEO’s payroll.

(h)            No Company Group Member is a party to, and no Business Employee is covered by, any Collective Bargaining Agreement, and to the Knowledge of Seller, none is being negotiated.

(i)            As of the Execution Date, there is no unfair labor practice, charge or grievance arising out of a Collective Bargaining Agreement or other material labor grievance or arbitration proceeding pending, or, to Seller’s Knowledge, threatened, against or affecting any Company Group Member, and there has been no such practice, charge, grievance or arbitration pending or, to the Knowledge of Seller, threatened in the past three (3) years.

(j)            There is no strike, work stoppage, walkout, slowdown, picket, handbilling or lockout or similar labor dispute pending, or, to Seller’s Knowledge, threatened, against or involving any Company Group Member, and there has been no such dispute pending or threatened in the past three (3) years. There are no pending, or to Seller’s Knowledge, threatened organizing activities with any labor union, works council, employee representative or other labor organization, and no such activities have occurred in the past three (3) years.

(k)            Each Company Group Member is, and for the past three (3) years has been, in material compliance with all applicable Laws pertaining to labor, employment and employment practices, including all Laws relating to terms and conditions of employment, labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), wages, hours, overtime compensation, recordkeeping, child labor, classification of employees and contractors, hiring, promotion and termination of employees, meal and break periods, workers’ compensation, leaves of absence, paid time off, mass layoffs and plant closings (including the WARN Act), occupational health and safety, restrictive covenants, pay transparency, employee trainings and notices, affirmative action, automated employment decision tools and other artificial intelligence and unemployment insurance.

(l)            Each Company Group Member has reasonably investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against current or former officers, directors, partners, executives, employees, contractors or agents of any Company Group Member that have been reported to any Company Group Member or of which Seller had Knowledge in the past three (3) years. With respect to each such allegation reasonably deemed to have merit, the applicable Company Group Member has taken prompt corrective action reasonably calculated to prevent further improper action, and does not expect any material Liability with respect to any such matters.

(m)            No former Business Employee has experienced an “employment loss” (as defined in the WARN Act) during the forty-five (45) day period prior to the Execution Date.

4.22.            Insurance. Set forth on Schedule 4.22 is a true and complete list of all material insurance policies and contracts of insurance in force as of the Execution Date with respect to the Assets and maintained by or on behalf of any Company Group Member. All such policies and contracts of insurance are in full force and effect, all premiums due thereon have been paid by the applicable Company Group Member and each Company Group Member, as applicable, is otherwise in compliance with the terms and provisions of its respective policies. Except as set forth on Schedule 4.22, no claim relating to the Assets is currently pending under such policies as of the Execution Date.

4.23.            Derivative Financial Instruments. Schedule 4.23 sets forth the outstanding Derivative Financial Instruments of the Company Group as of the Execution Date.

4.24.            Wells.

(a)            There is no Well (i) in respect of which the Company Group or, to Seller’s Knowledge, any Third Party operator is obligated by any applicable Law or Contract to plug or abandon, are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority or that has received any Order or written notice from any Governmental Authority requiring that such Well be plugged and abandoned and for which such plugging and abandonment requirements have not been completed in all material respects; (ii) included in the Assets that are operated by a Company Group Member or its Affiliates or, to Seller’s Knowledge, any Third Party operator, that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases, Material Contracts and pooling or unit Orders or other instruments governing the Assets in all material respects; and (iii) that is operated by a Company Group Member or its Affiliates or, to Seller’s Knowledge, any other Well operated by a Third Party, that is subject to material penalties on allowables because of overproduction, underproduction or any other violation of applicable Laws or Governmental Authorization or any Order in all material respects that would prevent any such Well from being entitled to its full legal and regular allowable production.

(b)            Except as described on Schedule 4.24(b), other than Wells that have been plugged and abandoned in accordance with all applicable Laws in all material respects, there are no dry holes or shut in or otherwise inactive Wells included in the Assets operated by any Company Group Member or any of its Affiliates and, to Seller’s Knowledge, operated by any Third Party, that are located on the Lands that any Company Group Member is currently obligated by applicable Law, Contract or Lease to plug and abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority.

4.25.            Intellectual Property.

(a)            Each of the Company Group Members owns or has a valid license or right to use, as applicable, all Intellectual Property used or held for use in the conduct of the Business as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)            Neither Seller nor any Company Group Member has received written notice of or is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property of any Third Party (including, without limitation, pursuant to any Applicable Contract) in any material respect. To Seller’s Knowledge, no Third Party is infringing, misappropriating, diluting or violating the Intellectual Property of any of the Company Group Members. No Company Group Member has received any written notice of any material default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which such Company Group Member is a party or by which it is bound and neither Seller nor any Company Group Member has received written notice challenging the use thereof.

(c)            Each of the Company Group Members takes reasonable measures to protect the confidentiality of the material trade secrets and confidential information owned by the Company Group Members used in the Business and of any Third Parties who have licensed material trade secrets and confidential information to the Company Group Members for use in the Business.

4.26.            IT Systems. To the Knowledge of Seller, there is no, and during the three-year period prior to the Execution Date, there has been no material failure or other material substandard performance of any computer systems of the Company Group which has caused any material disruption to the Business. The Company Group has taken commercially reasonable actions to protect the integrity and security of the computer systems and the software information stored thereon from unauthorized use, access, or modification by Third Parties, and to the Knowledge of Seller, no such Third Party has obtained unauthorized access to such computer or software systems as of the Execution Date. During the three-year period prior to the Execution Date, to the Knowledge of Seller, there has been no actual or alleged security breach, or unauthorized use, access or intrusion, of any information technology system or any personal information, payment card information, confidential information, trade secret or any other such information collected, maintained or stored by or on behalf of the Company Group (or any loss, destruction, compromise or unauthorized disclosure thereof).

4.27.            Affiliate Transactions. Except for (a) any employment Contract with WildFire Energy, LLC, (b) any benefits under any Benefit Plan or PEO Plan, (c) the Organizational Documents of Seller and the Company Group Members or (d) as specifically disclosed on Schedule 4.27, there are no loans, Leases, commitments, guarantees, Contracts binding on any Company Group Member or the Assets, or other transactions or arrangements (oral or written) between Seller, any Affiliate of Seller (other than the Company Group Members) or any current or former director, officer, manager, employee, consultant or their immediate families or equity holder thereof, on the one hand, and any Company Group Member or any current or former director, officer, manager, employee, consultant or their immediate families or equity holder thereof, on the other hand (collectively, the “Affiliate Arrangements”). Except as set forth on Schedule 4.27, to the Seller’s Knowledge, there are no Sponsor Affiliate Arrangements with respect to any Company Group Member.

4.28.            Special Warranty of Title. Seller warrants Defensible Title to the Leases and Wells unto Buyer free and clear against every Person whomsoever lawfully claims the same or any part thereof by, through or under Seller and its Affiliates (including, prior to Closing, the Company Group Members), but not otherwise, subject, however, to the Permitted Encumbrances.

4.29.            Non-Consent Operations. Except as set forth in Schedule 4.29 and the payout balances set forth on Schedule 4.19, or as reflected in the before- and after-payout Working Interest and Net Revenue Interest set forth in the Exhibits attached to this Agreement, no operations are being conducted or have been conducted during the three-year period prior to the Execution Date with respect to the Assets as to which a Company Group Member has elected to be a non-consenting party under the terms of the applicable operating agreement and with respect to which the Company Group has not yet recovered its full participation.

4.30.        Suspense Funds. Schedule 4.11 lists all Suspense Funds held by the Company Group, or by Seller or its Affiliates (other than any Company Group Member) on behalf of the Company Group, as of the date shown thereon. All Escheat Funds have, in all material respects, been timely escheated in the amount required to the applicable Governmental Authority as required by applicable Laws. To Seller’s Knowledge, all proceeds from the sale of Hydrocarbons or sand produced from the Assets due and owing to any Company Group Member are being received by the Company Group in a timely manner and are not being held in suspense.

4.31.        Leases.

(a)            Except as set forth on Schedule 4.31(a) and except as would not be material to the Company Group:

(i)             to Seller’s Knowledge, (i) each Lease is a valid and binding obligation of the Company Group Member party thereto and of each other party thereto, (ii) none of the Company Group or any other party to a Lease is in material breach or violation of any provision of, or in material default under, any such Lease, and (iii) no event has occurred that, with or without notice, lapse of time or both, would constitute such a material breach, violation or default;

(ii)            the Company Group has made payments of all rentals, delay rentals, option payments, extension payments, and similar payments with respect to the Leases that are due from the Company Group in all material respects;

(iii)           as of the Execution Date, to Seller’s Knowledge, no party to any material Lease has filed or threatened in writing to file, any action to terminate, cancel, rescind or procure judicial reformation of any Lease or alleging any unresolved default under any Lease that remains unresolved; and

(iv)           there is no Lease in its primary term that will expire within twelve (12) months after the Execution Date.

(b)            Schedule 4.31(b) sets forth a list of all Leases subject to payments of rentals, delay rentals, option payments, extension payments, and similar payments that the Company Group or its Affiliates have paid during the twelve (12) month period prior to the Execution Date.

4.32.        Specified Matters. Except as set forth on Schedule 4.32, there are no unpaid, unfulfilled or unsatisfied material Liabilities incurred by, suffered by or owing by the Company Group (or by Seller on behalf of the Company Group) or claimed by any Third Party caused by, arising out of or resulting from the following matters, to the extent attributable to the Company Group’s ownership, use or operation of any of the Assets:

(a)            any personal injury or death, or damage to properties of Third Parties, occurring on or with respect to the ownership or operation of any Assets prior to the Closing Date;

(b)            any material administrative or civil fines or penalties or criminal sanctions imposed on the Company Group, to the extent resulting from any pre-Closing violation of applicable Law (including any Environmental Law) by any Company Group Member; or

(c)            any transportation or disposal, or the arrangement of any transportation or disposal, of Hazardous Substances from any Asset to a site that is not an Asset by or on behalf of any Company Group Member that is (or if known would be) in material violation of or that has given or would give rise to material Liability under applicable Environmental Law.

4.33.        Casualty Losses. There have been no Casualty Losses since the Balance Sheet Date with damages estimated to exceed $750,000 net to the interest of the Company Group with respect to any Assets operated by any Company Group Member or to Seller’s Knowledge, operated by a Third Party. As of the Execution Date, there is no pending or, to Seller’s Knowledge, threatened in writing Proceeding for Casualty Losses, condemnation or taking under right of eminent domain (whether permanent, temporary, whole or partial) with respect to any Asset or portion thereof operated by any Company Group Member or to Seller’s Knowledge, operated by a Third Party.

4.34.        Ownership and Sufficiency of Assets. Except as set forth in Schedule 4.34 and for the Excluded Assets, (a) no real property, right or interest material to the continued ownership and operation of the business of the Company Group or the Assets, as owned and conducted prior to the Execution Date by the Company Group, is currently held by (or is being retained by) Seller, any Affiliate of Seller (other than the Company Group) or any Sponsor Affiliated Party; (b) the Assets and other properties and assets owned or leased by the Company Group as of the Execution Date constitute and include all of the rights, assets, equipment, Contracts, data and records and other properties used or held for use by the Company Group in connection with the ownership and use of the Assets and the production and marketing of Hydrocarbons or sand therefrom by the Company Group and constitute all such rights, assets and properties necessary for the continued conduct by the Company Group of the Company Group’s business after the Closing, in all material respects in substantially the same manner as currently conducted, and constitute substantially the same assets which produced the results of operations reflected in the Financial Statements; and (c) the Assets do not constitute any rights, property or assets of the Seller’s, its Affiliates’ or any Sponsor Affiliated Party’s businesses as currently conducted. Except with respect to the Business Employees or as set forth on Schedule 4.34, no Excluded Subsidiary owns or holds any material asset, property, right or interest that is used or held for use in the ownership, operation or use of the Assets or the conduct of the business of the Company Group.

4.35.        Unrelated Activities. No Company Group Member has engaged in any material respect in any business other than the ownership, development, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, oil and gas properties and related assets (including the Burleson Sand Mine), gathering systems, pipelines and treatment and processing facilities, marketing of Hydrocarbons therefrom.

4.36.        Intentionally Omitted.

4.37.        Intentionally Omitted.

4.38.        Surface Use. The Company Group has, and the Assets (including the Surface Rights) include, a legal right of access to, and to produce from, all of the Wells operated by any Company Group Member.  To Seller’s Knowledge, the Surface Rights (other than the Surface Fee Properties) used in and material to the operation of the Oil and Gas Properties by any Company Group Member as currently owned and operated are in full force and effect.

4.39.        Intentionally Omitted.

4.40.        Certain Transfers. With respect to any lands included in or burdened by the Oil and Gas Properties for which any Company Group Member owned any depths other than the Target Formation(s), during the twelve (12) month-period prior to the Execution Date, except for (i) any fee mineral interests that were subsequently leased back to such Company Group Member pursuant to a Lease set forth on Exhibit B, (ii) any overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests as also correspondingly burden the Target Formations included in the Oil and Gas Properties, (iii) Permitted Encumbrances, (iv) contemporaneous transfers or sales of corresponding interests in the Target Formations, (v) any release of acreage or depth(s) pursuant to the express term of any Lease, and (vi) any matters set forth on Schedule 4.40, no Company Group Member has intentionally transferred or sold any material interests in such lands included in or burdened by the Oil and Gas Properties as to such depths or formations not included in the Target Formation(s).

4.41.        Burleson Sand Mine; Pipeline System.

(a)            The Company Group holds Good and Defensible Title to the Burleson Sand Mine and the Pipeline System, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances, or as would not reasonably be expected to have a material and adverse effect on the ownership and operation by the Company Group of the Burleson Sand Mine or the Pipeline System, in each case, as currently owned and operated by the Company Group.

(b)            Except as would not reasonably be expected to have a material and adverse effect on the ownership and operation by the Company Group of the Burleson Sand Mine and the Pipeline System, in each case, as currently owned and operated by the Company Group, no part of the material assets comprising the Burleson Sand Mine or Pipeline System is located on lands that are not subject to a Surface Right or other agreement, easement or surface right held by an entity of the Company Group permitting the location of such assets on the lands covered by such Surface Right, other agreement, easement or surface right, and no member of the Company Group has received any written notice of default under any instrument creating an interest in any such Surface Right, agreement, easement or surface right that remains unresolved.

(c)            There is not, nor, to Seller’s Knowledge, has there been threatened in writing, any (i) material breach or event of default on the part any Company Group Member with respect to any Surface Right that is used or held for use in connection with, and that is material to the operation of, the Burleson Sand Mine or Pipeline System, (ii) to Seller’s Knowledge, material breach or event of default on the part of any other party to any such Surface Right or (iii) material breach or event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Company Group Member with respect to any such Surface Right, or to Seller’s Knowledge on the part of any other party thereto.

(d)            There are no material gaps (including any material gap arising as a result of any breach by any Company Group Member of the terms of any such Surface Right) in the Surface Rights for the Burleson Sand Mine or Pipeline System, in each case, that would materially prohibit or materially impair the ability of the Company Group to operate the Burleson Sand Mine or Pipeline System in the Ordinary Course of Business.

(e)            No Company Group Member has acquired any interest in the Burleson Sand Mine or the Pipeline System through the use or threatened use of eminent domain or condemnation.

(f)            As of the Execution Date, the Pipeline System and the Burleson Sand Mine is, in each case, in an operable state of repair adequate to maintain normal operations as currently conducted by the Company Group (or by Seller or its Affiliates on behalf of the Company Group) in all material respects, ordinary wear and tear excepted.

4.42.        Officers and Bank Accounts; Powers of Attorney. Schedule 4.42 lists (a) all of the officers, directors and managers of the Company Group, (b) all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company Group, and (c) a complete list of all Persons holding powers of attorney issued by a member of the Company Group and, if applicable, a summary statement of the terms thereof that will remain in effect as of the Closing Date.

4.43.        Energy Regulatory Status.

(a)            Neither any Company Group Member nor Seller, nor any of their respective Assets or operations, is or has been subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under (i) the Natural Gas Act (15 U.S.C. §§ 717 et seq), as a “natural gas company” or as a holder of any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than as a holder of a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions, (ii) the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301, et seq), (iii) the Interstate Commerce Act, or (iv) the Public Utility Holding Company Act of 2005 (42 U.S.C. §§ 16451 et seq), and the FERC’s implementing regulations under any of the foregoing. During the past three (3) years, none of the Company Group or Seller, have conducted their respective businesses nor operated their respective Assets in such a manner as to subject themselves, or any of their respective Assets or operations, to regulation by the FERC pursuant to the foregoing statutes or regulations other than with respect to any exceptions noted in the foregoing.

(b)            Neither any Company Group Member nor Seller, nor any of their respective Assets or operations, is or has been subject to (i) regulation as a public utility, gas utility, common carrier, or similarly designated entity subject to the jurisdiction of any Governmental Authority, in each case, in connection with any Asset or (ii) rate regulation by any Governmental Authority. None of the Assets or any interests therein were acquired through the use or threatened use of eminent domain or condemnation.

(c)            The Company Group has not received notice from FERC or any other Person asserting that any of the Assets are, should, or will be regulated by FERC under the Natural Gas Act, Natural Gas Policy Act of 1978, the Interstate Commerce Act, or the Public Utility Holding Company Act of 2005, subject to rate regulation by any Governmental Authority.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC and publicly available prior to the Execution Date (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), each of the Buyer Parties, jointly and severally, represents and warrants to Seller as follows:

5.1.          Organization, Existence and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite company power and authority to own and operate its property and to carry on its business as now conducted. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and operate its property and to carry on its business as now conducted. Each of the Buyer Parties is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which (a) it carries on its business or owns assets or (b) where the actions to be performed by such Buyer Party make such qualifications or licensing necessary and, in each case, such qualification or licensing is required by Law, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

5.2.          Authority, Approval and Enforceability. Each of the Buyer Parties has full corporate or limited liability company, as applicable, power and authority to enter into, deliver and perform this Agreement and the Transaction Documents to which it is or will be a party and the transactions contemplated herein and therein. The execution, delivery and performance by such Buyer Party of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary company action on the part of such Buyer Party. This Agreement is, and each of the Transaction Documents to which such Buyer Party is or will be a party when executed and delivered by such Buyer Party will be, the valid and binding obligations of such Buyer Party and enforceable against such Buyer Party in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3.          No Conflicts. Except as disclosed on Schedule 5.3, the execution, delivery and performance by each of the Buyer Parties of this Agreement and the Transaction Documents to which such Buyer Party is or will be a party and the consummation of the transactions contemplated herein and therein by such Buyer Party will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of such Buyer Party or any resolution adopted by such Buyer Party’s board of directors, managers or officers, (b) conflict with, result in a violation or default of (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation, acceleration or modification of any terms of, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, or obligation under any material Contract by which such Buyer Party or its assets are bound, (c) conflict with, violate or result in a default under any Order applicable to such Buyer Party or its assets, (d) assuming HSR Approval has been received, conflict with or result in a violation of or default under any Law applicable to such Buyer Party or its assets (including the Assets), except in the case of clauses (b) through (d), where such conflict, default, Encumbrance, termination or violation would not reasonably be expected, to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Buyer Parties or materially impair the ability of the Buyer Parties to perform their respective obligations hereunder or the other Transaction Documents to which such Buyer Party is, or will be, a party.

5.4.          Consents. Except as disclosed on Schedule 5.4 and except for HSR Approval or Customary Post-Closing Consents, there are no consents or approvals that the Buyer Parties are required to obtain in connection with the execution and delivery of this Agreement and the Transaction Documents to which Buyer is or will be party or the consummation of the transactions contemplated hereby or thereby.

5.5.          Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against the Buyer Parties or their Affiliates. The Buyer Parties are not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. At and immediately after the Closing, the Buyer Parties (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in their respective businesses and (c) will not have incurred and do not plan to incur debts beyond their respective ability to pay as they become absolute and matured.

5.6.          Litigation. Except with respect to any Proceeding filed or threatened by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution and delivery by the Parties of this Agreement or the other Transaction Documents, or the consummation of the transactions hereunder or thereunder, there are no Proceedings pending, or to the Buyer Parties’ knowledge, threatened in writing against the Buyer Parties or their respective Affiliates that (a) challenge the validity or enforceability of the obligations of the Buyer Parties under this Agreement or the obligations of the Buyer Parties under the other Transaction Documents to which they are or will be a party or (b) that seek to prevent, delay or otherwise would reasonably be expected to materially adversely affect the consummation by the Buyer Parties of the transactions contemplated hereby or thereby. There exist no unsatisfied Orders of a Governmental Authority outstanding against the Buyer Parties or their respective Affiliates that would reasonably be expected to prevent or materially delay the consummation by the Buyer Parties of the transactions contemplated by this Agreement.

5.7.          Regulatory. Buyer (and its applicable Affiliates including the Company Group) is or will be upon the Closing and thereafter shall continue to be qualified per applicable Law to directly or indirectly own and assume (or continue, as applicable) operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause Buyer (and its applicable Affiliates including the Company Group) to be disqualified as such an owner or operator. To the extent required by any Law, Buyer has maintained or at Closing will have, and will hereafter or thereafter continue to maintain or cause the Company Group to continue to maintain, all lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Assets and will file or will cause the Company Group to file any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

5.8.          Financing.

(a)            The Buyer Parties acknowledge and agree that Buyer obtaining financing is not a condition to any of their obligations under this Agreement. For the avoidance of doubt, if any financing, including the Debt Financing or any Alternative Financing is not obtained for any reason and the conditions set forth in Article VII and Article VIII are otherwise satisfied (or validly waived), the Buyer Parties shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to the terms of this Agreement, it being understood that notwithstanding anything to the contrary in this Agreement, none of Seller’s or its Affiliates’ performance under Section 6.25 shall be taken into account with respect to whether any condition set forth in Section 7.2 shall be deemed satisfied, except and only to the extent that Seller has willfully breached its obligations in Section 6.25.

(b)            As of the Execution Date, Buyer has received and delivered to Seller (x) an executed commitment letter in respect of a senior unsecured bridge term loan facility, dated as of the Execution Date (including all exhibits, schedules and annexes thereto and each fee letter executed in connection therewith, collectively, the “Bridge Commitment Letter”) pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide to Buyer the amount of debt financing set forth therein (the “Bridge Financing”) solely for the Funding Requirements, and (y) an executed Amended and Restated Credit Agreement in respect of the Existing Buyer RBL Credit Facility (including all exhibits, schedules and annexes thereto and each fee letter executed in connection therewith, the “A&R Buyer RBL Credit Facility”, and together with the Bridge Financing, the “Debt Financing”). A true, correct and complete copy of each of the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility (in each case, redacted solely to remove any fees, economic terms and other commercially sensitive pricing information in customary fashion) has been provided to Seller. Buyer has fully paid any and all commitment fees or other fees required by the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility to be paid on or before the Execution Date. Except as set forth in the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility, there are no conditions precedent or other contingencies to the obligations of the parties thereto to fund the full amounts contemplated by the Debt Financing or any provisions that would be expected to reduce the aggregate amount of the Debt Financing set forth therein or the aggregate proceeds contemplated by the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility.

(c)            The proceeds of the Debt Financing, together with Other Sources, will be, if funded at the Closing, sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including (A) paying the Adjusted Purchase Price at Closing and (B) paying all fees and expenses of Buyer and its Affiliates related to the transactions contemplated by this Agreement, including the Debt Financing (collectively, the “Funding Requirements”).

(d)            Each of the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility is a legal, valid and binding obligation of Buyer, and to the knowledge of Buyer, each other party thereto, and is in full force and effect, enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto, and has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Buyer and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a material breach thereunder on the part of Buyer, or to the knowledge of Buyer and as of the Execution Date, any other party thereto. Assuming the satisfaction of the conditions set forth in Article VII and Article VIII as of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a failure to satisfy a condition precedent thereunder on the part of Buyer and, as of the date hereof, Buyer has no knowledge of any fact, occurrence or condition that would be expected to cause the financing commitments under the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility to terminate or be ineffective or any term or condition of closing such commitments thereunder required to be satisfied by Buyer pursuant to the Bridge Commitment Letter not to be met. No amendment or modification to, or withdrawal, termination or rescission of, the Bridge Commitment Letter or the A&R Buyer RBL Credit Facility is currently contemplated by Buyer or any of its Affiliates or, to the knowledge of Buyer, any Debt Financing Source, and the commitments contained therein have not been withdrawn or rescinded in any respect. Assuming the satisfaction of the conditions precedent in Article VII and Article VIII, as of the Execution Date, to Buyer’s knowledge, there are no facts or circumstances that would reasonably be expected to result in any of the conditions to the Debt Financing not being satisfied on a timely basis or that would cause the full amount of the Debt Financing to not be available to Buyer on the date on which the Closing would be required to occur pursuant to Section 9.1.

(e)            Except for each fee letter referred to in the Bridge Commitment Letter (collectively, the “Fee Letter”) (a true, correct and complete copy of which Fee Letter has been provided to Seller; provided, that provisions contained in the Fee Letter relating to fees, economic terms (including economic “flex” terms) and other commercially sensitive pricing information may be redacted in customary fashion (it being understood that Buyer hereby acknowledges and agrees that none of which redacted provisions would adversely affect the availability of, impose additional or new conditions, or expand or modify any existing conditions, or impair the validity of, or prevent or materially delay the consummation of the Debt Financing at the Closing)), there are no side letters or other agreements to which Buyer is a party related to the funding of the Debt Financing other than as expressly set forth in the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility that would impose any new conditions or expand the existing conditions to the Debt Financing Sources’ provision of the Debt Financing at the Closing or that would otherwise materially and adversely affect or delay the availability of the full amount of the Debt Financing at the Closing.

(f)            It is acknowledged and agreed that the Debt Financing may include Notes (as defined in the Bridge Commitment Letter) in lieu of the Bridge Loans (as defined in the Bridge Commitment Letter) and, as applicable, such Notes shall be deemed part of the Debt Financing for all purposes of this Agreement.

5.9.          Independent Evaluation. Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Company Group and the Assets, Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) able to bear the economic risks associated with the Company Group and the Assets, Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) except for the representations and warranties of Seller expressly set forth in Article III, Article IV and in the Seller’s Certificate, has not relied upon any representations or warranties, express, statutory or implied, as to the Company Group or the Assets or prospects of the Company Group or the Assets and that Buyer has relied or shall rely solely on its own independent investigation and evaluation of the Company Group and the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given on behalf of Seller, any of its Affiliates (including the Company Group) or any other Seller Indemnified Party, and (ii) has satisfied or shall satisfy itself through the representations and warranties in Article III, Article IV and in the Seller’s Certificate and the covenants and agreements set forth herein and its own due diligence as to the environmental and physical condition of and contractual arrangements and all other matters affecting the Company Group and the Assets. Buyer and its Representatives have had reasonable and sufficient access to documents, other information and materials as they consider necessary or appropriate to make their evaluations.

5.10.        Brokers’ Fees. None of the Buyer Parties nor their respective Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or its Affiliates shall have any responsibility.

5.11.        Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will directly or indirectly acquire the Equity Interests of the Company Group for its own account and not with a view to a sale, transfer or distribution thereof in violation of the Securities Act, any state blue sky Laws or any other securities Laws. Buyer understands that the aforesaid Equity Interests have not been registered under the Securities Act or under any state securities or blue sky Laws, and, as a result, are subject to substantial restrictions on transfer. Buyer acknowledges that the aforesaid Equity Interests must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky Laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such Laws.

5.12.        Capitalization.

(a)            The authorized capital of Parent consists solely of (i) 1,300,000,000 shares of Parent Class A Common Stock, (ii) 225,000,000 shares of Parent Class B Common Stock, (iii) 20,000,000 shares of Parent Class F Common Stock and (iv) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of July 16, 2026, the only issued and outstanding Equity Interests of Parent were 183,705,434 shares of Parent Class A Common Stock. Parent has, and at the Closing will have, sufficient authorized shares of Parent Class A Common Stock to enable it to issue the shares of Parent Class A Common Stock comprising the Equity Purchase Price. Parent is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Organizational Document of Parent in any material respect.

(b)            All of the issued and outstanding shares of Parent Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Parent, are fully paid and non-assessable and were not issued in violation of any preemptive or similar right.

(c)            Except as disclosed in the Parent SEC Documents, (i) there are no outstanding preemptive or other outstanding rights to subscribe or similar other rights with respect to the Equity Interests of Parent, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Equity Interests of Parent or requiring Parent to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Equity Interests, (iii) there are no equity holder agreements, voting agreements, irrevocable proxies, voting trusts, partnerships or other similar agreements or other rights or Contracts relating to the voting of any of the Equity Interests of Parent and (iv) no Equity Interests of Parent are reserved for issuance. All outstanding shares of the Parent Common Stock have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law. Neither Parent nor any Subsidiary of Parent has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for shares or securities having the right to vote) with the holders of the Parent Common Stock on any matter. Other than its wholly owned Subsidiaries, Parent does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. As of the Execution Date, there are no declared or accumulated but unpaid dividends in respect of any shares of Parent Common Stock or other Equity Interests of Parent.

(d)            Except as disclosed in the Parent SEC Documents, as of the Execution Date, Parent is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any Equity Interests of Parent.

5.13.         Valid Issuance. The shares of Parent Class A Common Stock comprising the Equity Purchase Price, when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive rights, rights of repurchase or forfeiture, purchase or call options, rights of first refusal, subscription rights, rights of participation, rights of maintenance or any similar rights, will have the rights, preferences and privileges specified in Parent’s Organizational Documents, and will be free of any Encumbrances, other than Encumbrances and restrictions on transfer (i) arising under any applicable federal and state securities Laws, (ii) arising pursuant to or otherwise set forth in the Organizational Documents of Parent or (iii) created or imposed by Seller or its Affiliates at or after the Closing. Assuming the accuracy of the representations and warranties of Seller set forth in Article III, the Parent Class A Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance with applicable securities Laws.

5.14.        SEC Documents; Financial Statements; No Liabilities.

(a)            Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it, including all amendments thereto, since December 31, 2024. All such documents, including all exhibits and schedules thereto, documents incorporated by reference therein (including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”)), and that Parent may file after the Execution Date and prior to the Closing Date, are referred to herein as the “Required Parent SEC Documents,” and such Required Parent SEC Documents, together with any voluntarily filed forms, reports or other document filed by Parent with the SEC on or since December 31, 2024, including all exhibits and schedules thereto, documents incorporated by reference therein, are referred to herein as the “Parent SEC Documents.” The Required Parent SEC Documents, at the time filed or furnished, (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Parent SEC Documents, at the time filed or furnished (except to the extent corrected or superseded by a subsequent Parent SEC Document filed prior to the Execution Date), did not (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) in the case of Parent SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and, in the case of interim financial statements, subject to normal year-end adjustments, and fairly present in all material respects in accordance with the applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial condition, results of operations, and cash flows of Parent and its Subsidiaries as of the dates and for the periods indicated therein.

(b)            Except as disclosed in the Parent SEC Documents filed or furnished prior to the Execution Date, there are no liabilities of or with respect to Parent that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Parent other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Parent as of December 31, 2025 (including the notes thereto) included in the Parent Financial Statements, (ii) liabilities incurred in the ordinary course of business since December 31, 2025 (none of which is a liability for breach of Contract, tort, violation of Law, infringement or misappropriation), (iii) fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents or (iv) liabilities that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.15.        Internal Controls.

(a)            Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure) as required by Rule 13a-15 of the Exchange Act, which such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter. Except as disclosed in the Parent SEC Documents, Parent has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 and 15d-15(f) under the Exchange Act) designed by, or under the supervision of, Parent’s principal executive and principal financial officers, or Persons performing similar functions, and effected by Parent’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements.

(b)            Since December 31, 2024, Parent has not become aware of, or been advised by its independent auditors of, any material weakness in the design or operation of internal controls that has not been so disclosed in the Parent SEC Documents. Since December 31, 2024, (i) Parent has not been advised by its independent auditors of any material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls, and Buyer and Parent have no Knowledge of any fraud that involves management or other employees who have a significant role in Parent’s internal controls and, except as disclosed in the Parent SEC Documents, there have been no changes in internal controls or, to the knowledge of Parent, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any material weakness.

5.16.        Form S-3. As of the Execution Date, Parent is eligible to register all of the Parent Class A Common Stock issued to Seller pursuant to the terms of this Agreement for resale by Seller under a Registration Statement on Form S-3 promulgated under the Securities Act.

5.17.        Listing Exchange. The Parent Class A Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE. The issuance of the shares of Parent Class A Common Stock comprising the Equity Purchase Price does not contravene any NYSE rules and regulations. Parent has taken no action to terminate the registration of the Parent Class A Common Stock under the Exchange Act or delist the Parent Class A Common Stock from the NYSE.

5.18.        No Stockholder Approval. The issuance and delivery by Parent of shares of Parent Class A Common Stock comprising the Equity Purchase Price does not require any vote or other approval of any holder of Parent Common Stock under applicable Law, the rules and regulations of the NYSE or the Organizational Documents of Parent.

5.19.        No Material Adverse Effect. Since the date of the Parent Financial Statements there has not occurred any Parent Material Adverse Effect.

5.20.        Investment Company Act. Neither Parent nor any of its Subsidiaries is, nor immediately after the Closing will be, registered or required to register as an investment company under the Investment Company Act of 1940, as amended.

Article VI
CERTAIN AGREEMENTS

6.1.          Conduct of Business.

(a)            From the Execution Date until the earlier of the Closing or termination of this Agreement in accordance with Article XIV, except as (w) contemplated or otherwise provided by the terms of this Agreement or the other Transaction Documents, (x) described in or contemplated by Schedule 6.1 (the “Ordinary Course Development Plan”), (y) consented to or approved in writing by Buyer (in its sole discretion with respect to clauses (ii) - (v), (vii), (ix), (xiii), (xvi)-(xviii), and (xx) and otherwise such consent not to be unreasonably withheld, conditioned or delayed) or (z) required by applicable Law or any existing Governmental Authorization or Contract in place as of the Execution Date and except for the operations covered by the AFEs and other capital commitments described on Schedule 4.13, Seller shall, and shall cause each Company Group Member to:

(i)             use commercially reasonable efforts to own (where applicable), operate (where applicable) and maintain its business and Assets (A) in the Ordinary Course of Business, (B) as would a reasonable and prudent operator and (C) in accordance with all applicable Laws, Applicable Contracts and Leases in all material respects;

(ii)            maintain its existence and not consolidate with any other Person;

(iii)           not make any material amendments or changes to its Organizational Documents or issue any additional Equity Interests in such Company Group Member;

(iv)           not adopt a plan of complete or partial liquidation or dissolution, file for bankruptcy, liquidate, dissolve, recapitalize, reorganize or otherwise wind up;

(v)            not purchase or redeem Equity Interests of any Person (including Equity Interests of the Company Group Members);

(vi)           not enter into a Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.9, or materially amend or change the terms of any Material Contract (excluding any Contracts as are reasonably necessary to conduct the operations set forth on Schedule 6.1 or otherwise in the Ordinary Course of Business);

(vii)          not hypothecate, affirmatively encumber, novate, trade, exchange, pledge, affirmatively relinquish, affirmatively abandon, transfer, sell or dispose of any portion of its Assets other than (A) the sale or disposal of Hydrocarbons or sand in the Ordinary Course of Business or (B) sales of equipment that is no longer necessary in connection with the maintenance, repair and operation of the Assets in the Ordinary Course of Business or for which replacement equipment of comparable or better value and utility is obtained;

(viii)         other than drawdowns in the Ordinary Course of Business made under the Credit Facility for the purpose of funding capital and operating expenses of the Company Group permitted under this Section 6.1, not (A) create, incur, guarantee, or assume any Indebtedness for Borrowed Money; (B) make any loans, advances, or capital contributions to, or investments in, any other Person; (C) mortgage or pledge any of the Assets or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances); (D) modify, in any material respects, the terms of any material Indebtedness for Borrowed Money of the Company Group, except for any such Indebtedness for Borrowed Money of the Company Group that will be repaid (or from which the Company Group will be released) at Closing; (E) cancel or compromise any material Liability owed to, or material claim of, the Company Group, except in the Ordinary Course of Business; or (F) make any loans, advances or capital contributions, other than loans, advances or capital contributions (x) to any of the Company Group or (y) to any employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the Ordinary Course of Business; provided that, the aggregate outstanding balance under the Credit Facility, together with any other Indebtedness for Borrowed Money incurred after the Effective Time shall not exceed $20,000,000 without the prior written consent of Buyer in its sole discretion;

(ix)            not voluntarily relinquish or resign its position as operator to anyone other than Buyer with respect to any of its Assets;

(x)            (A) other than inventory and other assets acquired in the Ordinary Course of Business (other than any Leases, Surface Rights, Governmental Authorizations and Contracts), not acquire properties or assets, including stock or other equity interests of another Person, with a value in excess of $750,000, whether through asset purchase, merger, consolidation, share exchange, business combination or otherwise and (B) not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or business entity;

(xi)            use commercially reasonable efforts to maintain and not cancel (unless replaced with a comparable insurance policy) or materially reduce the amount of its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by the Company Group as of the Execution Date (provided, that Seller may not fail to maintain such policies solely as a result of pricing without first consulting Buyer);

(xii)           not settle or compromise any Proceeding relating to its Assets, other than settlements or compromises that involve only the payment of monetary damages not in excess of $200,000 individually (excluding amounts to be paid under insurance policies);

(xiii)         not change or modify any material accounting policies of the Company, other than as required by GAAP or a change in applicable Law;

(xiv)         notify Buyer of (A) any material actions, claims, notices of violations, suits or Proceedings filed or received, or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates (other than frivolous or immaterial claims from Persons other than a Governmental Authority), that pertain to the Oil and Gas Properties, Burleson Sand Mine or the transactions contemplated by this Agreement, or any actual or threatened Casualty Loss, (B) any material release of Hazardous Substances at, on, under, in or from any of the Oil and Gas Properties or the Burleson Sand Mine of which Seller obtains Knowledge and that would reasonably be expected to result in any obligations for notification or reporting to a Governmental Authority or require material remediation by Seller or the Company Group under any Environmental Laws or (C) any material damage to or destruction of any Oil and Gas Properties or the Burleson Sand Mine to which Seller obtains Knowledge;

(xv)          use commercially reasonable efforts to keep Buyer reasonably apprised of any permitting, drilling, re-drilling, completion, shut-in, curtailment or other material field operations proposed or conducted with respect to any of the Oil and Gas Properties to the extent such operations are consistent with the development plan and budget set forth on Schedule 6.1, including to furnish Buyer with daily drilling, completion, flowback, re-frac, plugging and workover reports prepared in the Ordinary Course of Business with respect to such operations;

(xvi)         furnish Buyer on a weekly basis with copies of all drilling, completion and workover AFEs that the Company Group receives from or delivers to any Third Parties after the Execution Date which may (depending on applicable approvals) be binding on the Oil and Gas Properties after the Effective Time, in each case, in excess of $500,000, net to the Company Group’s Working Interest and in each case excluding to the extent related to Assets operated by Buyer and its Affiliates;

(xvii)        maintain the books of account and records relating to the Oil and Gas Properties and the Burleson Sand Mine in the Ordinary Course of Business, in accordance with its usual accounting practices;

(xviii)       not (A) adjust, split, combine or reclassify any Equity Interests or other ownership interest in any Company Group Member or amend the term of any Equity Interests or (B) issue, sell, pledge, transfer, dispose of or encumber, directly or indirectly, or authorize the issuance, sale, pledge, transfer, disposition or encumbrance of (x) any Equity Interests or any other ownership interest in any Company Group Member, (y) any Equity Interests convertible into or exchangeable or exercisable for any such Equity Interests or other ownership interest or (z) any rights, commitments, warrants or options to acquire or with respect to any such Equity Interests or other ownership interest or Equity Interests convertible or exchangeable into any such Equity Interests or other ownership interest;

(xix)          not (A) make (other than tax elections made in connection with filing Tax Returns in the Ordinary Course of Business), change, or revoke any material Tax election, (B) change any Tax accounting period or any Tax accounting method, (C) file any amendment to a material Tax Return, (D) settle or compromise any Tax contest or surrender any right to claim a refund of Taxes, (E) file any Tax Return in a manner inconsistent with past practice, (F) consent to any extension or waiver of the limitations period applicable to any Tax proceeding or audit, (G) enter into any Tax allocation, sharing, indemnity or other similar agreement (other than any commercial Contract entered into in the Ordinary Course of Business containing customary Tax allocation or tax gross-up provisions and which does not relate primarily to Taxes), or (H) initiate any discussion with any Governmental Authority regarding any voluntary disclosure or similar matter involving Taxes;

(xx)           not release, relinquish or abandon any of the Oil and Gas Properties or the Burleson Sand Mine, except (A) as required by Law, Governmental Authorization or any applicable Contract, or (B) for the expiration of any Lease in accordance with its terms;

(xxi)          not (x) propose or agree to participate in any operation with respect to the Oil and Gas Properties anticipated to cost in excess of $500,000, net to the Company Group’s aggregate interest, without the prior written consent of Buyer or (y) not elect to non-consent of any operation proposed by a Third Party with respect to the Oil and Gas Properties anticipated to cost in excess of $500,000, net to the Company Group’s aggregate interest, in connection with the Oil and Gas Properties except as set forth in clause (B) below:

(A)            with respect to any AFE for an operation to be conducted in connection with the Oil and Gas Properties that is anticipated to cost in excess of $500,000 per operation, net to the Company Group’s aggregate interest, upon receipt of such AFE from Seller, Buyer shall review and respond, within five (5) days of its receipt thereof (unless an earlier response is required pursuant to the terms of the Contract governing such AFE and Seller includes in its written notice to Buyer such earlier response deadline, but in any event no less than two (2) Business Days), to Seller in writing with respect to whether it desires to consent or non-consent the operation covered by such AFE; provided that if Buyer does not timely respond with its election with respect to any such AFE within such period described above, then Buyer shall be deemed to have responded to approve such AFE;

(B)            if Buyer affirmatively elects to non-consent to any such operation proposed by a Third Party that is anticipated to cost in excess of $500,000, net to the Company Group’s aggregate interest, the Company Group shall not be entitled to consent to such operation and shall timely non-consent to such operation; and

(C)            if any such operation is proposed by Buyer or its Affiliates, the Company Group may elect to participate or non-consent as to such operation in its sole discretion;

(xxii)         not adopt any plan of merger, consolidation or reorganization, convert to another form of entity, or change its jurisdiction of organization, name or principal office;

(xxiii)        not (A) establish, adopt, amend or terminate any Benefit Plan with respect to the Company Group, (B) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current or former employee who provides services to the Company Group, including any Business Employee, or other individual service provider of any Company Group Member or (C) terminate any Business Employee or other individual service provider of the Company other than for cause, whose annualized compensation opportunities would exceed $150,000;

(xxiv)        not (a) enter into, amend, extend, terminate, negotiate or modify any Collective Bargaining Agreement, or (b) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Business Employees or any employees of any Company Group Member;

(xxv)         not implement or announce any reductions in force, plant closings, or other actions that would trigger notice obligations under the WARN Act;

(xxvi)        in the event that the reasonably expected aggregate costs of any individual budget category by “Operational Type” (which “Operational Type” categories shall include (A) drill/complete/equip operations, (B) land work in preparation of drilling, (C) infrastructure work and (D) plugging and abandonment) set forth in the Ordinary Course Development Plan would reasonably be expected to result in the Company Group exceeding the budget for such “Operational Type” specified in the Ordinary Course Development Plan by more than ten percent (10%) in aggregate, the Company Group shall not propose, commit to or approve, or elect to participate in, any authorizations for any new capital expenditure pertaining to such “Operational Type” (whether proposed by a Third Party or otherwise) that individually is reasonably estimated to involve commitments in excess of $500,000 (net to the Company Group’s aggregate interest);

(xxvii)       not (A) amend, modify, supplement or waive any term of, or any right under, the indenture governing the Senior Notes, (B) take or omit to take any action that would, or would reasonably be expected to, result in a default or event of default under, or trigger any obligation to make an offer to repurchase, redeem or prepay, the Senior Notes, or (C) repay, prepay, redeem, retire, defease, purchase, acquire, or otherwise satisfy or discharge any principal amount of the Senior Notes, in whole or in part; and

(xxviii)      not commit to do (or not to do, as applicable) any of the foregoing.

(b)            Buyer’s approval of any action restricted by Section 6.1(a) shall be considered granted on the fifth (5th) day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Buyer) after receipt by Buyer of such request for consent unless Buyer notifies Seller to the contrary prior to such date. Notwithstanding anything in the foregoing to the contrary, in the event of an emergency, a serious and imminent risk to life, property, or imminent substantial threat to environment, or in connection with any health conditions (including any epidemic, pandemic, or disease outbreak) or required by applicable Law, Seller or the Company Group may take such action as a prudent operator would take, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(a), and shall notify Buyer of such action as soon as reasonably practicable thereafter. Notwithstanding anything to the contrary herein, Seller shall provide, or will cause its Affiliates to provide, Buyer copies of any authorizations for expenditures with respect to the Assets promptly after (but in any event within five (5) Business Days of) receipt thereof by Seller, any Company Group Member, or their Affiliates. Notwithstanding the notice provisions in Section 15.5, all requests for approval of any action restricted by, or any notices required to be delivered pursuant to, this Section 6.1 by Seller to Buyer shall be delivered to the following individual, which such individual shall have full authority to grant or deny such requests for approval on behalf of Buyer:

Magnolia Oil & Gas Operating LLC
Nine Greenway Plaza, Suite 1300
Houston, Texas 77046
Attn: Denise Speer, Vice President, Land and Land Acquisitions
Email: dspeer@mgyoil.com

(c)            Buyer acknowledges the Company Group may own undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners or operators who are not a Company Group Member shall not constitute a breach of the provisions of this Section 6.1 by Seller, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has caused the Company Group to vote its interests in a manner that complies with the provisions of this Section 6.1; provided, that, notwithstanding anything to the contrary in this Section 6.1, it is expressly agreed that Seller shall in no event have any Liability to Buyer with respect to the breach or failure of any covenant of Seller set forth in this Section 6.1 which arises from Seller’s or its Affiliate’s conduct of physical operation of the Oil and Gas Properties greater than that which it might have as the operator to a non-operator under the AAPL 610 (1989 Revision) form Operating Agreement to the extent the obligations under this Section 6.1 are also obligations thereunder.

6.2.         Consents and Approvals.

(a)            Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents).

(b)            In furtherance and not in limitation of the foregoing, if applicable, each of the Parties will make or cause its ultimate parent entity (as such term is defined in the HSR Act) to make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable after the Execution Date, but in no event later than ten (10) Business Days after the Execution Date. Thereafter, the Parties will as promptly as practicable respond appropriately to any requests for additional information and documentary material from any Governmental Authority concerning such transactions. Without limiting the foregoing, the Parties will cooperate to have the applicable HSR Act waiting period expire on or before the Outside Date.

(c)            Buyer shall not, and shall cause its Affiliates not to, enter into any merger, acquisition or similar transaction, or any agreement to effect any such transaction, or consummate or effect any such transaction, that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any necessary authorizations, approvals or consents as may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the expiration or termination of the applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Authority entering any Order, decree, judgment or injunction that enjoins, restrains, prevents or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (iii) materially increase the risk of not being able to remove any such Order, decree, judgment or injunction on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. In furtherance of Section 6.2(a), if any administrative or judicial action, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Antitrust Laws, Buyer shall use reasonable best efforts to defend against, contest, oppose and resist, and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby; provided, however, that Buyer and its Affiliates shall not be required to, and shall not be required to cause their Affiliates to (and Seller shall not, and shall not agree to, without Buyer’s prior written consent) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any Person, or agree or consent to any of the foregoing.

(d)            Each of the Parties shall, or shall cause their respective counsel to, furnish the other Party with such necessary information and reasonable assistance and cooperation as the other Party may reasonably request in connection with obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to the preparation of necessary filings or submissions. Each of the Parties shall, or shall cause their respective counsel to, supply to the other Party copies of all correspondence, filings or written communications by such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the other Transaction Documents (except their initial filings under the HSR Act); provided, that materials may be redacted to remove references concerning valuation, documents or information that reveal any Party’s negotiating objectives, strategies or purchase price expectations and documents or information covered by the attorney-client privilege or work product doctrine or other similar privilege or confidentiality concerns. To the extent not prohibited by such Governmental Authority, the Parties will (i) give each other reasonable advance notice of all meetings, discussions and communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (ii) not participate independently in any such meeting, discussion or communication without first giving the other Party (or the other Party’s outside counsel), to the extent permitted by such Governmental Authority, an opportunity to attend and participate in such meeting, discussion or communication (which, at the request of either Buyer or Seller, will be limited to outside antitrust counsel only), (iii) give the other Party reasonable advance notice of all oral communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iv) if any Governmental Authority initiates an oral communication regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, to the extent permitted by such Governmental Authority, provide an opportunity for the other Party to participate in such communication to the extent practicable and, if such Party cannot participate, promptly notify the other Party of the content and substance of such communication, (v) consult with each other prior to taking any material substantive position or in any written submission to, or in any meeting, discussion or communication with, any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (vi) provide each other with a reasonable advance opportunity to review, discuss and comment upon, and consider in good faith (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) the views of the other Party in connection with, all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and other materials made or submitted by or on behalf of any Party relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents) with a Governmental Authority regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that each Party will be solely responsible for the final content of any substantive oral or written communications of such Party with any applicable Governmental Authority. The Parties shall jointly determine all tactics and strategies relating to their compliance with this Section 6.2 and obtaining the termination or expiration of any applicable HSR Act waiting period, subject to each Party undertaking good faith consultations with and considering in good faith the views of the other Party into account. Notwithstanding any provision of this Section 6.2, no Party shall be required to provide the other Party with documents and information regarding the value of the transactions contemplated herein, or subject to the attorney-client privilege, work product doctrine or other similar privilege or confidentiality concerns absent entering into a mutually acceptable joint defense agreement.

(e)            Buyer shall pay all statutory filing fees associated with filings under the HSR Act, which such obligation, notwithstanding anything to the contrary herein, shall survive termination of this Agreement pursuant to Article XIV.

6.3.         Record Retention.

(a)            Seller and its Affiliates shall have the right to retain, at their sole cost and expense, to the extent not already included in the Excluded Assets, copies of (i) Records, and (ii) other books and records relating to the Company Group for legitimate business purposes as a Seller of the Acquired Interests from and after Closing, including Tax Returns or other information and documents (A) relating to Tax matters of the Company Group (including any other financial, accounting, work paper or supporting information or documents reasonably related to, and reasonably necessary in connection with, such Tax Returns or such Tax matters), in each case, relating to periods ending on or prior to the Closing Date, (B) relating to any information Seller may be required to disclose in compliance with applicable Law regarding the Business Employees, (C) as required by any legal or regulatory authority, including any applicable Law or regulatory request and (D)(1) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents, in each case subject to compliance in all material respects with applicable Laws, (2) all data room materials, and (3) all books and records prepared in connection with the transactions contemplated herein, including any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of any of the Company Group.

(b)            As soon as reasonably practicable after Closing, but in any event within thirty (30) days after the Closing, Seller shall deliver to Buyer originals (or copies if originals are not available) of all books and records of the Company Group or relating to the Assets (which may be delivered in electronic format, if originals are maintained in such format by Seller, in which case Seller shall deliver such electronic records within two (2) Business Days after the Closing) that are in the possession of Seller or any Affiliate of Seller; provided, however, that all employee files in the possession of Seller and its Affiliates shall be excluded from the records delivered to Buyer pursuant to this Section 6.3(a)(i).

(c)            From and after the Closing, Buyer will use its commercially reasonable efforts to retain, or to cause the Company Group to retain, all books, records and other documents pertaining to the Company Group, including the Business and the Assets, in existence on the Closing Date and to make the same available after the Closing Date for examination and copying by Seller or its Representatives, at Seller’s sole expense, upon reasonable notice during business hours to the extent not retained by Seller in accordance with Section 6.3(a)(i). Buyer agrees that no such books, records or documents will be destroyed by Buyer or its Affiliates (including the Company Group) until seven (7) years following the Closing and that thereafter no such books, records or documents will be destroyed without first advising Seller in writing and providing to Seller a reasonable opportunity to obtain possession or make copies thereof at Seller’s sole expense.

6.4.         Bonds. The Parties understand that none of the bonds, letters of credit, guaranties and similar instruments, if any, listed on Schedule 6.4 posted by Seller, its Affiliates (other than the Company Group) or any Sponsor Affiliated Party with Governmental Authorities or Third Parties relating to the Company Group or the Assets will be transferred to Buyer. On or prior to Closing, Buyer (with reasonable cooperation from Seller or its applicable Affiliate) shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit, guaranties and similar instruments listed on Schedule 6.4, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit, guaranties and similar instruments posted by Seller, its Affiliates (other than the Company Group) or any Sponsor Affiliated Party or to consummate the transactions contemplated by this Agreement. From and after Closing, until and to the extent Buyer has not obtained, or caused to be obtained in the name of Buyer, replacements for any such bonds, letters of credit, guaranties and similar instruments, Buyer shall (a) indemnify the Seller Indemnified Parties against all Liabilities incurred by the Company Group under any such bonds, letters or credit, guaranties or similar instruments, as applicable, for which Buyer has not obtained replacements, or caused replacements to be obtained in the name of Buyer and (b) not amend, modify or renew any Contract then subject to, or guaranteed or otherwise supported by, any such obligation without the written consent of Seller.

6.5.          Public Statements.

(a)            The Parties shall, to the extent reasonably possible, consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement, the other Transaction Documents or the transactions contemplated herein and both Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, or other disclosure that is reasonably expected to result in a press release or public announcement, relating to the subject matter of this Agreement (each such announcement, a “Public Announcement”) may be issued or made by either Party or its Affiliates, without the written approval of the other Party, which shall not be unreasonably withheld, conditioned or delayed (collectively, the “Public Announcement Restrictions”). Notwithstanding the foregoing, on and after the Execution Date, Buyer may make a Public Announcement regarding the existence of this Agreement, the contents of this Agreement, and the transactions contemplated by this Agreement without the prior written consent of Seller; provided, however, that Buyer delivers written notice to Seller at least forty-eight (48) hours prior to the issuing of such Public Announcement (which notice will include a draft thereof). Except to the extent required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange or to the extent requested by a Governmental Authority (by oral questions, interrogatories, requests for information or documents in legal Proceedings or pursuant to a subpoena, civil investigative demand or other similar process) or in connection with a routine audit, Seller may make a Public Announcement regarding the existence of this Agreement, the contents of this Agreement, and the transactions contemplated by this Agreement without the prior written consent of Buyer only (a) after Buyer has issued a Public Announcement, and (b) if Seller delivers written notice to Buyer at least one (1) Business Day prior to the issuing of such Public Announcement (which notice will include a draft thereof); provided that in no event may a Public Announcement made by Seller disclose any facts or information not contained in Buyer’s Public Announcement or that are contradictory to Buyer’s Public Announcement unless Buyer’s statements are not true in any material respect. Further, the Public Announcement Restrictions will not restrict Public Announcements to the extent made (i) in order for either Party or any of its Affiliates to comply with applicable Laws or stock exchange rules or regulations and provided (A) it is limited to those disclosures that are required to so comply and (B) the disclosing Party provides the other Party with prior written notice of the disclosure and a reasonable opportunity to provide comments thereon or (ii) in connection with communications or presentations to investors of either Party or actual or potential financing sources. Notwithstanding the foregoing, this Section 6.5 shall not restrict either Party from making disclosures that are required pursuant to Contracts, Leases or Surface Rights, or from complying with any disclosure requirements of Governmental Authorities that are applicable to or triggered by the transfer of the Acquired Interests or the Assets or of the operation thereof or for purposes of clarification and avoidance of doubt, by the Parties to their respective Affiliates, accountants, legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses, provided that such Persons are, in each case, subject to an obligation of confidentiality with respect to such information. Except as required by applicable Laws or stock exchange rules or regulations, Buyer will not disclose a copy of this Agreement in any filings pursuant to such Laws or stock exchange rules or regulations. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.5 will survive the termination of this Agreement pursuant to Article XIV and the Closing.

(b)            Subject to Section 6.5, except as required by applicable Law (including to the extent required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates) or to the extent requested by a Governmental Authority (by oral questions, interrogatories, requests for information or documents in legal Proceedings or pursuant to a subpoena, civil investigative demand or other similar process) or in connection with a routine audit, each Party agrees that it will keep confidential and will not use, disclose or divulge (except as permitted by this Agreement) the terms of this Agreement and the transactions contemplated hereby, unless such information is known, or until such information becomes known, to the public without wrongful disclosure by any receiving Party or its attorneys, accountants, consultants, other professionals, Affiliates, or partners, or such information is required, in a Party’s legal counsel’s written opinion, to be disclosed in legal or administrative proceedings; provided, however, that if a Party’s legal counsel determines that such disclosure is required, the receiving Party shall immediately (and, in any event, within five (5) Business Days) notify the disclosing Party in writing prior to disclosure so that the disclosing Party can seek a protective order or other reasonable protections to avoid unnecessary disclosure; and provided, further that the Parties may disclose such information (i) to their respective attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services and (ii) to any Affiliate (including Warburg Pincus LLC or Kayne Anderson Capital Advisors, L.P.) or direct or indirect equityholder, member or lender of Seller or Affiliate of Buyer, as applicable; provided that such Persons also agree to keep such information confidential and to protect such information as required by this Agreement.

6.6.         Confidentiality.

(a)            Buyer acknowledges that, pursuant to its right of access to the Records or the Assets in accordance with Section 10.1, Buyer and its Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of the Company Group. Buyer acknowledges and agrees that such information is Evaluation Material (as defined in the Confidentiality Agreement), and Buyer shall ensure that such Evaluation Material is held in accordance with the terms of the Confidentiality Agreement. The Parties hereby agree that the Confidentiality Agreement is hereby amended to extend the term of the confidentiality obligations therein until the later of (i) the term as set forth in the Confidentiality Agreement, and (ii) the nine (9) month anniversary of the date on which this Agreement is terminated; provided that if Closing should occur, the foregoing confidentiality restrictions on Buyer, including the Confidentiality Agreement shall terminate (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and (iii) information related to interests and assets other than the Company Group and the Assets). Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if the Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I environmental assessment or any other environmental assessment performed on the Assets under Section 10.1 except as expressly permitted by the Confidentiality Agreement. Notwithstanding any non-solicitation restrictions set forth in the Confidentiality Agreement, Buyer shall retain the right to (i) conduct interviews with employees of the Company Group and (ii) extend offers of employment to such employees for employment following the Closing in accordance with the terms of this Agreement.

(b)            Subject to Section 6.5, except as required by applicable Law (including to the extent required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates) or to the extent requested by a Governmental Authority (by oral questions, interrogatories, requests for information or documents in legal Proceedings or pursuant to a subpoena, civil investigative demand or other similar process) or in connection with a routine audit, each Party agrees that it will keep confidential and will not use, disclose or divulge (except as permitted by this Agreement) the terms of this Agreement and the transactions contemplated hereby, unless such information is known, or until such information becomes known, to the public without wrongful disclosure by any receiving Party or its attorneys, accountants, consultants, other professionals, Affiliates, or partners, or such information is required, in a Party’s legal counsel’s written opinion, to be disclosed in legal or administrative proceedings; provided, however, that if a Party’s legal counsel determines that such disclosure is required, the receiving Party shall immediately (and, in any event, within five (5) Business Days) notify the disclosing Party in writing prior to disclosure so that the disclosing Party can seek a protective order or other reasonable protections to avoid unnecessary disclosure; and provided, further that the Parties may disclose such information (i) to their respective attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services and (ii) to any Affiliate or member or lender of Seller or Affiliate of Buyer, as applicable; provided that such Persons also agree to keep such information confidential and to protect such information as required by this Agreement.

6.7.         Employee Matters.

(a)            Within one (1) Business Day after the Deposit has been funded in accordance with this Agreement, Seller will provide Buyer with (x) an updated Business Employee List with each Business Employee’s (a) job title, (b) annual base salary or hourly rate of pay, (c) classification as exempt or non-exempt under the Fair Labor Standards Act, (d) target bonus opportunity, (e) hire date and service date (if different), (f) leave status (including expected duration of any leave), (g) details of any visa or work permit; and (h) primary work location and (y) an updated list with respect to each Business Contractor, including his or her (a) services performed, (b) date of engagement and anticipated engagement end date and (c) compensation terms and total compensation earned in the past year. No later than (10) Business Days prior to the Closing Date, Seller shall provide Buyer with a revised Business Employee List, updated as of such date. From and after the Execution Date, Buyer and its Affiliates shall be provided a reasonable opportunity to meet with and interview any Business Employee upon reasonable prior notice and during normal business hours in connection with prospective employment with Buyer or an Affiliate of Buyer and offer employment on terms of employment consistent with Buyer’s practices and policies and in accordance with this Section 6.7 to any such Business Employee for employment commencing as of the Start Date or such other date as may be mutually agreed to in writing by Seller and Buyer. Buyer is responsible for scheduling any such meetings or interviews and Seller and its applicable Affiliates shall reasonably assist Buyer with respect to such scheduling; provided that a Representative of Seller or its Affiliates may be present for such meetings or interviews if requested by Seller. No later than two (2) Business Days prior to, as applicable, (i) the Closing or (ii) the delivery of a Termination Notice (as defined in the Transition Services Agreement) in respect of any Service Type (as defined in the Transition Services Agreement), Buyer shall provide Seller with a list of all Business Employees who have accepted offers of employment (“Employment Offers”) at such time with Buyer or its Affiliates. If an Employment Offer is accepted by the applicable Business Employee (each such Business Employee who accepts an Employment Offer, a “Hired Employee”), such Hired Employee’s employment with Buyer or its Affiliates (as applicable) will commence on the first Business Day after the expiration or termination of the term for the applicable “Services” (as such term is defined in the Transition Services Agreement) provided by such Hired Employee pursuant to the Transition Services Agreement (the “Start Date”). Buyer shall provide a list of all Hired Employees to Seller no later than fourteen (14) days prior to the termination of the Transition Services Agreement.  As of the applicable Start Date for each Hired Employee, such Hired Employee will cease to be employed by WildFire Energy, LLC and will assume employment with Buyer or its Affiliates (including, following the Start Date, the Company Group).

(b)            Seller agrees to provide to Buyer, as of ten (10) days prior to the Closing, a list of any “employment losses” (as defined in the WARN Act) experienced or anticipated to be experienced by any current or former Business Employee during the ninety (90)-day period prior to the Closing. Such list shall include, with respect to each such Business Employee, the date of the employment loss and the applicable site of employment. Buyer and its Affiliates shall not, and shall cause the Company Group not to, take any action following the Closing Date that could result in WARN Act Liability without complying in all material respects with the WARN Act. Seller and its Affiliates (including WildFire Energy, LLC) shall have no WARN Act obligations or liabilities with respect to any Hired Employees after the applicable Start Date.

(c)            Without limiting the scope of this Section 6.7, Seller shall provide or cause to be provided to each Business Employee who is not a Hired Employee or a Key Employee, a severance payment in an amount equal to six (6) months’ worth of such Business Employee’s base salary or hourly wages, as applicable (the “Severance Payment”), subject to the applicable Business Employee’s (i) continuous employment with Seller or its Affiliates until the termination of all of the Services pursuant to the Transition Services Agreement and (ii) execution and non-revocation of a customary release of claims in favor of the Seller, Buyer and their respective Affiliates which Severance Payment shall be payable in a lump sum within sixty (60) days following such Business Employee’s termination of employment with Seller or its Affiliates. The Severance Payments shall be subject to all applicable deductions and withholdings and in no event shall exceed $9,000,000 in the aggregate. Within five (5) Business Days of the termination of the Transition Services Agreement, Seller shall provide Buyer with the aggregate amount of the anticipated Severance Payments and the expected timing of payment thereof. After all of the Severance Payments, as applicable, have been paid, Seller shall provide written notice thereof to Buyer and Buyer shall promptly (and in any event within thirty (30) days following such confirmation of the payment of all applicable Severance Payments by Seller or its Affiliates) reimburse Seller or its Affiliates for the aggregate amount of all such Severance Payments paid by Seller or its Affiliates.

(d)            The Parties acknowledge and agree that Buyer shall be responsible for and shall pay each Hired Employee who is not a Key Employee a one-time retention bonus equal to four (4) months’ worth of such Hired Employee’s base salary or hourly wages, as applicable, subject to applicable deductions and withholdings, which such retention bonus shall be due and paid by Buyer to any such Hired Employee within thirty (30) days following the applicable Start Date with respect to such Hired Employee.

The provisions of this Section 6.7 are solely for the benefit of the Parties hereto and nothing in this Section 6.7, express or implied, shall confer upon any Business Employee, or representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.7, express or implied, shall be (i) deemed an amendment of any Benefit Plan or PEO Plan providing benefits to any Business Employee, or (ii) construed to prevent Buyer or any of its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or any of its Affiliates may establish or maintain.

6.8.         Affiliate Services. Except as specifically provided in the Transition Services Agreement, Seller and its Affiliates shall have no obligation to provide any services with respect to the Company Group or the Assets from and after the Closing and, unless otherwise agreed to in writing by Seller and Buyer, all Contracts between any Company Group Member, on the one hand, and Seller, any of Seller’s other Affiliates or any Sponsor Affiliated Party, on the other hand, shall be terminated effective as of the Closing Date.

6.9.         Information Technology. Prior to the Closing, Seller shall be entitled to erase any data solely to the extent constituting or relating to any Excluded Assets or other assets or properties and solely to the extent not related to the Assets or Business or necessary for the operation or use of the Assets, from any desktop, laptop, smart phone, tablet or other mobile computing device, network gear, data center gear and any other information technology equipment held by the Company Group and included in the Assets.

6.10.         Insurance Matters.

(a)            Buyer acknowledges and agrees that, from and after the Closing Date, (i) all insurance arrangements maintained by Seller or its Affiliates for the benefit of any Company Group Member (the “Seller Insurance Policies”) will be terminated as of Closing and no further property, business interruption or other Liabilities occurring after the Closing shall be covered under any such insurance arrangements, (ii) none of the properties or assets of the Company Group will be covered under Seller Insurance Policies following the Closing Date, and (iii) Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to post-Closing insurance coverage for the properties and assets of the Company Group.

(b)            Subject to Section 6.19, Seller and its Affiliates shall be entitled to receive and retain any and all amounts paid to insured Persons pursuant to any Seller Insurance Policy in respect of any insurance claim relating to the conduct of the business of the Company Group prior to the Closing Date.

6.11.        Officers & Directors.

(a)            From and after the Closing, Buyer shall cause the Company Group to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Execution Date or who becomes prior to the Closing, a manager, director, officer, employee or equityholder of Seller, the Company or any other Company Group Member (and their equityholders, officers, directors and employees), consultant, representative or agent of Seller or the Company Group (the “D&O Indemnified Parties”) against any and all Liabilities that are paid in settlement of or in connection with any threatened or actual claim, demand, action, cause of action, suit, motion, controversy, proceeding or investigation (each a “D&O Claim”) based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a manager, director, officer, employee, equityholder, consultant, representative or agent of Seller, any Company Group Member or is or was serving at the request of Seller or the Company Group as a manager, director, officer, employee, controlling Person or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“D&O Indemnified Liabilities”), in each case as set forth in Organizational Documents as of the date hereof and Buyer shall cause the Company Group to pay expenses in advance of the final disposition of any such D&O Claim to each D&O Indemnified Party to the fullest extent set forth in the Organizational Documents as of the date hereof. Any D&O Indemnified Party claiming indemnification under this Section 6.11, upon learning of any such D&O Claim, shall notify Buyer (but the failure so to notify shall not relieve Buyer from any liability that it may have under this Section 6.11 except to the extent such failure materially prejudices Buyer’s position with respect to such D&O Claim). Buyer shall, and shall cause the Company to require any successor to the Company (whether by merger, purchase or otherwise) to be bound by the provisions of this Section 6.11.

(b)            For a period of six (6) years following the Closing, Buyer shall not, and shall not permit any Company Group Member to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Organizational Documents of Buyer or such Company Group Member relating to exculpation, indemnification or advancement of expenses for any D&O Indemnified Party, it being the intent of the Parties that the D&O Indemnified Parties shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.

(c)            At or prior to the Closing, Seller shall, or shall cause the Company to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years following the Closing with respect to D&O Claims and D&O Indemnified Liabilities, with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties as the Company Group’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy shall be borne by Buyer and any costs related thereto paid by Seller, if any, shall be reimbursed to Seller by Buyer at the Closing; provided, however, that Buyer shall not be required to pay a premium for the D&O Tail Policy in excess of three hundred percent (300%) of the annual premium currently paid by the Company Group for its existing directors’ and officers’ liability insurance coverage; and provided, further, however, that if the premium for such insurance coverage exceeds three hundred percent (300%) of such existing annual premium, then the Company Group shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount.

(d)            The provisions of this Section 6.11 (i) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Persons identified in Section 6.11(a), their heirs and their personal representatives, (ii) shall be binding on all successors and assigns of Buyer and the Company Group and (iii) may not be terminated or amended in any manner adverse to such Persons without their prior written consent.

(e)            The Parties acknowledge that certain of the D&O Indemnified Parties might have certain rights to indemnification and advancement of expenses from certain of Seller or its Affiliates (the “Seller D&O Parties”) or other Persons (collectively, the “Other Indemnitors”) for facts, events and circumstances that would also give rise to indemnification and advancement of expenses from the Company (the “Buyer D&O Parties”). Notwithstanding the foregoing, following the Closing and subject to each D&O Indemnified Party first using commercially reasonable efforts to assert claims for such coverage under the D&O Tail Policy as is available under its terms (which efforts, for the avoidance of doubt, will not require the initiation of any Proceedings), the Parties acknowledge and agree that (i) the Buyer D&O Parties shall be the indemnitors of first resort (i.e., the Buyer D&O Parties’ obligations to provide indemnification and advancement of expenses are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary to the Buyer D&O Parties) with regard to matters arising from the affairs of the Company Group, (ii) the Buyer D&O Parties shall be required to advance the full amount of expenses incurred by such D&O Indemnified Party in accordance with the applicable Organizational Documents of any Company Group Member as in effect as of the date hereof and to the extent permitted under applicable Law, and (iii) Buyer, for itself and on behalf of the other Buyer D&O Parties, irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect of any such advancement or payment made or required to be made by the Buyer D&O Parties. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of any D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from Buyer or the Company Group shall affect the foregoing and the Other Indemnitors shall have a right of contribution or subrogation to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against Buyer and the Company Group. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 6.11(e).

(f)            The provisions of this Section 6.11 are intended to be for the benefit of each D&O Indemnified Party, his or her heirs and his or her representatives.

6.12.         R&W Insurance Policy. Buyer may obtain, at its sole election, a R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to at all times expressly provide that (i) the insurer(s) issuing the R&W Insurance Policy shall waive or otherwise not pursue any subrogation, contribution, or other rights in connection with this Agreement and the transactions contemplated hereby against Seller or any of its past, present or future Representatives (collectively with Seller, the “Seller Related Parties”), except against a Seller Related Party in the case of Fraud (as defined in this Agreement) by such Seller Related Party (the “Subrogation Waiver”), (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s), (iii) the Seller Related Parties are express third-party beneficiaries of the foregoing Subrogation Waiver and each Seller Related Party may rely upon and enforce the Subrogation Waiver as express third-party beneficiaries of the Subrogation Waiver and (iv) the Subrogation Waiver and any other provision of the R&W Insurance Policy affecting such Subrogation Waiver shall not be amended, modified, or otherwise changed in a manner adverse to any Seller Related Party without the prior written consent of Seller. Buyer shall pay, or cause to be paid, any and all costs and expenses it incurs in obtaining the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, taxes, and other similar fees and expenses of such policy, as such costs and expenses are due. The Parties acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII and Article VIII, to consummate the transactions contemplated by this Agreement. Buyer agrees that the absence of coverage under the R&W Insurance Policy or the failure of the R&W Insurance Policy to be in full force and effect for any reason shall not expand, alter, amend, change, or otherwise affect the liability of the Seller Indemnified Parties under this Agreement or otherwise.

6.13.         Derivative Financial Instruments. From and after the Execution Date, until the earlier of Closing and the termination of this Agreement, Seller shall not and shall cause the Company Group not to voluntarily terminate, unwind, amend or modify, or waive or transfer any right or obligation under, any of the outstanding Derivative Financial Instruments without the consent of Buyer. From and after the Execution Date, Seller shall not (and shall cause the Company Group not to) enter into any additional Derivative Financial Instruments with respect to the Assets. At Closing, to the extent required by counterparties to the Derivative Financial Instruments for the same to remain in effect, Seller and Buyer shall cause the Company Group to novate all of the Derivative Financial Instruments to Buyer or any of its Affiliates and Buyer and its Affiliates shall take all such actions as are reasonably necessary to enable such novations, including providing all documentation and credit support requested or required by the counterparties to such Derivative Financial Instruments and entering into all such documents necessary to effectuate such novations. Buyer shall promptly reimburse Seller for any fees paid by Seller to a counterparty to the Derivative Financial Instruments that were necessary to effect any novation of such Derivative Financial Instruments, provided Seller shall consult with Buyer regarding any such fees prior to agreeing to pay for such fees. For the avoidance of doubt, the novation of the Derivative Financial Instruments and any action taken by Seller or the Company Group in connection therewith shall not constitute a breach of Section 6.1.

6.14.         Use of Name and Seller’s Marks.

(a)            With respect to the phase-out of the use of the names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar Intellectual Property (or any variation or derivative of such names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar Intellectual Property confusingly similar thereto) of Seller or any of its Affiliates, including the use of the name or trademarks of “WildFire” (collectively, the “Seller’s Marks”), Buyer agrees as follows: (i) as soon as practicable following the Closing, but in no event later than ten (10) Business Days after Closing, Buyer shall, and after the Closing shall cause the Company Group Members to, change the name of each applicable Company Group Member to a name that does not include any of Seller’s Marks or comprise any colorable imitations thereof and provide evidence of such name change to Seller; and (ii) as soon as practicable following the Closing, but in no event later than ninety (90) days after Closing, Buyer shall, and after the Closing shall cause the Company Group Members to, cease and permanently discontinue any and all uses of any of Seller’s Marks and any colorable imitations thereof, and remove or cover all Seller’s Marks from or on, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the possession or under the control of the Company Group or on the Assets bearing any of Seller’s Marks, and provide Seller with written confirmation thereof.

(b)            In no event shall Buyer or any of its Affiliates (including, after Closing, the Company Group) use any of Seller’s Marks after Closing in any manner or for any purpose different from the use of such Seller’s Marks by the Company Group Members preceding the Closing, and none of them shall affix or include any of Seller’s Marks, or any colorable imitations thereof, on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing. Buyer, for itself and its Affiliates (including, after Closing, the Company Group Members), agrees that, after the Closing Date, Buyer and its Affiliates (including, after Closing, the Company Group) will not do business or represent themselves as having any affiliation or business relationship with Seller or any Affiliates of Seller, except pursuant to any separate agreement entered into, or assumed by, Buyer or its Affiliates on one hand, and Seller or its Affiliates, on the other hand.

(c)            Buyer expressly acknowledges and confirms that Seller is not transferring or assigning, and Buyer shall not receive, any right, title or interest in or to the Seller’s Marks, except the limited right to use for the sole purpose of permitting Buyer to complete the phase-out in strict compliance with this Section 6.14. Notwithstanding anything to the contrary herein or in the other Transaction Documents, prior to the Closing Date, Seller shall be permitted to cause the Company Group Members to assign and transfer to Seller or its Affiliates (other than the Company Group Members) any and all right, title and interest that the Company Group have or may have in or to the Seller’s Marks, including any goodwill therein. Furthermore, all use of Seller’s Marks hereunder during the phase-out period shall be at all times subject to the direction and control of Seller and any and all use thereof by Buyer or the Company Group hereunder shall inure to the exclusive benefit of Seller, and Buyer shall, and after the Closing shall cause the Company Group Members to, comply with Seller’s instructions and direction at all times.

6.15.         Satisfaction of Conditions. Between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Article XIV, (a) Seller shall use commercially reasonable efforts to cause the conditions in Article VII to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article VIII to be satisfied; provided, however, that if Seller or Buyer, as applicable, is unable to satisfy such conditions after using such commercially reasonable efforts, such failure to satisfy shall not constitute a breach of this Section 6.15.

6.16.        Consents and Preferential Purchase Rights.

(a)            No later than ten (10) Business Days after the Execution Date, Seller shall, and shall cause the Company Group Members, as applicable, to prepare and send (i) written notices to the holder of any Consents that are set forth in Schedule 4.5 (excluding with respect to the Contracts set forth on Schedule 6.18, Part (B)) (or that are otherwise discovered after the Execution Date by Seller or Buyer) requesting Consent with respect to the transactions contemplated hereby and the consummation thereof and (ii) written notices to the holders of any Preferential Purchase Rights that are set forth in Schedule 4.5 (or that are otherwise discovered after the Execution Date by Seller or Buyer) in compliance with the terms of such rights and requesting waivers of such rights. Prior to Closing, Seller shall use commercially reasonable efforts to obtain all such Consents and waivers of Preferential Purchase Rights, provided, that, except as set forth in Section 6.18(b), neither Seller nor any of its Affiliates shall be required to make payments, incur any Liability or undertake obligations to or for the benefit of the holders of such rights in order to obtain such Consents. If Buyer or Seller discovers any Consent or Preferential Purchase Right following the Execution Date that is not set forth in Schedule 4.5, Seller, within five (5) Business Days of the date Seller becomes aware of such Consent or Preferential Purchase Right, shall send to the holder of each such Consent or Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Consent or Preferential Purchase Right. Seller shall provide Buyer with (A) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 6.16 as soon as reasonably practicable after sending the same to such holder and (B) copies of any material written responses received from any such holder as soon as reasonably practicable after receiving the same.

(b)            Buyer shall, and after the Closing shall cause the Company Group to, reasonably cooperate with Seller in seeking to obtain such Consents and waivers of Preferential Purchase Rights and, to the extent (i) required to obtain the Consent of any counterparty, on or prior to Closing and (ii) reasonably requested by such counterparty to provide Consent to the transactions contemplated by this Agreement, Buyer shall (and if applicable, shall cause its Affiliates (including, after the Closing, the Company Group) to) provide any bonds, letters of credit, guarantees, credit support and any other assurances as to financial capability, resources, and creditworthiness; provided, that neither Buyer nor any of its Affiliates (including, after the Closing, the Company Group) shall otherwise be required to make payments, incur any material Liability or undertake obligations to or for the benefit of the holders of such rights in order to obtain such consents and waivers. Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Purchase Right notices shall be the Allocated Value for such Asset.

(c)            In cases in which the Asset subject to a Specified Consent Requirement is a Contract and such Specified Consent Requirement has not been satisfied by Closing, (i) such Contract shall be conveyed by the Company Group pursuant to Section 2.4, (ii) Seller shall continue after Closing to use commercially reasonable efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to a Company Group Member upon receipt of the Specified Consent Requirement, (iii) the Contract shall be held by Seller for the benefit of the Company Group until the Specified Consent Requirement is satisfied or the Contract has terminated, and (iv) Buyer shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Seller against any Liabilities incurred or suffered by Seller as a consequence of remaining a party to such Contract until the Specified Consent Requirement is satisfied or the Contract has terminated.

(d)            In cases in which the Asset subject to such a Specified Consent Requirement is a Lease and such Specified Consent Requirement is not satisfied by Closing, the affected Lease and the Assets directly related to that Lease shall be conveyed by the Company Group pursuant to Section 2.4 and the Purchase Price shall be reduced by the Allocated Value of the Lease and directly related Assets. If an unsatisfied Specified Consent Requirement with respect to which an adjustment to the Purchase Price is made as provided in this Section 6.16 is subsequently satisfied prior to one hundred and eighty (180) days following the Closing, a separate closing shall be held within five (5) Business Days thereof at which (A) Seller shall convey the affected Lease and directly related Assets to a Company Group Member in accordance with this Agreement and (B) Buyer shall pay an amount equal to the Allocated Value of such Lease and related Assets to Seller. If such Specified Consent Requirement is not satisfied by such date, Seller shall have no further obligation to sell and convey such Lease and directly related Assets and Buyer shall have no further obligation to purchase, accept, and pay for such Lease, and the affected Lease and directly related Assets shall be Excluded Assets for all purposes.

(e)            If Seller fails to obtain any such Consent which is not a Specified Consent Requirement prior to Closing, the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be included in the transactions contemplated by this Agreement as part of the Assets and Buyer shall have no claim against, and provided that Seller has complied with the terms of this Section 6.16 in all material respects, Seller shall not have any Liability to Buyer for, the failure to obtain any such Consent.

(f)            If any Preferential Purchase Right is exercised prior to Closing, Seller shall have the right to cause the Company Group to convey the affected Assets to the exercising party prior to or simultaneously with the Closing on the terms and conditions set out in the applicable Preferential Purchase Right provision and the Purchase Price shall be decreased by the Allocated Value of the affected Assets, and such affected Assets shall be Excluded Assets for all purposes. Seller shall retain the consideration paid by the Third Party and shall have no further obligation with respect to such affected Assets under this Agreement. Should (i) a Third Party fail to exercise or waive its Preferential Purchase Right to purchase as to any portion of the Assets prior to Closing, and (A) the time for exercise or waiver has not yet expired by Closing or (B) the validity of the exercise is being contested by Seller or Buyer, or (ii) a Third Party exercises its Preferential Purchase Right to purchase as to any portion of the Assets prior to the Closing, but such Assets are not conveyed prior to or simultaneously with the Closing, then, in each case, there shall be no adjustment to the Purchase Price on account thereof and, if Closing occurs, Buyer shall cause the Company Group to comply with the terms and provisions set out in the applicable Preferential Purchase Right provision and shall be entitled to the consideration paid by such Third Party.

6.17.         Successor Operator. While Buyer acknowledges that it desires to directly or indirectly succeed the applicable Company Group Member or Affiliate of Seller as operator of those Assets or portions thereof that such Company Group Member or Affiliate of Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become the direct or indirect successor operator of such Assets, as the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Without limiting the foregoing, Seller shall use commercially reasonable efforts to support Buyer’s or an Affiliate of Buyer’s efforts to be named as successor operator to the Assets which Seller or its Affiliates operates and designate or appoint, to the extent legally possible and permitted under applicable Law or any applicable operating agreement, Buyer or its Affiliate, as successor operator of such Assets, effective as of the Closing (at Buyer’s sole cost and expense). The Parties shall use commercially reasonable efforts to (i) promptly, following Closing, file and diligently pursue until receipt of any acknowledgement, consent or confirmation by Governmental Authorities, all appropriate forms, permit transfers and declarations or bonds with federal and state agencies relative to Buyer’s or any Company Group Member’s assumption of operatorship and (ii) at the Closing or, to the extent not capable of being completed at the Closing, as soon as reasonably practicable thereafter (and in any event within ten (10) Business Days after the Closing), Buyer shall, and shall cause its Affiliates (including the Company Group) to, cause the removal or replacement of Seller or any current officer or employee of Seller or any Company Group Member as agents of any Company Group Member on or under any permits issued by the Railroad Commission of Texas and deliver evidence of such removal or replacement to Seller, in form and substance reasonably acceptable to Seller.

6.18.         Seismic Licenses.

(a)            Buyer acknowledges that one or more Company Group Member holds the data and geophysical licenses and permits described on Schedule 6.18 (each a “Seismic License”). Pursuant to the terms of such Seismic Licenses, the consummation of the transactions contemplated hereunder may require the consent of the applicable licensor, or the payment of one or more transfer, assignment or change of control fees or payments unless the applicable Company Group Member cancels or terminates such Seismic License. Buyer further acknowledges and agrees that any consent to assignment, transfer or change of control is solely within the discretion of the licensor under the applicable Seismic License and Seller has no obligation or Liability in connection with any failure of a licensor to approve the transfer or assignment or change of control in connection with any Seismic License.

(b)            With respect to those Seismic Licenses described on the applicable Annex of Schedule 6.18, Part A, (a) Buyer shall pay to the applicable Third Party under such Seismic License any and all transfer, assignment or change of control fees or payments required under such Seismic Licenses in connection with the consummation of the transactions contemplated hereunder, (b) in no event shall such payment of fees or payments result in any downward reduction to the Purchase Price and (c) Buyer shall, and shall cause the Company Group to, after Closing, indemnify, defend and hold harmless each member of the Seller Releasing Group from any and all Liabilities arising out of the payment, mispayment or failure to pay such fees and payments.

(c)            With respect to those Seismic Licenses described on the applicable Annex of Schedule 6.18, Part B, Seller shall cause the Company Group to, prior to or at the Closing, cancel and terminate such Seismic Licenses and destroy or return to the applicable counterparties under such Seismic Licenses any and all data, information and records required to be destroyed or returned under the terms thereof.

(d)            Notwithstanding anything herein to the contrary, Buyer may elect to have the Seismic Licenses listed on Schedule 6.18, Part A moved to Schedule 6.18, Part B at any time and for any reason upon written notice to Seller within ten (10) days after the Execution Date.

6.19.         Casualty and Condemnation Loss. If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed, or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Seller shall notify Buyer in writing thereof and use commercially reasonable efforts to provide Buyer with such reasonably requested information with respect thereto, including allowing Buyer and its Representatives to visit and survey the damage resulting therefrom (as applicable) and Buyer shall nevertheless be required to proceed with consummating the transactions contemplated herein and (a) there shall be no reduction of the Purchase Price in respect of such Casualty Loss, and (b) upon Closing, Buyer and the Company Group shall be entitled to all rights of Seller or the Company Group to any insurance proceeds (whenever received) under insurance policies issued by Third Parties to Seller or its Affiliates (including the Company Group), to condemnation awards (whenever received) and to other claims against Third Parties with respect to the Casualty Loss and Seller shall, and shall cause its Affiliates to, enter into customary agreements pursuant to which Seller or its Affiliates, as applicable, will deliver to Buyer all sums paid to Seller or its Affiliates in respect of such Casualty Loss and neither Seller nor the Company Group shall assign, convey or distribute any such proceeds to any other Person.

6.20.         Assignment. At the time of and in connection with the termination of the Transition Services Agreement pursuant to and in accordance with its terms (or as otherwise mutually agreed in writing by the Parties), Seller shall use commercially reasonable efforts and shall cause its Affiliates, including WildFire Energy LLC, to use commercially reasonable efforts to contribute, assign, transfer and convey those certain assets and Contracts listed on Schedule 6.20 to Buyer or its designated Affiliates (including the Company Group) and for thirty (30) days after the termination of the Transition Services Agreement (or at such earlier time as may be mutually agreed in writing by Buyer and Seller), Seller shall reasonably cooperate with Buyer and use commercially reasonable efforts to assist Buyer to obtain any third party consents, authorizations, approvals, or waivers required in connection therewith; provided, however, that Seller shall not be required to incur any material out of pocket, third party costs or expenses in connection with such efforts. Buyer acknowledges and agrees that any consent to assignment, transfer or change of control is solely within the discretion of the counterparty under the applicable Contract included in the Contributed Assets and Seller has no obligation or Liability in connection with any failure of a counterparty to approve the transfer or assignment or change of control in connection therewith. Notwithstanding anything to the contrary herein, if, at any time during the period beginning on the Closing Date and ending on the date that Transition Services Agreement is terminated (or as otherwise mutually agreed in writing by the Parties), the Parties identify any other assets, properties, rights or interests that Seller (or its Affiliates) owns or holds (other than any Business Employee or any Excluded Asset) that is used or held for use in the ownership, operation or use of the Assets or the conduct of the business of the Company Group, or that would constitute an Asset if owned or held by a Company Group Member (including those certain assets and Contracts listed on Schedule 6.20, the “Contributed Assets”), for thirty (30) days after the termination of the Transition Services Agreement, Seller shall use commercially reasonable efforts to, or shall cause the applicable controlled Affiliate (including the applicable Excluded Subsidiary) to use commercially reasonable efforts to, contribute, assign, transfer and convey such Contributed Asset to Buyer or the applicable Company Group Member as soon as reasonably practicable, without any additional consideration. To the extent any such transfer cannot be effected at or prior to the Closing or at the time of the proposed transfer due to any required consent not having been obtained or any other legal or contractual impediment, for thirty (30) days after the termination of the Transition Services Agreement, Seller shall reasonably cooperate with Buyer and the Parties shall continue to use commercially reasonable efforts to obtain such consent and effect such transfer as soon as reasonably practicable thereafter and, pending such transfer, Seller (or its Affiliates) shall (and shall be deemed to) hold such Contributed Asset in trust for, and provide the benefits and burdens thereof to, Buyer or the applicable Company Group Member; provided that if Seller provides such benefits to Buyer, Buyer shall assume all Liabilities thereunder and shall indemnify, defend and hold harmless Seller, its Affiliates and its and their respective officers, directors, managers, employees and agents from and against any and all Liabilities asserted against or suffered by them relating to, resulting from, or arising out of such applicable Contributed Assets, in each case, until such time as such Contributed Assets, as applicable, have been assigned to Buyer.

6.21.         Escrow Matters. Except as otherwise agreed by Buyer and Seller in writing, the Parties agree that the Escrow Agent shall report all interest or other income earned on any amounts held by the Escrow Agent (including, as applicable, the Deposit, the Adjustment Escrow Amount and Defect Escrow Amount (if any)) pursuant to the Escrow Agreement (“Escrow Earnings”) to the IRS, or any other applicable taxing authority, on IRS Form 1099 (or other appropriate form) as required by applicable Law, as follows: (i) with respect to the Escrow Earnings, to the extent earned prior to Closing, as income earned by Buyer whether or not such Escrow Earnings had been disbursed during such period, in accordance with Treasury Regulation Section 1.468B-7(c), and (ii) with respect to the Escrow Earnings, to the extent earned after the Closing, if any, attributable to the Defect Escrow Amount, if any, or Adjustment Escrow Amount, as income earned by Seller whether or not such Escrow Earnings had been disbursed during such period, in accordance with Proposed Treasury Regulation Section 1.468B-8(h)(2) (February 1, 1999), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final regulations. The Parties shall cooperate in good faith to provide joint written instructions to the Escrow Agent that contain instructions consistent with this Section 6.21 (including, if needed, the date upon which such tax reporting change, in accordance with, and as referenced in, the immediately preceding sentence, is required to take effect). Neither Buyer nor Seller shall take any position for U.S. federal (or applicable state and local) income tax purposes that is inconsistent with the provisions of this Section 6.21.

6.22.         Financial Information.

(a)            From and after the Execution Date until the date that is six (6) months following the Closing Date (the “Records Period”), Seller agrees to use commercially reasonable efforts (i) to make available to Buyer and its Affiliates and their agents and representatives any and all Records to the extent in the Seller’s or its Affiliates’ possession or control and to which Seller and its Affiliates’ personnel have reasonable access, in each case as reasonably required by Parent, its Affiliates and their agents and representatives in order to prepare financial statements (including pro forma financial statements that comply with the rules and regulations of the SEC, including the requirements of Regulation S-X) or oil and gas reserves information in connection with a Debt Financing, Equity Financing or any required filing by the Parent or its Affiliates with the SEC, meeting the requirements of Regulation S-X under the Securities Act (the “Buyer Financial Statements”), and (ii) in connection with filings by Parent with the SEC under securities Laws applicable to Parent, or as otherwise reasonably requested by Buyer in connection with any registration of securities under the Securities Act or a Debt Financing or Equity Financing, to use commercially reasonable efforts to cooperate with Buyer and its Affiliates, including Parent, in connection with Parent’s preparation of the Buyer Financial Statements.

(b)            During the Records Period, Seller shall use commercially reasonable efforts to cause its accountants, reserve engineers, counsel, agents and other Third Parties to reasonably cooperate with Buyer and its Representatives in connection with the preparation by Buyer of the Buyer Financial Statements or oil and gas reserves information that are required to be included in any filing by Buyer or its Affiliates with the SEC; provided, that Buyer shall be solely responsible for any costs or expenses associated therewith. If requested, Seller and its Affiliates shall use commercially reasonable efforts to execute and deliver to the external audit firm that audits the Buyer Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Buyer Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

(c)            Notwithstanding anything to the contrary in this Section 6.22, in no event shall Seller or any of its Affiliates be required to bear any cost or expense or pay any fee in connection with this Section 6.22 and Buyer and its Affiliates, including Parent, shall be solely responsible for any costs or expenses associated therewith, including, for avoidance of doubt, any such costs and expenses associated with the storage, retrieval and maintenance of records for the foregoing purposes. Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor) incurred in connection with the cooperation of Seller contemplated by this Section 6.22. Notwithstanding anything to the contrary contained in this Agreement, Seller’s performance under this Section 6.22 shall not be taken into account with respect to whether any condition to Closing set forth in Article VII shall have been satisfied, except and only to the extent that Seller has willfully breached its obligations in this Section 6.22.

6.23.         Listing. At the Closing, Parent shall issue the shares of Parent Class A Common Stock comprising the Equity Purchase Price in accordance with all applicable securities Laws and the rules and policies of the NYSE. Without limiting the generality of the foregoing, Parent shall, to the extent such notification is required by the requirements of the NYSE, notify the NYSE of the anticipated issuance and listing of the shares of Parent Class A Common Stock comprising the Equity Purchase Price, and use its reasonable best efforts to obtain official notice from the NYSE as promptly as practicable that Parent’s obligation to notify the NYSE has been completed on or prior to the Closing Date.

6.24.        Buyer Financing.

(a)            Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as reasonably practicable (giving effect to the timing of the Marketing Period), all things necessary to consummate the Debt Financing or consummate alternative financing transactions generating net cash proceeds sufficient, when taken together with Other Sources, to fund the Funding Requirements on or prior to the Closing Date. In furtherance of and not in limitation of the foregoing, Buyer shall use commercially reasonable efforts to:

(i)            satisfy, or cause to be satisfied, on a timely basis all conditions to Buyer obtaining the Debt Financing set forth in the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility (including the payment of any fees required as a condition to the Debt Financing and the exercise of any economic “flex” provisions as provided in and pursuant to the terms of the Fee Letter);

(ii)            negotiate and enter into definitive agreements with respect to the Bridge Financing on the terms (unless otherwise acceptable to Buyer) and conditions contemplated by the Bridge Commitment Letter (including any related economic “flex” provisions) or on other terms (not related to conditionality) that are (A) reasonably acceptable to the applicable Debt Financing Sources and (B) in the aggregate not materially less favorable, taken as a whole, to Buyer, so that such agreements are in effect no later than the Closing Date (such definitive financing agreements entered into in respect of the Bridge Financing, together with the A&R Buyer RBL Credit Facility, the “Debt Documents”);

(iii)            maintain in effect the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility and (from and when executed) the other Debt Documents through the consummation of the Closing;

(iv)            fully enforce its rights under the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility and the other Debt Documents (to the extent necessary to fund the Funding Requirements at the Closing after giving effect to Other Sources of Buyer); and

(v)            in the event that all conditions precedent to the funding of the Debt Financing in the Bridge Commitment Letter and the A&R Buyer RBL Credit Facility have been satisfied or waived (or upon funding will be satisfied), consummate the Debt Financing at or prior to the time the Closing is required to occur (to the extent necessary to fund the Funding Requirements at the Closing after giving effect to Other Sources of Buyer).

(b)            Buyer shall promptly notify Seller in writing (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility or any other Debt Document of which Buyer becomes aware, (B) if and when Buyer becomes aware that any portion of the Debt Financing contemplated by the Bridge Commitment Letter or the A&R Buyer RBL Credit Facility may not be available for the Funding Requirements, to the extent such unavailability would reasonably be expected to prevent, or materially delay, impede or impair the Closing, (C) of the receipt of any written notice or other written communication from any Person with respect to any (i) actual or potential material breach, default, termination or repudiation by any party to the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility or any other Debt Document or (ii) material dispute or disagreement between or among any parties to the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility or any other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents) and (D) of any expiration or termination of the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility or any other Debt Document. Without limiting the foregoing, Buyer shall upon request keep Seller informed on a reasonably current basis in reasonable detail of material developments concerning the Debt Financing.

(c)            If any material portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Bridge Commitment Letter or the A&R Buyer RBL Credit Facility (after taking into account economic “flex” terms), Buyer shall use reasonable best efforts to reasonably promptly arrange and obtain alternative financing for any such unavailable portion from the same or alternative sources (“Alternative Financing”), in an amount that is sufficient, when taken together with Other Sources and the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement and to pay the Funding Requirements and the provisions of this Section 6.24 shall be applicable to the Alternative Financing, and, for the purposes of this Section 6.24 and Section 6.25, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility or other Debt Documents shall include the applicable documents for the Alternative Financing. Buyer shall promptly provide a true, correct and complete copy of each Alternative Financing commitment and any related fee letter(s) to Seller (provided that such fee letter(s) may be redacted solely to remove any fees, economic terms and other commercially sensitive pricing information in customary fashion).

(d)            Buyer shall (1) comply in all material respects with the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility and each Debt Document, and (2) not permit, without the prior written consent of Seller, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Bridge Commitment Letter (including the Fee Letter), the A&R Buyer RBL Credit Facility or any other Debt Document, in each case, that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof) to an amount less than the amount required for Buyer to consummate the transactions contemplated hereby at the Closing or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (i) delay or prevent the Closing Date or (ii) adversely impact the ability of Buyer to enforce its rights against any other party to the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility or any other Debt Document or the ability of Buyer to consummate the transactions contemplated hereby at the Closing; provided, that notwithstanding anything to the contrary herein, no consent from Seller or any other party hereto shall be required for (1) any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under the Bridge Commitment Letter or the A&R Buyer RBL Credit Facility that is limited to adding lenders, lead arrangers, bookrunners, syndication agents, or similar entities that have not executed the Bridge Commitment Letter or the A&R Buyer RBL Credit Facility as of the date of this Agreement (including in replacement of a Debt Financing Source thereunder) or (2) implementation or exercise of any economic “flex” provision.

(e)            The Buyer Parties shall jointly and severally indemnify, defend and hold harmless the Seller Indemnified Parties and each Company Group Member and their respective Representatives, from and against any and all Liabilities suffered or incurred by them in connection with Seller’s obligations under Section 6.25 and any information utilized in connection therewith or in connection with the Debt Financing or Equity Financing, other than with respect to any actions of Seller or the Company Group that constitute actual and intentional breach in the performance of its obligations under Section 6.25 as determined by a court of competent jurisdiction in a final and non-appealable judgment. Buyer shall promptly, within thirty (30) days of written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees, accountants’ fees, reserve engineers’ fees and ratings agencies’ fees) incurred by Seller or any Company Group Member in connection with the cooperation described in Section 6.25.

(f)            Seller agrees that: (i) Buyer and its Affiliates may initiate contact with and pursue and provide the information contemplated by Section 6.25(a) to Debt Financing Sources in connection with the Debt Financing and the transactions contemplated by this Agreement; and (ii) Buyer and its Affiliates may initiate contact with their lenders and provide the information contemplated by Section 6.25(a), in each case, in connection with the transactions contemplated hereunder and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations.

(g)            It is acknowledged and agreed that the Debt Financing may include Notes (as defined in the Bridge Commitment Letter) in lieu of the Bridge Loans (as defined in the Bridge Commitment Letter) and, as applicable, such Notes shall be deemed part of the Debt Financing for all purposes of this Agreement.

6.25.         Cooperation with Financing.

(a)            Prior to the Closing, Seller shall, and shall use commercially reasonable efforts to cause the Company Group and their respective Representatives with appropriate seniority and expertise to, provide reasonable cooperation to Buyer in connection with the Debt Financing or any equity financing contemplated by Buyer for purposes of consummating the transactions contemplated herein (the “Equity Financing”) as may be reasonably requested by Buyer with reasonable prior notice to Seller (provided, that, such requested cooperation does not (x) unreasonably interfere with the ongoing operations of Seller or the Company Group, (y) cause any material representation or warranty in this Agreement to be breached or (z) cause any material condition in this Agreement to fail to be satisfied, and provided further that the scope and nature of financial and other information to be provided by Seller and the Company Group is addressed exclusively in the following clause (iii)), including using commercially reasonable efforts to:

(i)            participate at reasonable times in a reasonable number of meetings, conference calls, drafting sessions and rating agency meetings and due diligence sessions to and with prospective Debt Financing Sources or ratings agencies, as applicable, including direct contact between senior management and other representatives of Seller and the Company Group, on one hand, and the actual and potential Debt Financing Sources or ratings agencies, as applicable, on the other hand; provided that no such meetings, conference calls, drafting sessions or other sessions shall be required to be in person;

(ii)            cooperate with the due diligence efforts of Buyer and the Debt Financing Sources and any other prospective investors or lenders involved in the Debt Financing or Equity Financing;

(iii)            furnish (x) as promptly as reasonably practicable after the Execution Date, the Required Information, (y) other customary financial, reserves, and other pertinent information (including asset schedules, lease operating statements, production reports, title information, reserve reports and other similar information) regarding the Assets and the Company Group as shall exist and not already be publicly available to Buyer and be reasonably requested by Buyer for use in connection with any marketing of the Debt Financing or Equity Financing; provided that, for the avoidance of doubt, Seller and the Company Group shall not be required to provide, and Buyer shall be solely responsible for, (A) the preparation of pro forma financial statements (except for reasonable assistance as described in clause (iv) immediately below), (B) all marketing materials and other documents used in connection with any proposed Debt Financing or Equity Financing, and (C) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”; in each case, for the avoidance of doubt, other than any financial, reserve or other pertinent information reasonably necessary for Buyer to prepare such pro forma financial statements or descriptions, and (z) customary authorization letters to the Debt Financing Sources, authorizing the distribution of information to prospective lenders or investors and other financing sources;

(iv)            provide reasonable assistance with (and provide reasonably requested information for) Buyer’s preparation of (A) pro forma financial statements of the type necessary or reasonably requested to be included in any marketing materials in respect of (and customary for financing similar to) the Debt Financing or the Equity Financing and (B) customary materials for offering prospectuses, offering memoranda, bank information memoranda, marketing materials, rating agency presentations and similar documents;

(v)            reasonably cooperate to update any Required Information in order to endeavor to cause such Required Information to be Compliant;

(vi)            cause, and take all reasonably requested actions to permit (including delivering customary authorization and representation letters) the present and former, as applicable, independent accountants and reserve engineers for Seller and the Company Group to provide reasonable assistance to Buyer in connection with the Debt Financing or Equity Financing consistent with their customary practice (including using commercially reasonable efforts to cause such accountants and engineers, as applicable, to provide accountants’ and reserve engineers’ comfort letters and consents from such independent accountants and reserve engineers to the extent required by the Debt Financing or Equity Financing and participating in customary due diligence calls in connection therewith);

(vii)       assist with Buyer’s preparation of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive documentation, in each case, as of or reasonably prior to the Closing and as may be reasonably required by Buyer; provided that none of Seller, the Company Group or any of their representatives shall be required to execute, deliver, or become bound by any credit agreement, indenture, guarantee, pledge, security document, or other financing instrument prior to the Closing;

(viii)      furnish Buyer and its lenders or other Debt Financing Sources promptly (and in any event at least five (5) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the requirements of 31. C.F.R. § 1010.230, and requested by the Debt Financing Sources in writing at least nine (9) Business Days prior to the Closing Date; and

(ix)         use commercially reasonable efforts to cause its and the Company Group’s logos to be available for use in connection with the Debt Financing or Equity Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Seller, the Company Group or the reputation or goodwill of Seller or the Company Group;

provided that, notwithstanding anything in this Agreement to the contrary, none of Seller, the Company Group or any of their respective directors, officers, managers, members, employees, stockholders, representatives or Affiliates shall (1) be required to bear any cost or expense or pay any commitment or other fees or reimburse any expenses in connection with the Debt Financing or Equity Financing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyer, (2) have any liability or obligation under any commitment letter, credit agreement, indenture, guarantee, or other document relating to the Debt Financing or Equity Financing, or any other financing document, (3) be required to take any action that will conflict with or violate any Laws or that could reasonably be expected to result in a violation or breach of, or default under, any Material Contract to which Seller or any Company Group Member is a party, (4) be required to (A) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument (other than customary authorization and representation letters) or take any other corporate action with respect to the Debt Financing or Equity Financing or (B) provide or cause its legal counsel to provide any legal opinions. Seller and the Company Group shall not be required to make any representation, warranty or certification with respect to the Debt Financing or Equity Financing (other than with respect to customary authorization and representation letters), (5) require Seller or any of its Affiliates to give to any other Person any indemnities in connection with the Debt Financing or Equity Financing that are effective prior to the Closing, (6) require Seller or any Company Group Member to enter into or approve any debt financing or any definitive agreement for the Debt Financing or Equity Financing that would be effective prior to the Closing (other than the customary authorization letters described above), or (7) unreasonably interfere with the ongoing business operations of Seller and the Company Group.

(b)         The Parties acknowledge and agree that the provisions contained in this Section 6.25 and Section 6.22 represent the sole obligation of Seller and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing and Equity Financing) to be obtained by Buyer or any of its Affiliates with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations.

(c)         Notwithstanding anything to the contrary contained in this Agreement, in no event shall a breach of Seller’s obligations under this Section 6.25 be taken into account in determining whether the condition set forth in Section 7.2 has been satisfied (or whether Buyer has any right to terminate the Agreement pursuant to Section 14.1(b)) unless the Debt Financing has not been obtained because of a willful breach by Seller of its obligations under this Section 6.25.

6.26.         Conduct of Parent’s Business.  From the Execution Date until the earlier of the Closing or termination of this Agreement in accordance with Article XIV, Parent shall not, except as (w) contemplated or otherwise provided by the terms of this Agreement or the other Transaction Documents, (x) consented to or approved in writing by Seller (which consent or approval shall not be unreasonably withheld, conditioned or delayed), or (y) required by applicable Law or any existing Governmental Authorization:

(a)         amend or adopt any change to any Organizational Documents of Parent if such amendment or change would reasonably be expected to adversely affect (i) the rights, preferences, privileges and terms of the Parent Class A Common Stock comprising the Equity Purchase Price or (ii) the consummation of the transactions contemplated by this Agreement;

(b)         issue any equity interests of Parent or equity interests convertible into equity interests of Parent other than any such issuance that would not reasonably be expected to (i) prevent or materially delay or materially impair the ability of Parent to secure the expiration or termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement or (ii) cause a Parent Material Adverse Effect;

(c)         declare, issue, pay or make, or set a record date prior to the Closing with respect to, any non-cash dividend or non-cash distribution to holders of Parent Class A Common Stock;

(d)         adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of Parent; or

(e)         agree or commit to do any of the foregoing.

6.27.         Pre-Closing Reorganization. Prior to the Closing, Seller shall, and shall cause its applicable Affiliates (including the applicable Company Group Members) to effectuate the Pre-Closing Reorganization in accordance with all applicable Laws and the Organizational Documents of the applicable Company Group Members and the Excluded Subsidiaries, and shall take all reasonable actions required to consummate the Pre-Closing Reorganization in accordance with the Pre-Closing Reorganization Documents. The Pre-Closing Reorganization shall be effected pursuant to and in accordance with the Pre-Closing Reorganization Documents. Seller shall keep Buyer reasonably informed of the status of the Pre-Closing Reorganization. At the Closing, Seller shall deliver to Buyer the evidence of the consummation of the Pre-Closing Reorganization required by Section 9.2.

6.28.         Wrong Pockets; General Reconciliation. In the event that at any time after the Closing Date until the six-month anniversary of the Closing Date, if (a) Seller or any of its Affiliates (other than any Company Group Member) receives any payment or any asset (including any funds, payments and insurance proceeds) related to any Assets that is attributable to the period after the Effective Time, Seller agrees to remit (or cause to be remitted) any such payment within five (5) Business Days of receipt and Seller obtaining actual knowledge thereof, to Buyer or the applicable Company Group Member or transfer (or cause to be transferred) as soon as reasonably practicable such asset to Buyer or the applicable Company Group Member or (b) Buyer or any of its Affiliates (including any Company Group Member) receives (i) any payment or any asset (including any funds, payments and insurance proceeds) related to any Assets that is attributable to the period prior the Effective Time or (ii) any Excluded Asset then, in each case, Buyer agrees to remit (or cause to be remitted) any such payment within five (5) Business Days of Buyer or any of its Affiliates (including any Company Group Member) obtaining actual knowledge thereof to Seller (or its designee) or transfer (or cause to be transferred) such Excluded Asset to Seller (or its designee) as soon as reasonably practicable. From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Company Group) to, use commercially reasonable efforts to promptly forward any communications received by Buyer or its Affiliates (including the Company Group) from Third Parties after the Closing which relate to the Excluded Assets, and Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to promptly forward any communications received by any of them from Third Parties after the Closing which relate to the Company Group or the Assets.

6.29.         Suspense Funds. Immediately after the Closing, Seller shall deliver to Buyer its Records pertaining to the Suspense Funds held by the Company Group, or by Seller or its Affiliates on behalf of the Company Group, together with all supporting details in its or their possession.

6.30.         Payout Records Integration. From the Execution Date until the date that is thirty (30) days after the Execution Date, Seller shall, and shall cause its applicable Affiliates to, provide Buyer and the Company Group with reasonable assistance and cooperation to provide further detail for any “payout” balances listed on Schedule 4.19, as reasonably requested by Buyer.

Article VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject to the fulfillment by Seller or waiver, to the extent permitted by applicable Law, in writing by Buyer (in Buyer’s sole discretion) on or prior to the Closing of each of the following conditions:

7.1.         Representations and Warranties. (a) Each of the Fundamental Representations of Seller shall be true and correct in all respects except for de minimis inaccuracies on and as of the Closing Date, with the same force and effect as though such Fundamental Representations had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (b) all other representations and warranties of Seller in Article III and Article IV (without regard to materiality, Material Adverse Effect or similar qualifiers) shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case of this clause (b) for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

7.2.         Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.

7.3.         No Prohibition. No Law or Order shall be in effect making the transactions contemplated by this Agreement illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of such transactions.

7.4.         Title and Environmental Defects. The sum of (without duplication of any amounts) (a) all Title Defect Amounts for all actual Title Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 11.2(a) (and as such Title Defect Amounts and Title Defects are agreed to by the Parties or determined pursuant to Section 14.2(f)), that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement in accordance with this Agreement or cured prior to Closing), plus (b) all Remediation Amounts for all actual Environmental Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 12.1(a) (and as such Remediation Amounts and Environmental Defects are agreed to by the Parties or determined pursuant to Section 14.2(f)), that individually exceed the Individual Environmental Defect Threshold (excluding any Remediation Amounts with respect to any Assets Remediated prior to Closing), plus (c) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement on account of Title Defects pursuant to Section 11.2(d)(ii), plus (d) the losses resulting from all Casualty Losses arising between the Effective Time and Closing, plus (e) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement on account of unsatisfied Specified Consent Requirements pursuant to Section 6.16(d) or exercised Preferential Purchase Rights pursuant to Section 6.16(f) shall be in the aggregate less than fifteen percent (15%) of the Purchase Price.

7.5.         HSR Approval. HSR Approval shall have been duly obtained.

7.6.         Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.2.

7.7.         Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in accordance with Section 6.27 and, after giving effect to the Pre-Closing Reorganization, the Excluded Subsidiaries shall have been distributed, transferred or otherwise removed from the Company Group.

Buyer may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused solely by the failure of Buyer to perform any of its obligations under this Agreement.

Article VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject to the fulfillment by Buyer or waiver, to the extent permitted by applicable Law, in writing by Seller (in Seller’s sole discretion) on or prior to the Closing of each of the following conditions:

8.1.         Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (without regard to materiality, material adverse effect or similar qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2.         Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

8.3.         No Prohibition. No Law or Order shall be in effect making the transactions contemplated by this Agreement illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of such transactions.

8.4.         Title and Environmental Defects. The sum of (without duplication of any amounts) (a) all Title Defect Amounts for all actual Title Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 11.2(a) (and as such Title Defect Amounts and Title Defects are agreed to by the Parties or determined pursuant to Section 14.2(f)), that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement in accordance with this Agreement or cured prior to Closing), plus (b) all Remediation Amounts for all actual Environmental Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 12.1(a) (and as such Remediation Amounts and Environmental Defects are agreed to by the Parties or determined pursuant to Section 14.2(f)), that individually exceed the Individual Environmental Defect Threshold (excluding any Remediation Amounts with respect to any Assets Remediated prior to Closing), plus (c) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement on account of Title Defects pursuant to Section 11.2(d)(ii), plus (d) the losses resulting from all Casualty Losses arising between the Effective Time and Closing, plus (e) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement on account of unsatisfied Specified Consent Requirements pursuant to Section 6.16(d) shall be in the aggregate less than fifteen percent (15%) of the Purchase Price.

8.5.         HSR Approval. HSR Approval shall have been duly obtained.

8.6.         Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

Seller may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused solely by the failure of Seller to perform any of its obligations under this Agreement.

Article IX
CLOSING

9.1.         Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Acquired Interests pursuant to this Agreement (the “Closing”) shall occur on September 10, 2026 (the “Target Closing Date”) by electronic transmission; provided that, if all conditions in Article VII and Article VIII to be satisfied at or prior to the Closing have not yet been satisfied or waived in writing by Buyer or Seller (as applicable) by the Target Closing Date, then the Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied or waived by the applicable Party, to the extent permitted by applicable Law, at the Closing), in accordance with this Agreement, subject to the rights of the Parties under Article XIV; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or due waiver of all such closing conditions on or after the Target Closing Date, the Closing shall occur on the earlier to occur of (a) a date before or during the Marketing Period specified by Buyer on not less than two (2) Business Days’ notice to Seller and (b) the second (2nd) Business Day immediately following the final day of the Marketing Period. The date on which the Closing actually occurs shall be the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

9.2.         Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Buyer of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Buyer (or such other Persons, as applicable) the following:

(a)            a counterpart of the Assignment Agreement, transferring the Acquired Interests to Buyer, duly executed by Seller;

(b)           a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Buyer, to the extent permitted by applicable Law, duly executed by an authorized officer of Seller (the “Seller’s Certificate”);

(c)            a duly completed and executed Internal Revenue Service Form W-9 (or applicable successor form) from Seller or its regarded parent with Seller’s name listed on line 2;

(d)           a duly executed counterpart of a joint written instruction in compliance with the Escrow Agreement, instructing the Escrow Agent (i) to disburse the Deposit less (x) the Remaining Deposit Amount and (y) the Defect Escrow Amount (if any) to Seller to the account(s) designated by Seller in the Preliminary Settlement Statement and (ii) to convert a portion of the Deposit equal to (1) the Adjustment Escrow Amount to the Adjustment Escrow Account in accordance with Section 2.3(d)(i) and (2) the Defect Escrow Amount (if any, unless the Defect Escrow Amount is greater than the Remaining Deposit Amount, in which case, the Remaining Deposit Amount) to the Defect Escrow Account in accordance with Section 11.2(c)(ii) (the “Closing Instruction”);

(e)            written resignations or evidence of the removal of each individual who serves as an officer, manager, or director of a Company Group Member in his or her capacity as such, effective as of the Closing Date;

(f)            a counterpart to the Registration Rights Agreement, duly executed by Seller or its designee(s);

(g)           duly executed customary payoff letters (the “Payoff Letters”) (with drafts of such Payoff Letters delivered to Buyer at least three (3) Business Days in advance of the Closing Date) in form and substance reasonably satisfactory to Buyer, which shall reflect the amount necessary to satisfy in full the indebtedness under the Credit Facility and any other Indebtedness for Borrowed Money of the Company Group required or otherwise permitted to be repaid at the Closing (other than the Senior Notes) (the “Closing Date Repayment Indebtedness”) and shall provide that upon repayment in full of the amount specified in any such Payoff Letter: (x) all outstanding obligations of the Company Group arising under or related to the applicable Closing Date Repayment Indebtedness shall be repaid, discharged and extinguished in full; (y) all Encumbrances in connection therewith shall be released; and (z) either (i) the lenders (or agents therefor) shall file all necessary UCC and lien terminations or otherwise take all actions reasonably requested by Buyer to evidence and record such discharge and release as promptly as practicable following the Closing or (ii) the Company Group (or any of their designees) is expressly authorized to have any such documents filed on any such lenders’ (or agents’) behalf;

(h)           an assignment of the Excluded Assets (other than the Excluded Subsidiaries) from the applicable member of the Company Group to Seller (or its designated Affiliate) in a form reasonably acceptable to Buyer, duly executed by Seller (or its designated Affiliate) and the applicable Company Group Member;

(i)             to the extent not already delivered as of the Execution Date, counterparts of the Restrictive Covenant Agreements, duly executed by each Key Management Member;

(j)             a counterpart to the Transition Services Agreement, duly executed by Seller or its designee(s);

(k)            evidence of the consummation of the Pre-Closing Reorganization pursuant to Section 6.27 in accordance with the Pre-Closing Reorganization Documents; and

(l)             evidence of the termination of the Intercompany Master Management Services Agreement, in substantially the form attached hereto as Exhibit P.

9.3.         Obligations of Buyer at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Buyer shall deliver or cause to be delivered to Seller (or such other Persons, as applicable) the following:

(a)            to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to (i) the Adjusted Purchase Price less (ii) the sum of the Deposit (and, if applicable, the excess amount deposited with the Escrow Agent pursuant to the Escrow Agreement pursuant to clause (c) below) (the “Closing Payment”);

(b)           to the account(s) designated by the respective payees in their respective Payoff Letters, by direct bank or wire transfer in immediately available funds, the amounts set forth in the Payoff Letters (which amounts shall in the aggregate equal to the Closing Date Repayment Indebtedness as set forth in the Payoff Letters);

(c)            (i) a duly executed counterpart of the Closing Instruction, and, (ii) if the Defect Escrow Amount is greater than the Remaining Deposit Amount, then, in addition to delivery of the Closing Instruction, Buyer shall deposit the amount by which the Defect Escrow Amount is greater than the Remaining Deposit Amount with the Escrow Agent pursuant to the Escrow Agreement by direct bank or wire transfer in immediately available funds;

(d)           the issuance by Parent to the Persons, and in the amounts allocated in writing by Seller at least two (2) Business Days prior to the Closing of an aggregate number of shares of Parent Class A Common Stock equal to the Equity Purchase Price, as allocated to the Persons and in the amounts designated by Seller in the Preliminary Settlement Statement, which shall be credited to such Person(s) in book entry form and shall contain the Transfer Legend on the books and records of the Transfer Agent;

(e)            if requested by Seller, an acknowledgement duly executed by the Transfer Agent stating (i) the Transfer Agent has been instructed by Parent to create a book-entry account for Seller and credit Seller’s account(s) with the number of shares of Parent Class A Common Stock set forth in Section 2.3(a), as allocated to the Persons and in the amounts designated by Seller in the Preliminary Settlement Statement, (ii) the Transfer Agent has been instructed by Parent and Seller to transfer all or a portion of such shares to Seller’s designated transferees, subject to compliance by Seller and such transferees with Section 2.13, and (iii) Parent has issued the number of shares of Parent Class A Common Stock set forth in Section 2.3(a), as allocated to the Persons and in the amounts designated by Seller in the Preliminary Settlement Statement;

(f)            a counterpart of the Assignment Agreement, duly executed by Buyer;

(g)           a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Seller, to the extent permitted by applicable Law, duly executed by an authorized officer of Buyer to Seller (the “Buyer’s Certificate”);

(h)           evidence of replacement bonds, guaranties, and letters of credit pursuant to Section 6.4;

(i)            evidence of the removal or replacement of agents of Seller or the Company Group Members under permits of the Railroad Commission of Texas pursuant to Section 6.17; provided that to the extent not capable of being finalized at the Closing, Buyer shall provide all documentation required to effectuate such removal or replacement as soon as reasonably practicable after the Closing, in accordance with Section 6.17;

(j)             a counterpart to the Registration Rights Agreement, duly executed by Parent; and

(k)            a counterpart to the Transition Services Agreement, duly executed by Buyer or its designee.

Article X
ACCESS; DISCLAIMERS

10.1.         Access.

(a)            From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement pursuant to Article XIV) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to request, but shall not be obligated to incur any Liability, expend any monies or provide any consideration to obtain such consents), Seller shall afford to Buyer and its Representatives reasonable access, during normal business hours, to the Assets and all Records in the Company Group’s possession; provided, however, that Buyer shall have no right of access to, and Seller shall not have any obligation to provide to Buyer, any information the disclosure of which would be reasonably likely to result in a waiver of any legal privilege available to Seller or Company Group relating to such information. All investigations and due diligence conducted by Buyer or any of its Representatives shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any of its Representative shall result from Buyer’s own independent review and judgment.

(b)           From and after the Execution Date and up to the Claim Date, and subject to obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to request, but shall not be obligated to expend any monies), Buyer shall be entitled to conduct a Phase I environmental assessment or other visual assessment (including an environmental compliance review and other visual inspections, whether on land or by air, and with the use of drones using ordinary camera equipment that does not apply technologically enhanced means such as thermal, laser, light detection and ranging or FLIR cameras) (“Phase I Assessment”) with respect to the Assets, to be conducted by a reputable environmental consulting or engineering firm; provided that no environmental sampling or invasive activity or testing or operation of other equipment using technologically enhanced means such as thermal, laser, light detection and ranging or FLIR cameras (“Invasive Activities”) by Buyer or any of its Representatives may be performed without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion; provided further, that if Seller or any Third Party does not consent for Buyer to conduct any Phase I Assessment of any Asset, or if Seller or any applicable Third Party does not consent to Invasive Activities requested by Buyer or any of its Representatives at the Assets, then Buyer shall have the right to assert an Environmental Defect pursuant to Section 12.1 with respect to such Asset based on available information (including any unverified assumptions), and the lack of such Phase I Assessment or Invasive Activities, as applicable, shall not, in and of itself, invalidate any Environmental Defect Notice submitted in accordance with Section 12.1. Seller (or its designee) shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before gaining physical access to or otherwise inspecting or surveying any of the Assets, whether to conduct a Phase I environmental assessment or otherwise, and shall coordinate any such access, inspections or surveys with Seller. Seller or its designees shall have the right to accompany Buyer and its Representatives whenever they are on-site of the Assets or otherwise inspecting or surveying the Assets.

(c)            Buyer shall (and shall cause its Representatives to) coordinate its environmental assessments and inspections of the Assets with Seller and all Third Party operators to minimize any unreasonable interruption of the conduct of business by the Company Group or such Third Party operators. Buyer shall (and shall cause its Representative to) abide by the Company Group’s, and any Third Party operator’s, posted safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection, survey or assessment of the Assets and, to the extent required by any Third Party operator, execute and deliver any required confidentiality, indemnity and release agreement of any such Third Party operator, in each case, before conducting Buyer’s assessment on such Asset in accordance with this Section 10.1. Buyer hereby defends, indemnifies and holds harmless each of THE COMPANY GROUP and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any COSTS, EXPENSES, DAMAGES OR field visit, environmental assessment or other due diligence activity conducted by Buyer or any OF ITS RepresentativeS with respect to the COMPANY GROUP OR THE Assets PRIOR TO CLOSING, even if such COSTS, EXPENSES, DAMAGES AND Liabilities arise out of or result from or relate to, SOLELY OR IN PART, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by AN OPERATOR OF THE ASSETS OR a member of THE Seller Indemnified Parties or the Company GROUP, excepting (i) Liabilities TO THE EXTENT resulting FROM the gross negligence or willful misconduct of a member of THE Seller Indemnified Parties or the Company GROUP AND (II) LIABILITIES ATTRIBUTABLE TO ANY PREVIOUSLY EXISTING CONDITION OF THE ASSETS UNCOVERED OR DISCOVERED AND TO THE EXTENT NOT EXACERBATED BY BUYER OR ANY OF BUYER’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS.

(d)           Buyer agrees to provide Seller, prior to the Claim Date, copies of all final reports, assessments and sampling or test results prepared by Buyer or any of its Representatives that contain data collected or generated from Buyer’s and its Representatives’ due diligence with respect to the Assets. Seller shall not be deemed by its receipt of such documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e)           As soon as reasonably practicable, but in any event promptly upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller, the Company Group or any of their respective Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and its Representatives’ due diligence, (ii) restore the Assets to substantially the same condition as they were prior to commencement of Buyer’s and its Representatives’ due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with Buyer’s and its Representatives’ due diligence.

(f)            During all periods that Buyer or any of its Representatives are on the Assets or are in the Company Group’s or any of its Affiliates’ offices, Buyer shall maintain, at its sole cost and expense, policies of insurance of the types and in the amounts customary for the industry. Buyer shall cause all such insurance underwriters to waive subrogation against the Seller Indemnified Parties and the Company Group.

10.2.         Disclaimers.

(a)            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE III OR ARTICLE IV OR THE SELLER’S CERTIFICATE AND SUBJECT TO AND WITHOUT LIMITATION OF ANY OF BUYER’S RIGHTS UNDER THE R&W INSURANCE POLICY OR FOR FRAUD, (I) NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (III) BUYER IS NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ANY OF BUYER’S OR BUYER’S AFFILIATES’ RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, DIRECTOR, OFFICER, MANAGER, PARTNER, EQUITYHOLDER, AGENT, CONSULTANT, ADVISOR OR OTHER REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES (INCLUDING THE COMPANY GROUP)). BUYER ACKNOWLEDGES AND AGREES THAT NO SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE ASSETS THAT IS NOT EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

(b)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE III OR ARTICLE IV OR THE SELLER’S CERTIFICATE AND SUBJECT TO AND WITHOUT LIMITATION OF ANY OF BUYER’S RIGHTS UNDER THE R&W INSURANCE POLICY OR FOR FRAUD, AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.2(a), (A) NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, (B) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (C) BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ACQUIRED INTERESTS, THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER, THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR THIRD PARTIES WITH RESPECT TO THE COMPANY GROUP, THE ACQUIRED INTERESTS OR THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR OTHER REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT AND (X) THE EFFECTIVENESS OR SUCCESS OF ANY OPERATIONS OF THE COMPANY GROUP. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE III OR ARTICLE IV OR THE SELLER’S CERTIFICATE AND SUBJECT TO AND WITHOUT LIMITATION OF ANY OF BUYER’S RIGHTS UNDER THE R&W INSURANCE POLICY OR FOR FRAUD, BUYER ACKNOWLEDGES AND AGREES THAT (X) NO SELLER INDEMNIFIED PARTY IS MAKING AND (Y) NO BUYER PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREE FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ACQUIRED INTERESTS, THE EQUITY INTERESTS IN THE OTHER COMPANY GROUP MEMBER AND THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)            OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN SECTION 4.17 AND SECTION 4.32 OR IN THE SELLER’S CERTIFICATE, AND SUBJECT TO AND WITHOUT LIMITATION OF ANY OF BUYER’S RIGHTS UNDER THE R&W INSURANCE POLICY OR FOR FRAUD (TO THE EXTENT RELATING TO THE REPRESENTATION AND WARRANTY IN SECTION 4.17 AND SECTION 4.32), AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.2(a), BUYER ACKNOWLEDGES AND AGREES THAT (I) NO SELLER INDEMNIFIED PARTY IS MAKING AND (II) NO BUYER PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING THE ACQUIRED INTERESTS, THE EQUITY INTERESTS IN THE OTHER COMPANY GROUP MEMBER AND THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)           SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.2 ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES OF ANY LAW.

Article XI
TITLE MATTERS

11.1.         Company Group’s Title. Without limiting Buyer’s remedies for Title Defects set forth in this Article XI and except for Seller’s representations and warranties contained in Article III and Article IV and in the Seller’s Certificate, Seller does not make (and Buyer waives) any warranty or representation, express, implied, statutory or otherwise with respect to the Company Group’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy (absent Fraud) for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2(d) or if applicable, Section 14.1(b) and (ii) after Closing, shall be pursuant to the R&W Insurance Policy.

11.2.         Notice of Title Defects; Defect Adjustments.

(a)           Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on September 2, 2026 (the “Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Title Defects and that Buyer intends to assert as a Title Defect pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (without limiting any rights of Buyer to recover under the R&W Insurance Policy), Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Title Defect that Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Lease or Well, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to evaluate the existence of such alleged Title Defect and (iv) the amount by which Buyer in good faith believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller, on a bi-weekly basis, prior to the Claim Date, written notice of any alleged Title Defects discovered by Buyer, which notice may be preliminary in nature and supplemented prior to the Claim Date; provided, that the failure to provide any such preliminary notice shall not be deemed a breach of any covenant and shall not affect or otherwise prejudice Buyer’s right to assert Title Defects at any time prior to the Claim Date and the remedies hereunder therefor. For the avoidance of doubt, any notice provided by Buyer to Seller that does not comply, in all material respects, with all of the requirements of this Section 11.2(a) shall not constitute a Title Defect Notice.

(b)           Title Benefit Notices. If Seller discovers any Title Benefit on or before the Claim Date, Seller may deliver a notice in writing (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Lease or Well, or portion thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) supporting documents reasonably necessary for Buyer to verify the existence of such alleged Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the end of the Claim Date.

(c)           Seller’s Right to Cure.

(i)            Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to expiration of the Cure Period any Title Defect asserted by Buyer in accordance with this Agreement. Buyer agrees to reasonably cooperate with Seller, including by giving Seller (or its designee) reasonable access during normal business hours to the Assets and all Records in Buyer’s or its Representatives’ possession or control to the extent necessary or convenient to facilitate Seller’s attempt to cure any Title Defect. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, such Title Defect.

(ii)          At the Closing, Buyer shall deposit or cause to be deposited in the Defect Escrow Account in accordance with the terms of this Agreement an amount (the “Defect Escrow Amount”) equal to (without duplication) the sum of, subject to and after taking into account the limitations, thresholds and deductibles set forth in Section 11.2(i) and Section 12.1(e), and any Title Defect Amounts to which the Parties have finally determined:

(A)         the aggregate amount of all Title Defect Amounts (as claimed in good faith by Buyer in its Title Defect Notices) for all Title Defects that Seller has elected to cure post-Closing pursuant to Section 11.2(d)(iii) or dispute pursuant to Section 11.2(d); plus

(B)          the aggregate amount of all Remediation Amounts (as claimed in good faith by Buyer in its Environmental Defect Notices) for all Environmental Defects that Seller has elected to dispute pursuant to Section 12.1(c); plus

(C)          the aggregate amount of (1) all Title Defect Amounts claimed in good faith by Buyer in its Title Defect Notices for Title Defects that Seller attempted to cure prior to Closing, but for which Buyer disputes the adequacy of such cure pursuant to Section 11.2(j), and (2) all Remediation Amounts claimed in good faith by Buyer in its Environmental Defect Notices for Environmental Defects that Seller attempted to cure prior to Closing, but for which Buyer disputes the adequacy of such cure pursuant to Section 12.1(f).

(iii)          Upon (x) cure of any Title Defect or Environmental Defect prior to the expiration of the Cure Period, (y) written agreement of the Parties, or (z) in the event that Seller and Buyer cannot agree as to the existence of any Title Defect or Environmental Defect or as to the Title Defect Amount or Remediation Amount attributable thereto, or as to whether such Title Defect or Environmental Defect has been cured and such unresolved matter has been submitted to the Title Arbitrator as a Disputed Title Matter pursuant to Section 11.2(j) or to the Environmental Arbitrator as a Disputed Environmental Matter pursuant to Section 12.1(f), as applicable, upon resolution of such Disputed Title Matter or Disputed Environmental Matter under the process delineated in Section 11.2(j) or Section 12.1(f), as applicable, then Seller or Buyer, as applicable, shall be entitled to receive a distribution from the Defect Escrow Amount in accordance with the resolution of said matter in accordance with this Agreement. For the avoidance of doubt, if any Title Defect or Environmental Defect is partially cured as determined under clause (x), (y) or (z), then the Title Defect Amount or Remediation Amount shall be adjusted to take into account such partial cure.

(d)           Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the right of Buyer to terminate this Agreement pursuant to Section 14.1(b), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer prior to Closing or cured prior to the expiration of the Cure Period, Seller shall, at Seller’s sole option and by delivery of a written notice to Buyer prior to the Closing, elect to:

(i)            subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by the Title Defect Amount for such Title Defect (other than in the case of Title Defect Amounts determined pursuant to Section 11.2(g)(ii), not to exceed the Allocated Value of the applicable Title Defect Property) determined pursuant to this Section 11.2;

(ii)           in the event that the Title Defect Amount asserted by Buyer pursuant to Section 11.2(a) with respect to any Title Defect Property exceeds eighty-five percent (85%) of the Allocated Value for such Title Defect Property, receive (or have Seller’s designee receive) an assignment from the applicable Company Group Member of the entirety of such Title Defect Property together with all associated Assets, as Excluded Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets;

(iii)          cure the alleged Title Defect pursuant to Section 11.2(c)(i); or

(iv)          if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller fails to make any of the foregoing elections prior to the Closing, Seller will be deemed to have elected the remedy set forth in Section 11.2(d)(iii).

(e)            Remedies for Title Benefits. With respect to all Title Benefit Properties reported under Section 11.2(a) or Section 11.2(b)(i), the aggregate amount of all Title Benefit Amounts attributable to such Title Benefit Properties shall be used to offset Title Defect Amounts as provided in Section 11.2(i).

(f)             Exclusive Remedy. Absent Fraud, except for Buyer’s rights to terminate this Agreement prior to the Closing pursuant to Section 14.1(b) and Buyer’s remedies pursuant to the R&W Insurance Policy, the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to the Company Group’s failure to have Defensible Title with respect to any Asset or any other title matter.

(g)           Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)            if Buyer and Seller agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)          if the Title Defect solely represents a discrepancy between (A) the actual Net Revenue Interest of the Company Group for any Lease or Well set forth on Schedule 2.9, as to any Target Formation and (B) the Net Revenue Interest set forth on Schedule 2.9 as to the applicable Target Formation for such Lease or Well, as applicable, (and in either case the Working Interest is decreased proportionately), then the Title Defect Amount shall be the product of the Allocated Value of such Lease or Well as to such Target Formation multiplied by a fraction, the numerator of which is the absolute value of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Schedule 2.9 for such Lease or Well as to the applicable Target Formation; provided that, if the Title Defect does not affect the applicable Lease or Well throughout its entire productive life, the Title Defect Amount determined pursuant to this Section 11.2(g)(iii) shall be reduced to take into account the applicable time period only;

(iv)          if the Title Defect solely represents a discrepancy between (A) the Net Acres of the Company Group for any Lease as to any Target Formation and (B) the Net Acres stated therefor on Schedule 2.9 (and the Net Revenue Interest of the Company Group in such Target Formation of such Lease is unchanged), then the Title Defect Amount shall be the product of the Allocated Value of such Lease as to the applicable Target Formation multiplied by a fraction, the numerator of which is the absolute value of such discrepancy and the denominator of which is the Net Acres stated on Schedule 2.9 for such Lease as to such Target Formation; provided that, if the Title Defect does not affect the applicable Lease throughout its entire productive life, the Title Defect Amount determined pursuant to this Section 11.2(g)(iv) shall be reduced to take into account the applicable time period only;

(v)           if the Title Defect represents any matter other than described in clauses (i) through (iv) of this Section 11.2(g), or the Title Defect affects some but not all of the applicable Target Formation, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property as to the applicable Target Formation, the portion of the Title Defect Property affected by the Title Defect as to the applicable Target Formation, the legal effect of the Title Defect as to the applicable Target Formation, the potential economic effect of the Title Defect over the productive life of the Title Defect Property as to the applicable Target Formation, the values placed on such Title Defect by Seller and Buyer as to the applicable Target Formation and such other reasonable factors as are necessary to make a proper evaluation;

(vi)          the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication or combination of any costs or losses included in another Title Defect Amount hereunder; and

(vii)         except for Title Defect Amounts determined pursuant to Section 11.2(g)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)           Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)           if Buyer and Seller agree in writing on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)          if the Title Benefit solely represents a discrepancy between (A) the actual Net Revenue Interest of the Company Group for any Lease or Well, as to any Target Formation and (B) the Net Revenue Interest set forth on Schedule 2.9 as to the applicable Target Formation for such Lease or Well (and the Working Interest is increased proportionately), then the Title Benefit Amount shall be the product of the Allocated Value of such Lease or Well, as applicable, as to such Target Formation multiplied by a fraction, (1) the numerator of which is the positive value of such discrepancy and (2) the denominator of which is the Net Revenue Interest set forth for such Lease or Well on Schedule 2.9; provided that, if the Title Benefit does not affect the applicable Lease or Well throughout its entire productive life, the Title Benefit Amount determined pursuant to this Section 11.2(h)(ii) shall be reduced to take into account the applicable time period only;

(iii)           if the Title Benefit solely results from (A) the Net Acres of the Company Group for any Lease as to any Target Formation being greater than (B) the Net Acres stated therefor on Schedule 2.9 as to such Target Formation (and the Net Revenue Interest of the Company Group in such Target Formation of such Lease is unchanged), then the Title Benefit Amount shall be the product of the Allocated Value of such Lease as to such Target Formation multiplied by a fraction, the numerator of which is the Net Acres increase and the denominator of which is the Net Acres stated on Schedule 2.9 for such Title Benefit Property as to such Target Formation; provided that, if the Title Benefit does not affect the applicable Lease throughout its entire productive life, the Title Benefit Amount determined pursuant to this Section 11.2(h)(iii) shall be reduced to take into account the applicable time period only; and

(iv)          if the Title Benefit represents any matter other than described in clauses (i) or (iii) of this Section 11.2(h), or if the Title Benefit affects some but not all of the applicable Target Formation, then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)             Title Defect Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed (x) $400,000 with respect to any Title Defect Property which is a Lease or (y) $250,000 with respect to any Title Defect Property which is a Well (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller) less the aggregate Title Benefit Amounts of all Title Benefits to the extent such Title Benefit Amounts do not exceed such Title Defect Amounts, plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (but excluding any Environmental Defect cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible; provided that, a single Title Defect which affects more than one Title Defect Property shall be subject to a single application of the Individual Title Defect Threshold for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Title Defect Threshold. The aggregate Title Benefit Amounts shall only be applied as an offset to the aggregate Title Defect Amounts that exceed the Individual Title Defect Threshold and shall in no event increase the Purchase Price. For the avoidance of doubt, (x) if Seller or Seller’s designee retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not count towards the Aggregate Deductible and (y) if Seller cures any Title Defect in accordance with this Agreement, the Title Defect Amount (or applicable portion thereof) attributable to the affected Title Defect Property will not be counted towards the Aggregate Deductible. Notwithstanding anything to the contrary in Article XI or Article XII, if Seller timely elects to cure (or is deemed to have elected to cure) Title Defects in accordance with Section 11.2(c) and cures such Title Defects as provided herein after the Closing and prior to the expiration of the Cure Period, and the effect of such cure causes the Aggregate Deductible to not be exceeded, then, (I) the Parties acknowledge and agree that there will be no adjustments to the Purchase Price, or other remedies provided by Seller for any Title Defects or Environmental Defects, under Article XI or Article XII, except to the extent such amounts have been paid to Seller (including from the Defect Escrow Amount), Seller shall be reimbursed by Buyer for any downward adjustments to the Purchase Price under Article XI or Article XII attributable to any Title Defect Amounts or Remediation Amounts that were made at Closing (including, for purposes of clarity, for any amounts from the Defect Escrow Amount previously released to Buyer by the Escrow Agent), with such reimbursement to be reflected and accounted for in the Final Settlement Statement (or, if at such time, the final adjustments to the Purchase Price have already been determined in accordance with Section 2.7, then Buyer shall promptly pay to Seller in immediately available funds an amount equal to such reimbursement amount), and (II) all Title Defect Amounts and Remediation Amounts held in the Defect Escrow Account shall be thereafter released to Seller.

(j)             Title Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to the Closing (or, if Seller elects to attempt to cure pursuant to Section 11.2(c)(i), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree in writing by the Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after the Closing), the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 11.2(j). There shall be a single arbitrator (the “Title Arbitrator”), who shall be a title attorney with at least ten (10) years’ experience in oil and gas title matters in the geographic region where the Assets are located. The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Title Arbitrator, by the Houston, Texas office of the AAA, and in either case, shall remain neutral and shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10)-year period preceding the arbitration or have any financial interest in the dispute. Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of each Disputed Title Matter in writing. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute or any hearing (as the case may be) and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to rendering an award; provided, however, with respect to each Disputed Title Matter, that the Title Arbitrator shall be limited to awarding only one or the other of the amounts proposed by the Parties for the Title Arbitrator’s resolution of such Disputed Title Matter. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest, penalties or any other sums to either Party with respect to any matter. The costs of the Title Arbitrator shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Title Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Title Arbitrator. Within ten (10) days after the Title Arbitrator delivers his or her award, subject to Section 11.2(h)(iv), the Parties shall, after giving effect to the limitations provided in this Section 11.2 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (i) to Buyer, an amount equal to (1) the sum of the Title Defect Amounts associated with (x) those Title Defects which Seller elected (or was deemed to have elected) to cure pursuant to Section 11.2(d)(iii), which are not subject to an unresolved Disputed Title Matter and which are not cured as provided in Section 11.2(c)(i), and (y) any Disputed Title Matters determined in favor of Buyer pursuant to this Section 11.2(j), less (2) an amount of any offsetting Title Benefits which are Disputed Title Matters and are determined in favor of Seller pursuant to this Section 11.2(j), with such amount to be disbursed from the Defect Escrow Amount and (ii) to Seller, the remainder of the Defect Escrow Amount, after giving effect to Section 12.1(f) (without duplication). Nothing herein shall operate to cause the Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 11.2(j) and to the extent any adjustments are not agreed upon by the Parties in writing as of the Closing, the Purchase Price shall not be adjusted therefor at the Closing, and subsequent adjustments to the Purchase Price, if any, will be made following the agreement of the Parties or determination of the same pursuant to this Section 11.2 for any such Disputed Title Matter.

Article XII
ENVIRONMENTAL MATTERS

12.1.         Notice of Environmental Defects.

(a)            Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Central Time) on the Claim Date claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (but without limiting any rights of Buyer to recover under the R&W Insurance Policy), Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Environmental Defect that Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect and the Assets affected by such alleged Environmental Defect (including, but not limited to, and as applicable, reference to the Environmental Laws alleged to have been violated with respect to or that currently require Remediation of the alleged Environmental Defect), (ii)  supporting documents relied upon by Buyer and necessary for Seller to evaluate the existence of such alleged Environmental Defect and (iii) a calculation of the Remediation Amount that Buyer in good faith asserts is attributable to such alleged Environmental Defect and all material assumptions used by Buyer with respect to calculation of such Remediation Amount. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to give Seller, on bi-weekly basis, prior to the Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Date; provided, that the failure to provide any such preliminary notice shall not be deemed a breach of any covenant and shall not affect or otherwise prejudice Buyer’s right to assert Environmental Defects at any time prior to the Claim Date and the remedies hereunder therefor. Notwithstanding anything to the contrary in this Agreement, Buyer may not assert as an Environmental Defect any matter disclosed in the Schedules to this Agreement or related or pertaining to an Asset operated by Buyer or its Affiliates. For the avoidance of doubt, any notice provided by Buyer to Seller that does not comply, in all material respects, with all of the requirements of this Section 12.1(a) shall not constitute an Environmental Defect Notice.

(b)           Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the expiration of the Cure Period any Environmental Defect asserted by Buyer in accordance with this Agreement. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to Seller’s rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure or Remediate, such Environmental Defect.

(c)           Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and the Remediation Amount asserted with respect thereto, and subject to the right of Buyer to terminate this Agreement prior to Closing pursuant to Section 14.1(b), in the event that any Environmental Defect timely and effectively asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured prior to the expiration of the Cure Period, Seller shall, at Seller’s sole option and by delivery of a written notice to Buyer prior to the Closing, elect to:

(i)            subject to the Individual Environmental Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount for such Environmental Defect determined pursuant to this Article XII; or

(ii)           if applicable, terminate this Agreement pursuant to Section 14.1(a).

If Seller fails to make any of the foregoing elections prior to the Closing, Seller will be deemed to have elected the remedy set forth in Section 12.1(c)(i).

(d)           Exclusive Remedy. Absent Fraud, except for Buyer’s rights to terminate this Agreement prior to the Closing pursuant to Section 14.1(b) and Buyer’s remedies pursuant to the R&W Insurance Policy, the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect affecting any Asset.

(e)           Environmental Deductibles. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $200,000 (the “Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller), less (3) the aggregate Title Benefit Amounts of all Title Benefits, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the purposes of determining whether or not an Environmental Defect exceeds the Individual Environmental Defect Threshold, if an Environmental Defect constitutes a regulatory or permitting deficiency and not a physical condition (e.g., the failure to obtain the same kind of permits or prepare and file the same kind of plans or reports required under applicable Environmental Laws), then the Remediation Amount associated with each such Environmental Defect that is the same across multiple Assets may be aggregated for purposes of meeting the Individual Environmental Defect Threshold and the Aggregate Deductible. For the avoidance of doubt, if Seller Remediates any Environmental Defect in accordance with this Agreement, the Remediation Amount (or applicable portion thereof) attributable to the affected Asset will not be counted towards the Aggregate Deductible.

(f)            Environmental Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Environmental Defects and Remediation Amounts and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Environmental Defect (collectively, the “Disputed Environmental Matters”) prior to the Closing. If Seller and Buyer are unable to agree in writing by the Closing, the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator (the “Environmental Arbitrator”), who shall be a reputable environmental consultant or attorney with at least ten (10) years’ experience in oil and gas environmental matters in the region in which the Assets are located. The Environmental Arbitrator shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Environmental Arbitrator, by the Houston, Texas office of the AAA, and in either case, shall remain neutral and shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the 10-year period preceding the arbitration or have any financial interest in the dispute. Each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of each Disputed Environmental Matter in writing. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.1(f). The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute or any hearing (as the case may be) and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to rendering an award; provided, however, with respect to each Disputed Environmental Matter, that the Environmental Arbitrator shall not award an amount greater than the amount proposed by Buyer or less than the amount proposed by Seller with respect to such Disputed Environmental Matter. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matter submitted by either Party and may not award damages, interest, penalties or any other sums to either Party with respect to any matter. The costs of the Environmental Arbitrator shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Environmental Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Environmental Arbitrator. Within ten (10) days after the Environmental Arbitrator delivers his or her award, subject to Section 12.1(e), the Parties shall, after giving effect to the limitations provided in Section 12.1 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (i) to Buyer, an amount equal to the sum of the Remediation Amounts associated with any Disputed Environmental Matters determined in favor of Buyer pursuant to this Section 12.1(f) and (ii) to Seller, the remainder of the Defect Escrow Amount, after giving effect to Section 11.2(j) (without duplication). Nothing herein shall operate to cause the Closing to be delayed on account of any unresolved Disputed Environmental Matter arbitration conducted pursuant to this Section 12.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of the Closing, the Purchase Price shall not be adjusted therefor at the Closing, and subsequent adjustments to the Purchase Price, if any, will be made following the agreement of the Parties or determination of the same pursuant to this Section 12.1 for any such Disputed Environmental Matter.

12.2.         NORM, Asbestos, and Hazardous Substances. Buyer acknowledges that (a) the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, or other Hazardous Substances located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other Hazardous Substances; (e) NORM containing material and other Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment; (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets; and (g) notwithstanding anything to the contrary, the presence of NORM that does not presently violate and require removal under Environmental Laws, or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent such constitute a current violation of Environmental Law.

Article XIII
NO SURVIVAL; RELEASE

13.1.         Release.

(a)           Effective as of the Closing, Seller, for itself and on behalf of its Affiliates (excluding the Company Group) and each of their respective equityholders, successors and assigns (the “Seller Releasing Group”) hereby fully and unconditionally releases, acquits and forever discharges the Buyer Parties and their Affiliates, including each Company Group Member, each of their respective direct and indirect equityholders and current and former Representatives in their capacity as such, and each of their respective successors and assigns (the “Buyer Released Parties”) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed, or contingent, whether accrued, potential, inchoate, liquidated, contingent, or actual, whether asserted or that might have been asserted, whether in Law or equity, of any kind (including, in each such case, any rights to contribution, cost recovery, indemnification or other recovery under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law), that any member of the Seller Releasing Group now has or has ever had against each Company Group Member, in respect of or arising out of any matter, act, omission, cause or event relating to the ownership, operation, management, administration or use of the Company Group, the Acquired Interests or the Assets, the Excluded Assets, the Excluded Subsidiaries, the Pre-Closing Reorganization, or any intercompany accounts, arrangements, agreements, guarantees or transactions between or among any Excluded Subsidiary, on the one hand, and any Company Group Member, on the other hand, in each case, occurring or arising, directly or indirectly, contemporaneously with or before the Closing and whether or not relating to claims pending on, or asserted after, the Closing, and including (i) the Acquired Interests or (ii) the ownership, use or operation of any of the Assets or the Company Group prior to the Closing, in each case, WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY BUYER RELEASED PARTY; provided, however, the foregoing notwithstanding, the release and discharge provided for herein shall not release (i) the Buyer or any Company Group Member of their respective obligations or liabilities, if any, pursuant to this Agreement or the Transaction Documents, (ii) any rights to exculpation, indemnification and advancement of expenses now existing from each Company Group Member to any director, manager, officer or agent of such Person in accordance with Section 6.11, (iii) any rights of any member of the Seller Releasing Group in such Person’s capacity as a continuing employee, consultant or other service provider of any member of the Company Group from and after the Closing or (iv) any Person for Fraud. Seller hereby irrevocably covenants to refrain from, directly or indirectly (and shall cause each member of the Seller Releasing Group to refrain from), asserting any claim released pursuant to the foregoing provisions of this Section 13.1(a), or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the released Persons set forth in the first sentence of this Section 13.1(a) in their capacity as such, with respect to any such claim. Seller hereby represents to Buyer that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any such claim.

(b)            Effective as of the Closing, Buyer, for itself and on behalf of its Affiliates (including the Company Group) and each of their respective equityholders, successors and assigns (the “Buyer Releasing Group”) hereby fully and unconditionally releases, acquits and forever discharges Seller and its Affiliates (including the Excluded Subsidiaries) and its and their direct and indirect equityholders and current and former Representatives in their respective capacities as such, and each of their respective successors and assigns (the “Seller Released Parties”) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed, or contingent, whether accrued, potential, inchoate, liquidated, contingent, or actual, whether asserted or that might have been asserted, whether in Law or equity, of any kind, that any member of the Buyer Releasing Group now has or has ever had against such Persons, in respect of or arising out of any matter, act, omission, cause or event relating to the ownership, operation, management, administration or use of the Company Group, the Acquired Interests, the Assets, the Excluded Subsidiaries or the Pre-Closing Reorganization in each case, occurring or arising, directly or indirectly, contemporaneously with or before the Closing and whether or not relating to claims pending on, or asserted after, the Closing, in each case, WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER RELEASED PARTY; provided, however, the foregoing notwithstanding, the release and discharge provided for herein shall not release (i) the Seller of its obligations or liabilities, if any, pursuant to this Agreement or the Transaction Documents, (ii) Seller or its Affiliates from any obligations, liabilities, claims, causes of action and Liabilities directly arising from or relating to the ownership, operation or business of any Excluded Assets or (iii) any Person for Fraud. Buyer hereby irrevocably covenants to refrain from, directly or indirectly (and shall cause each member of the Buyer Releasing Group to refrain from), asserting any claim released pursuant to the foregoing provisions of this Section 13.1(b), or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the released Persons set forth in the first sentence of this Section 13.1(b), in their capacity as such, with respect to any such claim. Buyer hereby represents to Seller that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any such claim.

(c)            For purposes of clarification and avoidance of doubt, notwithstanding any other provision of this Section 13.1, this Section 13.1 does not (i) waive or release any claim for breach or enforcement of the release in this Section 13.1, or (ii) waive or release any right or claim that may not be waived or released by applicable Law.

13.2.         Survival; Sole and Exclusive Remedy. Except in case of Fraud, none of the representations, warranties, covenants or agreements of Seller in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in Contract or in tort or otherwise, or whether at Law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, if the Closing occurs, this Section 13.2 shall not limit any covenant or agreement of the Parties to the extent such covenant or agreement is required to be performed after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms. Except in the case of (a) any covenant or agreement required to be performed after the Closing or (b) Fraud, Buyer’s sole and exclusive remedy following Closing shall be the R&W Insurance Policy and Buyer, on behalf of itself, its Affiliates and their respective Representatives, hereby fully, unconditionally and irrevocably waives (and discharges and releases the Seller Indemnified Parties and the Company Group, and their respective Representatives for) from any and all claims, demands, torts, liens, suits, actions, causes of action, debts, damages, obligations, liabilities and rights whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, now existing or which may hereafter accrue, directly or indirectly, arising out of or related to the transactions contemplated by this Agreement, the Company Group and/or their Business.

Article XIV
TERMINATION, DEFAULT AND REMEDIES

14.1.         Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing (by written notice from the terminating Party to the other Party) as follows:

(a)            by Seller by written notice to Buyer, if Buyer breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s or the Company’s obligations to consummate the transactions contemplated hereby set forth in Article VIII not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Seller, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 14.1(a) shall not be available to Seller if Seller or any Company Group Member is then in material breach of any of its representations or warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Article VII not capable of being satisfied;

(b)            by Buyer by written notice to Seller, if Seller or the Company Group Members breach any of their respective representations or warranties contained in this Agreement or Seller or the Company Group Members breach or fail to perform any of their respective covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Article VII not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 14.1(b) shall not be available to Buyer if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Article VIII not capable of being satisfied;

(c)            by Seller by written notice to Buyer, if (i) all of the conditions to Closing set forth in Article VII were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at Closing and could have been satisfied or would have been waived assuming Closing would occur), (ii) Seller has notified Buyer that Seller and the Company Group Members are ready, willing and able to consummate the transactions contemplated by this Agreement, (iii) neither Seller nor any Company Group Member is then in material breach of any of its representations or warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to the Buyer’s obligations to consummate the transactions contemplated hereby set forth in Article VII not capable of being satisfied and (iv) Buyer fails to complete the Closing within two (2) Business Days after the delivery of such notification by Seller;

(d)           by Buyer by written notice to Seller, if (i) all of the conditions to Closing set forth in Article VIII were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at Closing and could have been satisfied or would have been waived assuming Closing would occur), (ii) Buyer has notified Seller that Buyer is ready, willing and able to consummate the transactions contemplated by this Agreement, (iii) Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Article VIII not capable of being satisfied and (iv) Seller and the Company Group fail to complete the Closing within two (2) Business Days after the delivery of such notification by Buyer;

(e)            by Seller or Buyer if the Closing shall not have occurred on or before the Outside Date; provided that the right to terminate under this Section 14.1(e) shall not be available to a Party whose breach in any material respect of any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to have been consummated on or before the Outside Date; provided further that notwithstanding anything to the contrary in the foregoing proviso, in the event that Buyer has the right to take the actions contemplated in Section 14.2(c), if Buyer has not taken such actions at any time following the sixtieth (60th) day after the Outside Date, Seller shall have the right to terminate this Agreement unless, prior to Seller so terminating this Agreement, Buyer has commenced appropriate proceedings to enforce its rights of specific performance hereunder;

(f)            by Seller or Buyer if consummation of the transactions contemplated hereby is enjoined, restrained, prevented or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable Order of a Governmental Authority of competent jurisdiction; provided that the right to terminate under this Section 14.1(f) shall not be available to a Party if any of the foregoing is primarily due to the failure of such Party to perform its obligations under this Agreement;

(g)           by the mutual prior written consent of Seller and Buyer; or

(h)           by Seller if Buyer has not timely deposited the Deposit in accordance with Section 2.3(d).

14.2.         Effect of Termination.

(a)            If this Agreement is terminated pursuant to any provision of Section 14.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability or obligation hereunder; provided that the provisions of Section 6.2(e), Section 6.5, Section 6.6, Section 6.22(c), Section 6.24(e), Section 10.1(c), Section 10.1(d), Section 10.1(e), this Section 14.2, Section 14.3, Article I and Article XV (other than Section 15.3 and Section 15.14, which shall terminate) and such of the defined terms set forth in Annex I to give context to such Sections shall, in each case, survive such termination. Upon the termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests, the Company Group and the Assets and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement.

(b)           If (i) Seller has the right to terminate this Agreement pursuant to Section 14.1(a) or Section 14.1(c) or (ii) if Seller has the right to terminate this Agreement pursuant to Section 14.1(e), and at such time Seller could have terminated this Agreement pursuant to Section 14.1(a) (without regard to any cure periods contemplated therein) or Section 14.1(c), then, in each case, Seller shall have the right, as its sole and exclusive remedy against Buyer, to either (A) seek to enforce specific performance by Buyer of this Agreement, or (B) if Seller does not seek to enforce (or if Seller does not successfully obtain specific performance), then Seller shall be entitled to terminate this Agreement with respect to the obligations of Buyer, as applicable, and receive and retain the Deposit as liquidated damages, free of any claims by such Party or any other Person with respect thereto. The Parties agree that (x) Seller’s actual damages in the event of termination would be difficult to ascertain, (y) the Deposit constitutes the Parties’ good-faith estimate of the actual damages reasonably expected to result from such termination of this Agreement and (z) the liquidated damages are not a penalty. If Seller elects to terminate this Agreement pursuant to this Section 14.2(b) and receive the Deposit as liquidated damages, then within two (2) Business Days of Seller’s election, Buyer and Seller shall execute and deliver (or cause to be delivered) a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to the account designated by Seller. Seller’s receipt of the Deposit as liquidated damages is the sole and exclusive remedy of Seller, its Affiliates and its Representatives against Buyer or any of its Representatives, including any investment banker, financial advisor, Debt Financing Source, attorney, accountant or other advisor, agent, representative or affiliate for, and subject to this Section 14.2(b), in no such event will Seller seek to recover any other money damages or seek any other remedy based on a claim in Law or equity with respect to, any matter relating to or arising out of this Agreement, including (a) any loss suffered as a result of the failure of the consummation of the Closing and the transactions contemplated hereby, (b) the termination of this Agreement or (c) any liabilities or obligations arising under this Agreement. Upon payment to Seller of such Deposit as liquidated damages, none of Buyer or any of its Representatives, including any investment banker, financial advisor, Debt Financing Source, attorney, accountant or other advisor, agent, representative or affiliate shall have any further liability or obligation to Seller relating to or arising out of this Agreement or the transactions contemplated hereby.

(c)            If (i) Buyer has the right to terminate this Agreement pursuant to Section 14.1(b) or Section 14.1(d) or (ii) if Buyer has the right to terminate this Agreement pursuant to Section 14.1(e), and at such time Buyer could have terminated this Agreement pursuant to Section 14.1(b) or Section 14.1(d), then, in each such case, Buyer shall have the right, at its sole discretion and as the sole and exclusive remedy against Seller and the Company Group, to either (A) seek to enforce specific performance by Seller of this Agreement (in which event the Deposit will be applied as a credit against the Adjusted Purchase Price at Closing as set forth in Section 9.3(a)), or (B) if Buyer does not seek to enforce specific performance (or if Buyer does not successfully obtain specific performance), then Buyer shall be entitled to (1) terminate this Agreement, (2) receive the entirety of the Deposit pursuant to Section 14.2(d), and (3) be entitled to seek to recover its actual damages and out-of-pocket expenses incurred and paid in connection with this Agreement in an amount up to, but not to exceed, $30,000,000 in the aggregate as its sole and exclusive remedy against Seller. If Buyer elects to terminate this Agreement pursuant to this Section 14.2(c) and seek a return of the Deposit, then within two (2) Business Days of Buyer’s election, Buyer and Seller shall execute and deliver (or cause to be delivered) a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Buyer. For the avoidance of doubt, under no circumstances shall Buyer be permitted or entitled to receive both a grant of specific performance and a return of the Deposit in connection with the termination of this Agreement.

(d)           If this Agreement is terminated and Seller is not entitled to the Deposit pursuant to Section 14.2(b), then within two (2) Business Days of such termination, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Buyer.

(e)            If this Agreement is terminated in accordance with the express terms of this Article XIV, then subject to the foregoing provisions of this Section 14.2, Seller and the Company Group shall be free immediately to enjoy all rights of ownership of the Company Group and the Assets and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement, provided, for the avoidance of doubt, that in the event that Buyer seeks to enforce specific performance in accordance with Section 14.2(c) above, Seller shall not be entitled to such action and will remain subject to its covenants under this Agreement, including Section 6.1, until such claim for specific performance is finally resolved.

(f)            If either Party notifies the other Party of its intention to terminate this Agreement in accordance with Section 14.1(e) for failure of the conditions set forth in Section 7.4 or Section 8.4, as applicable, then, unless the agreed upon Title Defect Amounts, Remediation Amounts and Title Benefit Amounts (together with the other amounts accounted for pursuant to Section 7.4 or Section 8.4, as applicable) are sufficient to cause a failure of the conditions set forth in Section 7.4 or Section 8.4, such other Party may (including on and after the Target Closing Date), prior to giving effect to such termination, elect by written notice (an “Arbitration Notice”) to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Remediation Amounts to expert arbitration in accordance with Section 11.2(j) and Section 12.1(f), as applicable; provided, further, that, in lieu of the timing provided in Section 11.2(j) and Section 12.1(f), as applicable, the Parties shall select a Title Arbitrator or Environmental Arbitrator, as applicable, within five (5) Business Days of the delivery of the Arbitration Notice, each Party shall submit such Party’s position to the Title Arbitrator or Environmental Arbitrator, as applicable, within ten (10) Business Days of the delivery of an Arbitration Notice and each Party shall instruct the Title Arbitrator or Environmental Arbitrator, as applicable, to deliver a determination of (A) the Remediation Amount(s) attributable to all disputed Environmental Defects, (B) the Title Defect Amount(s) attributable to all disputed Title Defects or (C) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable, within twenty (20) days of the delivery of the Arbitration Notice. For the avoidance of doubt, (1) if a Party elects to initiate arbitration in accordance with this Section 14.2(f), neither Party may terminate this Agreement pursuant to Section 14.1(e) for failure of the conditions set forth in Section 7.4 or Section 8.4, as applicable, until final resolution of such unresolved disputes by such arbitration(s) or the agreement of the Parties, (2) a Party’s initiation of arbitration in accordance with this Section 14.2(f), shall not prevent Buyer, prior to giving effect to Section 14.1(e), from electing to waive any asserted Title Defect or Environmental Defect, as applicable, and (3) nothing herein shall prevent Buyer from electing to waive or withdraw any asserted Title Defect or Environmental Defect at any time prior to termination of this Agreement. Any such determination pursuant to such arbitration(s) or the agreement of the Parties as to Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Remediation Amounts, as applicable, shall be final and binding on the Parties for all purposes of this Agreement.

(g)           If a Party resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party from the Party that is in breach or default, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

14.3.         Return of Documentation. Upon termination of this Agreement, Buyer shall promptly return to Seller all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Company Group or the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.

Article XV
MISCELLANEOUS

15.1.         Appendices, Exhibits and Schedules.

(a)            All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.

(b)           In no event shall disclosure of any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules be deemed or interpreted to broaden the scope of the representations and warranties, obligations, covenants, conditions, indemnities or agreements contained in this Agreement, or to create any representation, warranty, obligation, covenant, condition, indemnity or agreement that is not contained in this Agreement. The inclusion of any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules shall not be construed as an admission or acknowledgment or otherwise imply (i) that such matter, fact, occurrence, information or circumstance is required to be listed in the Exhibits or Schedules in order for any representation or warranty in this Agreement to be true and correct or (ii) that, with respect to any representation or warranty qualified by materiality (or similar qualifier), such matter, fact, occurrence, information or circumstance is, or may be, material.

(c)            Any exception, qualification or other disclosure set forth on the Exhibits or Schedules attached to this Agreement with respect to a particular representation, warranty, obligation, covenant, condition, or agreement contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties, obligations, covenants, conditions, and agreements contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent on its face that such exception, qualification or disclosure is applicable to such other representations, warranties, obligations, covenants, conditions, and agreements whether or not such exception, qualification or disclosure is so numbered.

(d)           Seller may, at its option, include in the Disclosure Schedules items that are not material or required by this Agreement and the inclusion of any information (including dollar amounts) in any Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed on such Disclosure Schedule or is material to or outside the ordinary course of the business of Seller or the Company Group. The information contained in this Agreement, the Exhibits and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Disclosure Schedule shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). In particular, if the Disclosure Schedules contain supplementary information not specifically required under this Agreement to be included in the Schedules, such additional matters are set forth solely for informational purposes and do not necessarily include other matters of a similar nature. In disclosing any matter, fact, occurrence, information or circumstance in the Schedules, no Party is waiving any attorney-client privilege associated with any such matter, fact, occurrence, information or circumstance, or any protection afforded by the “work product doctrine” with respect to any of the same. Any capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

15.2.         Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating or executing this Agreement and the Transaction Documents or in consummating the transactions contemplated hereby or thereby shall be paid by the Party incurring the same, including, legal, investment banking, and accounting fees, costs and expenses.

15.3.         Tax Matters.

(a)           All required documentary, filing and recording fees owed to a Governmental Authority in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Acquired Interests (or indirectly transfer title to the other Assets) to Buyer shall be borne by Buyer. All sales, use, transfer, stamp, documentary, registration or similar Taxes (“Transfer Taxes”), if any, incurred or imposed with respect to the indirect transfer of Assets or the direct transfer of the Acquired Interests, in each case, to Buyer pursuant to the transactions described in this Agreement shall be borne 50% on one hand by Buyer and 50% on the other hand by Seller. All Transfer Taxes incurred or imposed on or with respect to the Pre-Closing Reorganization, including the distribution or transfer of the Excluded Assets out of the Company Group shall be borne 100% by Seller. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such fees, expenses and Taxes, and will reasonably assist and cooperate with each other in the preparation and filing of any related Tax Returns.

(b)           For all purposes of this Agreement, Seller will be allocated all Pre-Effective Time Taxes and Buyer will be allocated all Post-Effective Time Taxes. For purposes of determining the amounts of any Pre-Effective Time Taxes and any Post-Effective Time Taxes: (i) Taxes that are directly attributable to the severance or production of Hydrocarbons (other than such Taxes that are Income Taxes or that are ad valorem, property or similar Taxes imposed on a periodic basis, or that are described in clause (v)) shall be allocated to the Tax period (or portion of any Straddle Period) in which the severance or production giving rise to such Taxes occurred; (ii) Taxes that are based upon or related to sales or receipts, or imposed on a transactional basis (other than such Taxes that are Income Taxes, that are ad valorem, property or similar Taxes imposed on a periodic basis, or that are described in clause (i) or (v)), shall be allocated to the Tax period (or portion of any Straddle Period) in which the transaction giving rise to such Taxes occurred; (iii) Taxes that are ad valorem, property or other similar Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Tax based on the number of days in the applicable Straddle Period that occur in the portion of such Straddle Period ending on the date before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur in the portion of such Straddle Period beginning on the date on which the Effective Time occurs, on the other hand, (iv) Taxes that are Income Taxes payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by determining (x) the amount of such Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Tax and (y) the amount of such Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Tax, and (v) Post-Production Cost Sales Taxes shall be Pre-Effective Time Taxes. To the extent the actual amount of a Tax is not known at the time an adjustment is to be made with respect to such Tax pursuant to Section 2.4, Section 2.5 or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of the Tax for purposes of such adjustment.

(c)            Each Party shall promptly notify the other in writing upon receiving notice of any audit, litigation or other proceeding relating to Taxes of the Company Group for any taxable period (or portion thereof) ending on or before the Closing Date with respect to any Flow-Through Taxes or prior to the Final Settlement Date, any Taxable period (or portion thereof) ending prior to the Effective Time with respect to other Taxes from which a proposed adjustment was made or threatened prior to the Closing and from which such matter may be settled by such Settlement Date (each, a “Tax Proceeding”). Subject to Section 15.3(d), Seller shall be entitled to control any Tax Proceedings that relate solely to Flow-Through Taxes for any tax period ending on or prior to the Closing Date and may result in any Taxes to Seller, whether under this Agreement or per applicable Law. Seller shall keep the Buyer reasonably informed regarding any material developments concerning such Tax Proceeding (including by providing copies of any written correspondence in connection therewith); (y) allow Buyer, at Buyer’s own cost and expense, to reasonably participate in such Tax Proceeding; and (z) not settle, compromise or take any material action in respect of any such Tax Proceeding without Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed). Subject to Section 15.3(f), Buyer shall control each other Tax Proceeding. Buyer shall keep the Seller reasonably informed regarding any material developments concerning such Tax Proceeding (including by providing copies of any written correspondence in connection therewith); (y) allow Seller, at Seller’s own cost and expense, to reasonably participate in such Tax Proceeding; and (z) not settle, compromise or take any material action in respect of any such Tax Proceeding without Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed). For purposes of the computations of Taxes taken into account in the Final Purchase Price, including in relation to the Final Settlement Statement, no Tax assessment or other adjustments proposed or threatened by any Governmental Authority that arises after the Closing, any Tax Return (or amendment of any Tax Return) filed after the Closing (or information set forth thereon) or any voluntary disclosure proceeding commencing after the Closing Date relating to Taxes other than Flow-Through Taxes, in each case, shall be determinative; provided, however, that the foregoing limitation shall not apply to the extent such event, change, act, development, filing, claim, audit, proceeding or decision (or any amount of Tax or refund related thereto) was known by Seller to be pending or outstanding as of the Closing Date and becomes a liability or assessment or refund by the time of the Final Settlement Date.

(d)            Each Party shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with Section 15.3(h), the filing of Tax Returns and any Tax audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company Group Member and the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(e)            The amount of any refunds of Taxes of any Company Group Member (whether in the form of cash received or a credit or offset actually realized against Taxes otherwise payable) for any Tax period (or portion thereof) ending before the Effective Time, which refund or repayment is set forth on Schedule 15.3(e) as of the Execution Date, shall be for the account of Seller if received prior to the Final Settlement Date. Buyer shall be entitled to all other refunds of Taxes of any Company Group Member. If either Party or their Affiliate (including, in the case of Buyer, any Company Group Member after the Closing) receives any such Tax refund prior to the Final Settlement Date to which the other Party is entitled pursuant to this clause (g) and that has not already been taken into account in determining the Purchase Price or the adjustments thereto, the receiving Party shall forward, or shall cause its Affiliates to forward, to the other Party the amount of such refund within thirty (30) days after such refund is received or credited against Taxes, net any out-of-pocket costs or expenses (including Taxes) incurred by the receiving Party or its Affiliates in procuring such refund.

(f)            Unless required by applicable Law, neither Buyer nor any of its Affiliates will: (i) make any election with respect to Flow-Through Taxes, including any election under Treasury Regulation Section 301.7701-3, that would have retroactive effect with respect to any Company Group Member on or prior to the Closing Date, (ii) amend or refile any Tax Return with respect to Flow-Through Taxes of any Company Group Member for a Tax period (or portion thereof) ending on the Closing Date, or (iii) initiate discussions with any Governmental Authority with respect to material Flow-Through Taxes of a Company Group Member or commence any voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction with respect to any Flow-Through Taxes, in each case, for taxable period (or portion thereof) ending on or before the Closing Date, in each case without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing limitation shall only apply to the extent such action would reasonably be expected to be economically borne by Seller, or its direct or indirect equityholders.

(g)           Buyer and Seller agree that either Party may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (a “1031 Exchange”). Subject to the provisions of this Section 15.3(g), each Party agrees to use commercially reasonable efforts to cooperate with the other Party in the completion of such a 1031 Exchange (including a 1031 Exchange subject to the procedures outlined in Treasury Regulations § 1.1031(k)-1 or Internal Revenue Service Revenue Procedure 2000-37). Seller or Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulations § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to affect a 1031 Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the 1031 Exchange shall release such Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the 1031 Exchange. For the avoidance of doubt, no Party shall have the right to delay the Closing for purposes of its 1031 Exchange. The exchanging Party shall indemnify, defend, and hold harmless the accommodating Party from and against any and all claims, losses, costs, and expenses arising out of or in connection with any 1031 Exchange by such exchanging party. Furthermore, the accommodating Party shall not be required to execute any agreement that would reduce such Party’s rights or increase such Party’s obligations or Liabilities under this Agreement.

(h)           Seller shall (i) use commercially reasonable efforts to update the property tax rolls in Brazos County, Texas prior to Closing to (A) remove Wildhorse Resources II, LLC as the entity responsible for the payment of Taxes with respect to the Assets and (B) reflect a Company Group Member, as applicable, as the responsible entity, (ii) to the extent such actions are not completed prior to Closing, use commercially reasonable efforts to cooperate with Buyer after the Closing to so update such tax rolls and (iii) as soon as reasonably practicable, notify Buyer of and forward any written communications received by Seller or its Affiliates (including the Excluded Subsidiaries) from any Governmental Authorities after the Closing which relate to the Company Group or the Assets; provided, however, Seller’s and its Affiliates’ obligations under this Section 15.3(h) shall terminate on March 31, 2027.

15.4.         Assignment. This Agreement may not be assigned by either Party without prior written consent of the other Party; provided, that Buyer may assign this Agreement, any of the Equity Interests in any Company Group Member or the Assets to an Affiliate of Buyer, in each case, without the consent of Seller. In the event the non-assigning Party consents to any such assignment or if Buyer assigns this Agreement to an Affiliate hereunder, such assignment shall not relieve the assigning Party of any Liabilities hereunder, including Liabilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Equity Interests in any Company Group Member or any of the Assets shall not relieve Buyer or its successors or assigns of any of their Liabilities (including indemnity obligations) hereunder. Any purported assignment of this Agreement by either Party in violation of this Section 15.4 shall be null and void, ab initio.

15.5.         Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, sent by courier, sent by certified mail by United States Mail with all postage fully prepaid (provided that an email is sent at the same time by the notifying party to the receiving party notifying the receiving party of the notice), or sent by electronic mail (“email”) transmission, addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

WildFire Energy I LLC
920 Memorial City Way, Suite 1400
Houston, Texas 77024
Attention:	Anthony F. Bahr
Email:	anthony@wildfire-energy.com

With a copy to (which shall not constitute notice):

Troutman Pepper Locke LLP
600 Travis St., Suite 2800
Houston, TX 77002
Attention:	Kevin N. Peter
Jennie Simmons
Hunter Summerford
Email:	Kevin.Peter@troutman.com
Jennie.Simmons@troutman.com
Hunter.Summerford@troutman.com

If to Buyer:

Magnolia Oil & Gas Operating LLC
Nine Greenway Plaza, Suite 1300
Houston, Texas 77046
Attention:	Timothy D. Yang
Email:	tyang@mgyoil.com

With a copy to (which shall not constitute notice):

Magnolia Oil & Gas Operating LLC
Nine Greenway Plaza, Suite 1300
Houston, Texas 77046
Attention:	Jordan S. Benningfield
Jacob Johnson
Email:	jbenningfield@mgyoil.com
jgjohnson@mgyoil.com

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:	David Castro Jr., P.C.
Kyle M. Watson, P.C.
R.J. Malenfant
Email:	david.castro@kirkland.com
kyle.watson@kirkland.com
rj.malenfant@kirkland.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission (without notice of failed delivery to the required Party) during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.5.

15.6.         Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (and shall cause its Affiliates to) (a) take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement; (b) furnish upon request to each other such further information; and (c) promptly execute, acknowledge and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction, or authorization and other documents, in each case, as such requesting Party may reasonably request in order to effectuate the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that no such act or document shall increase a Party’s liabilities or obligations (or require any payments by Seller), or decrease its rights or benefits, under this Agreement or any other Transaction Document.

15.7.         Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE ESCROW AGREEMENT, THE CONFIDENTIALITY AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES OR THEIR RESPECTIVE REPRESENTATIVES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY OTHER TRANSACTION DOCUMENT OR SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE OTHER TRANSACTION DOCUMENTS OR SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.7.

15.8.         Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the D&O Indemnified Parties or the Nonparty Affiliates or as otherwise provided in Section 10.1(c) or Section 15.18, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns or the Parties’ respective indemnified Parties) any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its Affiliates (but shall not be obligated to do so).

15.9.         Amendment. This Agreement may be amended or modified only by an instrument in writing executed by both Parties (or their permitted successors and assigns) and expressly identified as an amendment or modification; provided that the Debt Financing Source Provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of the Debt Financing Source Provisions) may not be amended or modified in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

15.10.       Waiver; Rights Cumulative. Any of the terms, covenants, agreements, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective Representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, agreement, representation or warranty. The exercise or partial exercise of any right of Buyer or Seller shall not preclude the exercise of any other right.

15.11.       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND RELATIONSHIP OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED TO THE EXTENT MANDATORILY REQUIRED.

(b)         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY ACTIONS BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS contemplated hereby or thereby SHALL BE IN THE state and federal courts in Harris County, Texas with respect to any proceeding arising out of or relating to this Agreement; provided, however, that to the extent the Texas Business Court in Harris County, Texas has concurrent jurisdiction over any proceeding arising out of or relating to this Agreement, the parties shall instead submit to the jurisdiction of such Texas Business Court. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SOLELY FOR THE PURPOSE OF ANY SUCH ACTIONS. NO PARTY SHALL BRING ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS contemplated hereby or thereby IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 15.11 SHALL LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A JUDGMENT IN ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY LAW, A FINAL AND NON-APPEALABLE ORDER OR JUDGMENT AGAINST A PARTY IN ANY ACTION CONTEMPLATED BY THIS SECTION 15.11 SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON SUCH ORDER OR JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH ORDER OR JUDGMENT.

(c)         To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.11(b).

(d)         EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY PROCEEDING AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF OR RELATED TO THE DEBT FINANCING. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.11(d).

15.12.       Severability. If any term or other provision of this Agreement is rendered or declared invalid, illegal or incapable of being enforced by any Law or by decree of a court of last resort, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.13.       Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.14.       Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be damaged irreparably and the remedies at Law for such violation, failure or refusal, including monetary damages, might be inadequate compensation for any Liabilities as a result thereof, and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed (including Seller’s or Buyer’s obligation to close the transaction completed by this Agreement), the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may seek to (at any time prior to the valid termination of this Agreement pursuant to Article XIV) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond. None of Seller, any Company Group Member, any of their respective Affiliates or any of their respective Representatives will be entitled to obtain, and none of Seller, any Company Group Member, any of their respective Affiliates or any of their respective Representatives will seek, specific performance or other equitable relief directly against any Debt Financing Source.

15.15.       Affiliate Liability. All obligations and other Liabilities (whether in contract or in tort, in Law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement or any successor or permitted assign of any the Parties (“Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, and without limiting any rights of Buyer under the R&W Insurance Policy, no Person who is not a Contracting Party, including any former, current, or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute or otherwise) for any Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such Liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at Law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise. Notwithstanding the foregoing in this Section 15.15, this Section 15.15 shall not affect any obligations or liabilities under Section 13.1. Notwithstanding anything to the contrary contained herein, none of Seller, any Company Group Member, any of their respective Affiliates or any of their respective Representatives shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against Seller, any Company Group Member, any of their respective Affiliates or any of their respective Representatives in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at Law or equity, in contract, in tort or otherwise; provided that, following consummation of the Closing, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. Each Nonparty Affiliate is expressly intended as a third-party beneficiary of this Section 15.15.

15.16.       Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. Without limiting the foregoing, time is of the essence in this Agreement.

15.17.      Privileged Communications. As to all communications among Troutman Pepper Locke LLP, Kirkland & Ellis LLP (for the avoidance of doubt, as the Seller or Company Group’s counsel and not as Buyer’s counsel), Seller, the Company Group or their respective Affiliates and Representatives that relate in any way to the transactions contemplated by this Agreement or the Transaction Documents (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed or waived by Buyer and its Subsidiaries or any of their respective Affiliates or Representatives. The Privileged Communications are the property of Seller. The Privileged Communications shall not be used by Buyer or the Company Group in any respect whatsoever for any purpose, including in connection with any dispute that relates in any way to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby. The Privileged Communications are Excluded Assets hereunder, and control over the Privileged Communications is hereby irrevocably assigned by Buyer, each Company Group Member or any of their respective Affiliates for all purposes to Seller effective as of the Closing and, except as may be required by applicable Law, shall not be waived, used or relied on, or attempted to be waived, used or relied on, without the express written approval of Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company Group and a Third Party other than another Party or their equityholders or Affiliates after the Closing with respect to this Agreement, the Transaction Documents or the transactions contemplated herein or therein, Buyer shall and shall cause the Company Group (in each case, to the extent not prejudicial thereto) to assert the attorney-client privilege to prevent disclosure to such Third Party of any Privileged Communications if needed.

15.18.      Certain Waivers. Buyer agrees, on behalf of itself and its Subsidiaries (including, after the Closing, the Company Group) and their respective Representatives, that Troutman Pepper Locke LLP and Kirkland & Ellis LLP may serve as counsel to Seller and its Affiliates and their respective Representatives in connection with any matters related to this Agreement or any of the Transaction Documents and the transactions contemplated hereby or thereby, including any dispute arising out of or relating to this Agreement or any of the Transaction Documents and the transactions contemplated hereby or thereby, notwithstanding any representation by Troutman Pepper Locke LLP or Kirkland & Ellis LLP of Seller or the Company Group prior to the Closing or otherwise. Buyer, on behalf of itself and its subsidiaries (including, after the Closing, the Company Group) and their respective Representatives, hereby (a) consents to Troutman Pepper Locke LLP’s and Kirkland & Ellis LLP’s representation of Seller and its Affiliates and their respective Representatives in connection with any matters related to this Agreement or any of the Transaction Documents and the transactions contemplated hereby or thereby, and (b) waives any claim it has or may have that Troutman Pepper Locke LLP or Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engagement in such representation of Seller and its Affiliates and their respective Representatives, including any claims based on any representation by Troutman Pepper Locke LLP or Kirkland & Ellis LLP of Buyer, Seller or the Company Group prior to the Closing.

15.19.       Non-Compensatory Damages. NEITHER PARTY NOR ITS AFFILIATES SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY PUNITIVE OR EXEMPLARY DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF BUYER AND ITS AFFILIATES, AND SELLER, ON BEHALF OF SELLER AND ITS AFFILIATES, EACH WAIVE ANY RIGHT TO RECOVER ANY PUNITIVE OR EXEMPLARY DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NO DEBT FINANCING SOURCE SHALL BE SUBJECT TO ANY, NOR SHALL ANY DEBT FINANCING SOURCE BE LIABLE FOR ANY, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, BUSINESS OR ANTICIPATED SAVINGS) IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER.

15.20.      Debt Financing Sources. Notwithstanding anything to the contrary herein, each of the Parties on behalf of itself and each of its Affiliates (including each of Seller, each Company Group Member, each of their respective Affiliates and each of their respective Representatives) hereby:

(a)            agrees that, subject to Section 15.20(f), any legal action (whether in Law or in equity, whether in contract or in tort or otherwise), involving any Debt Financing Source, arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party, including each of Seller, each Company Group Member, each of their respective Affiliates and each of their respective Representatives, irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts, agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or In any other manner provided by Law, and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in any commitment letter in respect of such Debt Financing with respect to (i) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in such commitment letter) and whether as a result of any inaccuracy thereof Buyer or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Article XIV or decline to consummate the Closing and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law thereof;

(b)            agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise), against any Debt Financing Source, and waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding, in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court;

(c)            irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court;

(d)            knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(e)            agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 15.5 shall be effective service of process for any suit, action or proceeding brought in any such court; and

(f)            agrees that no Debt Financing Source will have any liability to Seller, any Company Group Member, any of their respective Affiliates or any of their respective Representatives or any successor or assign of any of the foregoing relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of Seller, any Company Group Member, any of their respective Affiliates or any of their respective Representatives or successors or assigns of any of the foregoing shall bring or support any legal action (including any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any Debt Financing Source relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or for any claim based on, in respect of, or by reason of any oral or written representations made or alleged to have been made by any Debt Financing Source in connection herewith or with the Debt Financing. The Debt Financing Sources shall be express third-party beneficiaries of the Debt Financing Source Provisions, each of such Debt Financing Source Provisions shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Debt Financing Source Provisions.

15.21.      Parent Guarantee.

(a)            Parent hereby absolutely, irrevocably and unconditionally guarantees to Seller the due and punctual payment when due of all of Buyer’s payment obligations under this Agreement, through and including the Closing Date, including the payment of the Purchase Price in accordance with Section 2.3 (collectively, the “Buyer Obligations”). This guarantee is a guarantee of payment and performance and not merely of collection, and, subject to Section 15.21(b) and the other terms of this Section 15.21, a separate action or actions may be brought and prosecuted against Parent to enforce the Buyer Obligations, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such action. Parent’s liability under this Section 15.21 is in all respects subject to the limitations, and Parent is entitled to the benefit of the defenses and other protections, set forth in this Section 15.21.

(b)            Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate liability of Parent under this Section 15.21 shall not exceed the aggregate amount of the Buyer Obligations actually due and owing by Buyer to Seller (the “Guarantee Cap”), and in no event shall Parent be required to pay any amount under this guarantee in excess of the amount that Buyer is obligated to pay in respect of the Buyer Obligations; (ii) in no event shall Parent be liable for any consequential, indirect, special, incidental, exemplary or punitive damages, except, in each case, to the extent actually payable by Buyer to Seller in respect of a Buyer Obligation pursuant to the terms of this Agreement; and (iii) this guarantee, together with Seller’s rights against Buyer under this Agreement and Seller’s rights with respect to the Deposit in accordance with the terms hereof, constitute Seller’s sole and exclusive recourse against Parent and its Affiliates (other than Buyer) in respect of the Buyer Obligations and the transactions contemplated by this Agreement.

(c)            Parent reserves, and shall be entitled to assert against Seller, any and all defenses, counterclaims, rights of set-off and other rights (whether at Law or in equity) that Buyer may have against Seller under or in respect of this Agreement with respect to the payment or performance of any Buyer Obligation, other than defenses arising solely from (i) the bankruptcy, insolvency, dissolution or liquidation of Buyer or (ii) any lack of power, authority or due authorization of Buyer. Nothing in this Section 15.21 shall waive, limit or impair any such defense of Buyer, and Parent shall be entitled to assert any such defense as fully as Buyer could assert the same.

(d)            Subject to Section 15.21(b), Section 15.21(c) and Section 15.21(g), the obligations of Parent under this Section 15.21 are continuing and shall not be released, discharged or otherwise affected by: (i) any dissolution, insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer; (ii) any amendment, modification, waiver or restatement of this Agreement, in whole or in part; or (iii) any change in the corporate existence, structure or ownership of Buyer or Parent; provided, however, that no amendment, modification or waiver of this Agreement that increases or expands the Buyer Obligations shall increase or expand Parent’s obligations under this Section 15.21 without Parent’s prior written consent, and Parent’s liability shall in all events remain subject to the Guarantee Cap.

(e)            Parent hereby waives, for the benefit of Seller, (i) any right to require Seller to proceed first against, or exhaust any remedy against, Buyer or any other Person prior to proceeding against Parent, and (ii) presentment, demand for payment, protest, notice of dishonor and notice of acceptance of this guarantee; provided, that Parent does not waive, and expressly retains, the Guarantee Cap and the defenses, limitations and other protections preserved in Section 15.21(b), Section 15.21(c) and Section 15.21(g).

(f)            Upon any payment by Parent under this guarantee, Parent shall be subrogated to all rights of Seller against Buyer in respect of the amounts so paid; provided, that Parent shall not enforce any such right of subrogation until all Buyer Obligations then due and owing to Seller have been paid in full.

(g)            This guarantee shall automatically terminate and be of no further force or effect, and Parent shall thereafter have no liability or obligation under this Section 15.21, upon the earlier to occur of (i) the payment and performance in full of the Buyer Obligations (including at the Closing) and (ii) the valid termination of this Agreement in accordance with Article XIV, it being understood and agreed that, following any such termination of this Agreement, the rights and remedies of the Parties under Section 14.2, including with respect to the Deposit, shall govern in lieu of, and to the exclusion of, this guarantee. Any claim by Seller under this guarantee must be asserted in writing to Parent, specifying in reasonable detail the basis therefor, prior to such termination, failing which such claim shall be irrevocably and unconditionally waived.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

SELLER:

WILDFIRE ENERGY I LLC

By:	/s/ Steve Habachy
Name:	Steve Habachy
Title:	President & Chief Operating Officer

Signature Page to
Purchase and Sale Agreement

BUYER:

Magnolia Oil & Gas Operating LLC

By:	/s/ Christopher G. Stavros
Name:	Christopher G. Stavros
Title:	President and Chief Executive Officer

PARENT:

Magnolia Oil & Gas Corporation

By:	/s/ Christopher G. Stavros
Name:	Christopher G. Stavros
Title:	President and Chief Executive Officer

Signature Page to
Purchase and Sale Agreement

DEFINED TERMS

“1031 Exchange” shall have the meaning set forth in Section 15.3(g).

“A&R Buyer RBL Credit Facility” shall have the meaning set forth in Section 5.8(b).

“AAA” shall mean the American Arbitration Association.

“Accounting Expert” shall have the meaning set forth in Section 2.7(b).

“Acquired Interests” shall have the meaning set forth in the recitals to this Agreement.

“Adjusted Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Adjustment Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Adjustment Escrow Amount in accordance with the Escrow Agreement.

“Adjustment Escrow Amount” shall mean (a) as of the Closing Date, an amount in cash equal to $20,000,000; and (b) as of the applicable date of determination after the Closing Date, an amount in cash equal to the sum of (i) such amount described in subpart (a) of this definition, plus (ii) any and all interest and earnings accrued on the “Adjustment Escrow Amount” under the Escrow Agreement after the Closing Date, as of such date of determination, minus (iii) any and all disbursements and distributions of the Adjustment Escrow Amount made after Closing in accordance with this Agreement and the Escrow Agreement.

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person; provided, however, (a) after the Closing, no Company Group Member shall, for purposes of this Agreement, constitute a current or former Affiliate of Seller or any of its Affiliates, and (b) except for purposes of Section 6.5, Section 6.8, Section 6.11, Section 6.12, Section 13.1, Article XV and Section 15.17 and the definition of “Seller Indemnified Parties”, the term “Affiliate” shall exclude Warburg Pincus LLC and Kayne Anderson Capital Advisors, L.P., and any of their respective equity holders and any private equity funds, portfolio companies, parallel investment entities or alternative investment entities owned, managed or Controlled by Warburg Pincus LLC or Kayne Anderson Capital Advisors, L.P. (other than Seller, any Company Group Member or any of their respective Subsidiaries) (each such excluded Person, other than equity holders of Warburg Pincus LLC and Kayne Anderson Capital Advisors, L.P., being a “Sponsor Affiliated Party”). The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Each Company Group Member shall be an Affiliate of Seller prior to the Closing, and each Company Group Member shall be an Affiliate of Buyer from and after the Closing.

“Affiliate Arrangements” shall have the meaning set forth in Section 4.27.

“Aggregate Deductible” shall mean $100,000,000.

Annex I – Page 1

“Agreed Adjustment Amount” shall mean $13,000,000.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 2.9(a).

“Allocation” shall have the meaning set forth in Section 2.10.

“Alternative Financing” shall have the meaning set forth in Section 6.24(c).

“Antitrust Laws” shall mean the HSR Act, the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Contracts” shall mean all Contracts to which any Company Group Member is a party or is bound or which is otherwise binding on any Company Group Member or their respective Assets, including: communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farm-in and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; sand mining, purchase, sale or operational agreements, and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets; provided that Applicable Contracts shall not include any Derivative Financial Instruments.

“Arbitration Notice” shall have the meaning set forth in Section 14.2(f).

“Assets” shall have the meaning set forth in Section 2.2.

“Assets” shall have the meaning set forth in Section 2.2.

“Assignment Agreement” shall mean the Membership Interest Assignment Agreement from Seller to Buyer, dated as of the Closing Date, pertaining to the Acquired Interests, substantially in the form attached to this Agreement as Exhibit H.

“Audit Firm” shall have the meaning set forth in Section 6.22(b).

“Austin Chalk Formation” shall mean the entire correlative interval from 6,805 feet to 7,588 feet as shown on the log of the Clayton Williams Energy, Inc. – Lehman OL Unit, Well No. 1 Pilot Hole (API No. 42-287-32574), located in the Samuel Gates Survey, A-10, Lee County, Texas.

“Balance Sheet Date” shall have the meaning set forth in Section 4.7(a).

“Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan sponsored or contributed to by directly or indirectly, Seller or its Affiliates (other than the Excluded Subsidiaries) for the benefit of the Business Employees; provided, however, that a PEO Plan shall not be considered to be a Benefit Plan.

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“Bridge Commitment Letter” shall have the meaning set forth in Section 5.8(b).

“Bridge Financing” shall have the meaning set forth in Section 5.8(b).

“Burleson Sand Mine” shall mean that certain sand mine located in Burleson County, Texas and included in the Assets, including all tangible personal property, supplies, inventory, equipment, fixtures, and improvements located thereon or associated therewith.

“Business” shall mean the business and operations of the Company Group Members as conducted as of the Execution Date.

“Business Contractor” shall have the meaning set forth in Section 4.21(g).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in New York, New York or Houston, Texas are generally open for business.

“Business Employees” shall mean each of the employees of WildFire Energy, LLC.

“Business Employee List” shall have the meaning set forth in Section 4.21(g).

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer’s Certificate” shall have the meaning set forth in Section 9.3(g).

“Buyer D&O Parties” shall have the meaning set forth in Section 6.11(e).

“Buyer Financial Statements” shall have the meaning set forth in Section 6.22(a).

“Buyer Obligations” shall have the meaning set forth in Section 15.21(a).

“Buyer Parties” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Releasing Group” shall have the meaning set forth in Section 13.1(b).

“Buyer Released Party” shall have the meaning set forth in Section 13.1(a).

“Cash and Cash Equivalents” shall mean (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable securities or direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case of clauses (b) through (e), only to the extent constituting cash equivalents in accordance with GAAP and consistent with the past practices of the Company Group; provided that, Cash and Cash Equivalents shall be calculated (x) net of Suspense Funds and any other restricted balances and any other amounts that are not freely and immediately usable, distributable or transferable (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or held by the applicable Company Group Member on behalf of Third Parties), and (y) net of outstanding outbound checks, drafts, draws, ACH debits and wire transfers but including overdrafts and including checks on hand, drafts and wires received or deposited but not yet credited, in each case, as of the applicable time of determination.

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“Cash Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Casualty Loss” shall have the meaning set forth in Section 6.19.

“Chesapeake MPA” shall mean that certain Membership Purchase Agreement, dated January 17, 2023, by and among Chesapeake Energy Corporation, Brazos Valley Longhorn, LLC and Seller (including any amendments thereto).

“Claim Date” shall have the meaning set forth in Section 11.2(a).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Date Repayment Indebtedness” shall have the meaning set forth in Section 9.2(g).

“Closing Distribution” shall mean a distribution to be made by the Company Group at or immediately prior to the Closing to or for the benefit of Seller in an amount equal to all or substantially all of the Cash and Cash Equivalents of the Company Group as of the close of business two (2) Business Days prior to the Closing Date, excluding any reserves, as reasonably determined by Seller, to be retained by the Company Group, which will include at least an amount of Cash and Cash Equivalents that is needed to satisfy obligations of the Company Group reasonably expected to be paid (to avoid incurring any additional interest, expense, penalty or other loss to the Company Group) within ten (10) Business Days following the Closing.

“Closing Instruction” shall have the meaning set forth in Section 9.2(d).

“Closing Payment” shall have the meaning set forth in Section 9.3(a).

“Closing Purchase Price” shall have the meaning set forth in Section 2.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 4.9(a)(xi).

“Company” shall have the meaning set forth in the recitals.

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“Company Group” shall have the meaning set forth in the recitals.

“Company Group Member” shall have the meaning set forth in the recitals.

“Company Group Taxes” shall mean any Taxes imposed on or with respect to the members of the Company Group (or any proceeds thereof) or the Assets; provided, however, that Company Group Taxes shall not include any Transfer Taxes or any Flow-Through Taxes that are reflected on the Tax Returns of the owner(s) of the Company.

“Company Group Transaction Expenses” shall mean, without duplication, the aggregate amount of the following, in each case, (x) to the extent paid by any Company Group Member after the Effective Time and prior to the Closing, or (y) to the extent vested, earned, incurred or accrued, but remaining unpaid and the obligation of any Company Group Member, immediately prior to the Closing, or that become vested, earned, incurred or accrued as of the Closing and are the obligation of any Company Group Member: (a) all fees, costs and expenses (including investment banking fees, legal fees, accounting fees and other advisory fees, costs and expenses of third-party advisors, consultants, accountants, auditors and other representatives, and all brokers’, finders’ or similar fees), in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including any fees, costs or expenses incurred in connection with the marketing of the Company Group for sale and any sales process with any Person other than Buyer and its Affiliates); (b) all transaction, change in control, retention or stay bonuses, severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations to any current or former employee, officer, director or other individual service provider of any Company Group Member or any current or former Business Employee payable as a result of or in connection with the execution, delivery and performance of this Agreement or any other Transaction Document (for the avoidance of doubt, including double trigger payments that are triggered by the Closing in combination with any other event or condition), or the consummation of the transactions contemplated by this Agreement or any other Transaction Document (for the avoidance of doubt, including (1) double trigger payments that are triggered by the Closing in combination with any other event or condition and (2) the transaction payments set forth on Schedule 4.21(d) and any incentive equity awards, profits interests, cash incentive payments, or other equity or cash based incentive compensation payable to any current or former employee, officer, director, consultant, or other individual service provider of any Company Group Member or any current or former Business Employee, in each case solely to the extent such amounts remain an obligation of any Company Group Member, but excluding any retention bonuses contemplated by Section 6.7(d)), in each case, together with the employer portion of any applicable payroll, social security, unemployment or similar Taxes due with respect to any such payments (calculated as if all such amounts were paid on the Closing Date), but only to the extent paid or payable by any Company Group Member and not to the extent paid or payable by Seller or any of its Affiliates (other than any Company Group Member); and (c) any outstanding but unpaid severance, retention, deferred compensation, bonus, commission or incentive obligations, whether or not accrued, in respect of any current or former employee, officer, director or other individual service provider of any Company Group Member, in each case, together with the employer portion of any applicable payroll, social security, unemployment or similar Taxes due with respect to any such payments (calculated as if all such amounts were paid on the Closing Date) but only to the extent paid or payable by any Company Group Member and not to the extent paid or payable by Seller or any of its Affiliates (other than any Company Group Member); provided, however, that Company Group Transaction Expenses shall not include (i) any fees, costs or expenses initiated or otherwise incurred at the written request of Buyer, any of its Affiliates or Representatives, (ii) any fees, costs or expenses related to any financing activities of Buyer or its Affiliates in connection with the transactions contemplated hereby, including the Debt Financing or the Equity Financing, or (iii) any fees, costs and expenses that Buyer is expressly responsible for, or is expressly required to bear or reimburse Seller or any Company Group Member for pursuant to the express terms of this Agreement, including the costs, fees and expenses associated with filings under the HSR Act, related to the D&O Tail Policy contemplated by Section 6.11 or in connection with the R&W Insurance Policy.

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“Compliant” shall mean, with respect to the Required Information, that (a) such Required Information does not, taken as a whole, contain any untrue statement of material fact regarding the Company Group, or, taken as a whole, omit to state any material fact regarding the Company Group necessary to make such Required Information not materially misleading under the circumstances and in the form under which such Required Information has been provided to Buyer, (b) the independent auditors of the Company Group have consented to the use of their audit reports on the Financial Statements and have not withdrawn, or have not advised Seller or the Company Group in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information (it being understood that the Required Information will be Compliant if such auditors have delivered an audit opinion with respect to such financial statements and the applicable Required Information has been amended), (c) such auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information nor has either Seller or any member of the Company Group determined that restatement of such Required Information is required or reasonably likely (it being understood that the Required Information will be Compliant if such restatement is completed and the applicable Required Information has been amended or such auditors have publicly announced that no restatement shall be required), (d) such Required Information may be relied upon as per Item 4.02 of Form 8-K under the Exchange Act and (f) such Required Information (i) would not be deemed stale or otherwise unusable (and shall remain so throughout the Marketing Period) under the rules of the SEC and (ii) is sufficient to permit the Company Group’s auditors to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any Business Day prior to the Closing (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of April 28, 2026 by and between Buyer and Seller, as amended by that certain Clean Team Addendum to Confidentiality Agreement, dated as of June 30, 2026, by and between Buyer and Seller.

“Consent” shall mean, other than any Preferential Purchase Right, any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of transactions contemplated by this Agreement.

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“Contract” shall mean any contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, Surface Right or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Contracting Parties” shall have the meaning set forth in Section 15.15.

“Contributed Asset” shall have the meaning set forth in Section 6.20.

“Control” (including its derivatives and similar terms) shall mean the possession of, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“Corporate Encumbrances” shall mean, with respect to the Equity Interests of any Person, (a) any transfer restrictions imposed by Law, (b) any transfer restrictions contained in the Organizational Documents of such Person existing as of the Execution Date, (c) Encumbrances created by this Agreement, (d) Encumbrances arising by, through or under Buyer or any of its Affiliates, and (e) any Encumbrances to be released at the Closing.

“Credit Facility” shall mean that certain Amended and Restated Credit Agreement, dated as of March 20, 2023, by and among Seller, the Company and JPMorgan Chase Bank, N.A. as Administrative Agent, and Issuing Bank and a Swingline Lender (as the same has been amended, restated, supplemented or otherwise modified from time to time).

“Credit Support” shall mean any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support posted or entered into by Seller or its Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets or the Company Group.

“Cure Period” shall mean (a) with respect to Title Defects, the period ending one hundred twenty (120) days after the Closing Date and (b) with respect to Environmental Defects, the period ending at Closing.

“Current Assets” shall mean, with respect to the Company Group, the sum of all accounts receivables, inventories, prepaid expenses, and other current assets of the Company Group, on a consolidated basis, as determined on a basis consistent with the Company Group’s past practice and the preparation of the Financial Statements, as adjusted (a) to give effect to this Agreement and to the extent not inconsistent with the foregoing, in accordance with GAAP as applied in a manner consistent with the Company Group’s preparation of the Financial Statements, and (b) to exclude (i) any deferred Tax assets (excluding, for the avoidance of doubt, any Post-Effective Time Taxes that are prepaid by Seller before the Effective Time and that are applied to a taxable period or portion thereof beginning on or after the Effective Time), (ii) Effective Time Cash, (iii) any gains, losses or value associated with any of the Derivative Financial Instruments (excluding for purposes of clarification and avoidance of doubt, anything that has been settled or terminated), (iv) the Company Group’s entitlement of any merchantable Hydrocarbons in tanks or storage facilities (inventory, but excluding linefill or tank bottoms) produced from or credited to the Assets, in each case, on or as of the Effective Time, and (v) any Debt Issuance Costs.

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“Current Liabilities” shall mean, with respect to the Company Group, the sum of all accounts payable, accrued expenses and other current Liabilities of the Company Group, on a consolidated basis, as determined on a basis consistent with the Company Group’s past practice and the preparation of the Financial Statements, as adjusted (a) to give effect to this Agreement and, to the extent not inconsistent with the foregoing, in accordance with GAAP as applied in a manner consistent with the Company’s preparation of the Financial Statements, (b) to exclude (i) any deferred Tax liabilities and Post-Effective Time Taxes, (ii) any Indebtedness for Borrowed Money, (iii) Company Group Transaction Expenses, (iv) any gains, losses or value associated with any of the Derivative Financial Instruments (excluding for purposes of clarification and avoidance of doubt, anything that has been settled or terminated), (v) any Liability arising out of, or in connection with, any breach of any representation, warranty, covenant or agreement under this Agreement or any Transaction Document and (vi) any asset retirement obligations and any accruals, reserves or liabilities relating to the future plugging, abandonment, decommissioning, dismantlement, removal, restoration or remediation of any Wells, Leases or other Assets, whether classified as current or long-term any Liability released pursuant to Section 13.1 and (c) to include any unpaid Taxes attributable to the Pre-Closing Reorganization and any unpaid Pre-Effective Time Taxes.

“Customary Hydrocarbon Deductions” shall mean, with respect to Hydrocarbons, and without duplication, the actual amount of: (a) any amounts previously deducted by the applicable payor from the proceeds paid for such Hydrocarbons (if such proceeds have actually been paid to the applicable Company Group Member as of the date of determination) and (b) any express deductions included in determining the applicable Contract price (if any) for such Hydrocarbons as of the date of determination, insofar as such amounts have not been deducted in calculating the Settlement Price, including the amount of all (i) Royalties applicable to such Hydrocarbons (insofar as such amounts are not accounted for as Current Liabilities for purposes of determining Effective Time Net Working Capital), (ii) marketing, transportation fees and other post-production costs charged by Third Parties (other than Taxes) in respect of such Hydrocarbons in the ordinary course of business and (iii) gravity adjustments for which there is no payment to such Company Group Member in connection with the sale of such Hydrocarbons.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities that customarily are obtained following the closing of transactions substantially similar to the transactions contemplated by this Agreement.

“D&O Claim” shall have the meaning set forth in Section 6.11(a).

“D&O Indemnified Liabilities” shall have the meaning set forth in Section 6.11(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“D&O Tail Policy” shall have the meaning set forth in Section 6.11(c).

“Debt Documents” shall have the meaning set forth in Section 6.24(a)(ii).

“Debt Financing” shall have the meaning set forth in Section 5.8(b).

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“Debt Financing Source” shall mean, in its capacity as such, any lender or similar debt financing source providing a commitment pursuant to the Bridge Commitment Letter, the A&R Buyer RBL Credit Facility or the Debt Documents (or any other commitment letter or definitive agreement in respect of any Alternative Financing) and their respective Affiliates, any arrangers under the Bridge Commitment Letter or the A&R Buyer RBL Credit Facility and including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, and such arranger’s, lender’s or other debt financing source’s (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents, representatives or advisors and any successor or assign of any of the foregoing.

“Debt Financing Source Provisions” shall mean Section 14.2, Section 15.9 (to the extent it relates to amendments of Section 15.20), Section 15.11, Section 15.15, Section 15.16, Section 15.19 and Section 15.20.

“Debt Issuance Costs” shall mean any costs incurred by any Company Group Member in connection with the incurrence or issuance of any Indebtedness for Borrowed Money, including any fees, underwriting discounts, commissions and similar amounts that are deferred and amortized over the term of the related Indebtedness for Borrowed Money in accordance with GAAP.

“Defect Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Defect Escrow Amount in accordance with the Escrow Agreement.

“Defect Escrow Amount” shall have the meaning set forth in Section 11.2(c)(ii).

“Defensible Title” shall mean such record title or contractual or beneficial title evidenced by unrecorded instruments or elections made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements, as applicable, of the Company Group, in aggregate, to each Lease set forth on Schedule 2.9 and each Well set forth on Schedule 2.9 that as of the Effective Time and the Closing Date, and subject to and except for Permitted Encumbrances:

(a)            with respect to each Lease described on Schedule 2.9 (subject to any reservations, limitations or depth restrictions set forth on Schedule 2.9 for such Lease) and each Well described on Schedule 2.9, entitles the Company Group, in aggregate, to receive throughout the productive life of such Lease or such Well not less than the Net Revenue Interest set forth on Schedule 2.9 for such Lease or Well, as applicable, for all of the Target Formation for such Lease or such Well, as applicable, except for, solely with respect to such Well, (i) decreases in connection with those operations in which any Company Group Member or its successors or assigns may from and after the Execution Date elect, subject to Buyer’s rights hereunder, to be a non-consenting party, (ii) subject to Buyer’s rights hereunder, decreases resulting from the establishment or amendment from and after the Execution Date of (A) pools or units (or the participating areas therein) or (B) allocations to horizontal laterals, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Schedule 2.9;

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(b)            with respect to such Well described on Schedule 2.9, obligates the Company Group, in aggregate, to bear throughout the productive life of such Well the Working Interest not greater than the Working Interest set forth on Schedule 2.9 for all of the Target Formation for such Well, as applicable, except (i) increases to the extent that they are accompanied by a proportionate or greater increase in the Company Group’s corresponding Net Revenue Interest as to each such Target Formation, (ii) increases to the extent such increases result from contribution requirements from and after the Execution Date with respect to defaulting co-owners under applicable operating agreements, unit agreements, communitization agreements, or pooling orders or Law, (iii) increases to the extent such increases result from co-owners electing from and after the Execution Date under applicable operating agreements, unit agreements, communitization agreements, or pooling orders not to participate in an operation relating to a Well, (iv) subject to Buyer’s rights hereunder, increases resulting from the establishment or amendment from and after the Execution Date of (A) pools or units (or the participating areas therein) or (B) allocations to horizontal laterals, and (v) as otherwise set forth on Schedule 2.9;

(c)            with respect to each such Lease described on Schedule 2.9 (subject to any reservations, limitations or depth restrictions set forth on Schedule 2.9 for such Lease), entitles the Company Group, in aggregate, to not less than the number of Net Acres for such Lease set forth on Schedule 2.9 as to the applicable Target Formations set forth on Schedule 2.9; and

(d)            is free and clear of all Encumbrances, other than Permitted Encumbrances.

“Deposit” shall have the meaning set forth in Section 2.3(d)(i).

“Derivative Financial Instrument” shall mean any Contract to which any Company Group Member is a party with respect to any swap, forward, future or derivative transaction or option or similar hedge transaction.

“Disclosure Schedules” or “Schedules” shall mean the disclosure schedules prepared by Seller and attached to this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 2.7(a).

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“Eagle Ford Formation” shall mean the entire correlative interval from 8,624 feet to 8,966 feet as shown on the log of the Apache Corporation – W.H. Giesenschlag “C” Lease, Well No. 1 (API No. 42-051-31485), located in the John Cox Survey, A-15, Burleson County, Texas.

“Effective Time” shall mean 12:01 a.m. (Central Time) on June 1, 2026.

“Effective Time Cash” shall mean the net amount, calculated in accordance with GAAP as applied in a manner consistent with the Company Group’s preparation of the Financial Statements, of all Cash and Cash Equivalents of the Company Group as of the Effective Time.

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“Effective Time Indebtedness Adjustment” shall mean, without duplication, (a) the Effective Time Indebtedness Amount, plus (b) all prepayment premiums or penalties, make-whole amounts, or breakage costs or fees payable in connection with the retirement or discharge of any Indebtedness for Borrowed Money between the Effective Time and the Closing, but excluding, for the avoidance of doubt, any payments contemplated in (b) in connection with the Senior Notes. For the avoidance of doubt, the Effective Time Indebtedness Adjustment shall not include Debt Issuance Costs or any accrued interest or finance charges on any Indebtedness for Borrowed Money attributable to periods after the Effective Time.

“Effective Time Indebtedness Amount” shall mean the aggregate amount of Indebtedness for Borrowed Money as of the Effective Time; provided, that, the amount of the Senior Notes shall be determined without regard to any unamortized original issue discount, Debt Issuance Costs or any other reduction to, or adjustment of, the carrying value thereof under GAAP.

“Effective Time Net Working Capital” shall mean an amount in Dollars (expressed as a positive or negative number, as applicable), determined as of the Effective Time, equal to (A) the Current Assets minus (B) the Current Liabilities. Attached hereto as Exhibit M is an illustrative calculation of the Effective Time Net Working Capital as of the Balance Sheet Date.

“email” shall have the meaning set forth in Section 15.5.

“Employment Offers” shall have the meaning set forth in Section 6.7(a).

“Encumbrance” shall mean any lien (statutory or otherwise), claim, charge, option, right of way, servitude, easement, encroachment, right of offer or first refusal, zoning restriction, defect or irregularity of title, covenant, condition and restrictions agreement, mortgage, security interest, pledge, charge or other encumbrance of any kind in respect of such asset (other than, in the case of a security, any restriction on the transfer of such security arising solely under any applicable securities Law).

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Defect” shall mean a condition, event or circumstance existing on or before the Closing Date that causes a Lease or Well or any other Asset not to be in compliance with or to require Remediation under any Environmental Laws; provided, however, that the following shall not constitute an Environmental Defect: (i) any matter to the extent disclosed on Schedule 4.17 as of the Execution Date, (ii) the presence of NORM, asbestos, or any asbestos containing materials, except to the extent constituting a current violation of Environmental Laws; (iii) good or desirable operating practices not required under Environmental Law; (iv) all Liabilities with respect to the required decommissioning, plugging and abandonment, and restoration of any Wells or Leases, and (v) occupational health and safety matters, except as related to exposure to Hazardous Substances.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

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“Environmental Laws” shall mean, as the same have been amended as of or prior to the Closing, all Laws pertaining to prevention of pollution, protection of the environment (including natural resources) or human health or safety (to the extent relating to exposure to Hazardous Substances), remediation of contamination or restoration of environmental quality, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all analogous state and local Laws addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” shall mean any and all environmental, corrective action and response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other Liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, enforceable directive, injunction, judgment or similar enforcement action by any Governmental Authority or court of competent jurisdiction to the extent arising out of any violation of, liability or Remediation obligation arising under, any Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, Remediation or response costs to the extent arising out of any violation of, or any Remediation obligation arising under, any Environmental Laws.

“Equity Financing” shall have the meaning set forth in Section 6.25(a).

“Equityholders” shall have the meaning set forth in Section 2.13.

“Equity Interest” shall mean, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests and any other similar interests of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Equity Purchase Price” shall have the meaning set forth in Section 2.3(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes any Company Group Member within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escheat Funds” shall mean any and all funds held in suspense (including funds held in suspense for unleased interests and all penalties and interest accrued or required to be accrued on such funds under applicable Laws) that are attributable to the Assets or any interests pooled, unitized or communitized therewith that Seller or any of its Affiliates is obligated to escheat to any Governmental Authority prior to the Execution Date.

“Escrow Agent” shall mean Computershare Trust Company, N.A.

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“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Execution Date, by and among Seller, Buyer and the Escrow Agent.

“Escrow Earnings” shall have the meaning set forth in Section 6.21.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean (a) the Excluded Subsidiaries and all books and records, documents and correspondence related to the Excluded Subsidiaries, including employee records, (b) documents prepared or received by any Company Group Member or any of its Affiliates with respect to (i) lists of prospective purchasers of any Company Group Member or Assets, (ii) bids submitted by prospective purchasers of any of the Acquired Interests, Seller or its Affiliates, any Company Group Member or any Assets, (iii) analyses by any Person of any bids submitted by any prospective purchaser, (iv) correspondence between any Company Group Member or any other Person and any of their respective Representatives, and any prospective purchaser other than Buyer and (v) correspondence between any Company Group Member or any other Person or any of their respective Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement, (c) the Privileged Communications (clauses (a) and (c), the “Excluded Records”), (d) any other assets, properties or items specifically listed on Exhibit O attached to this Agreement and (e) any assets that are expressly excluded from the transactions contemplated by this Agreement pursuant to the terms of this Agreement (clause (c) and this clause (e), the “Retained Assets”); provided, however, that, notwithstanding the foregoing, in no event shall the Excluded Assets include any asset, property, right or interest used or held for use in the ownership, operation or conduct of the business of the Company Group as conducted as of the Effective Time, other than the assets, properties or items specifically listed on Exhibit O.

“Excluded Records” shall have the meaning set forth in the definition of “Excluded Assets”.

“Excluded Subsidiary” shall mean each of WildHorse Resources II, LLC, WildFire Energy, LLC and WildFire Energy I Intermediate LLC and “Excluded Subsidiaries” shall meaning the foregoing, collectively.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Existing Buyer RBL Credit Facility” shall mean that certain reserve-based credit facility, dated as of November 13, 2024, by and among Magnolia Oil & Gas Intermediate LLC, as holdings, Magnolia Oil & Gas Operating LLC, as borrower, the lenders party thereto and Citibank, N.A., as administrative agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Fee Letter” shall have the meaning set forth in Section 5.8(e).

“FERC” shall have the meaning set forth in Section 4.43.

“Final Purchase Price” shall have the meaning set forth in Section 2.7(c).

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“Final Settlement Date” shall have the meaning set forth in Section 2.7(c).

“Final Settlement Statement” shall have the meaning set forth in Section 2.7(a).

“Final Settlement Statement Deadline” shall have the meaning set forth in Section 2.7(a).

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Flow-Through Taxes” means any income Taxes determined on a flow-through basis (i.e., reported at the entity level but with respect to which the direct or indirect owners of the entity must report the income or taxable item or are otherwise required to pay a Tax and report on their respective Tax Returns).

“Forum” shall have the meaning set forth in Section 15.11(b).

“Fraud” shall mean, with respect to Seller, a materially false representation and warranty contained in Article III and Article IV intentionally made with Seller’s Knowledge that such representation and warranty is materially false as of the execution and delivery of this Agreement by Seller and with the deliberate intent to induce Buyer to enter into this Agreement or to act in reliance upon the false representation and warranty which causes Buyer, in justifiable reliance upon such false representation and warranty, to enter into or consummate this Agreement and to take action and suffer Liabilities by reason of such reliance. For the avoidance of doubt, “Fraud” does not include (x) constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or omission or promissory fraud or (y) any fraud based on constructive knowledge, negligent misrepresentation or recklessness.

“Fundamental Representations” shall mean the representations and warranties in Section 3.1 (“Organization, Existence and Qualification”), Section 3.2 (“Authority, Approval and Enforceability”), Section 3.3(a) (“No Conflicts”), Section 3.5 (“Bankruptcy”), Section 3.7 (“Ownership of Acquired Interests”), Section 3.8 (“Brokers’ Fees”), Section 4.1 (“Organization, Existence and Qualification”), Section 4.2(a) (“No Conflicts”), Section 4.3 (“Bankruptcy”), Section 4.6(a) – (c) (“Capitalization”) and Section 4.15 (“Brokers’ Fees”).

“Funding Requirements” shall have the meaning set forth in Section 5.8(c).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Good and Defensible Title” shall mean, as to the Burleson Sand Mine, Pipeline System and the Surface Rights used or held for use in the ownership, operation or maintenance of Burleson Sand Mine, or Pipeline System, such record title or other interest that is free and clear of any Encumbrance (other than a Permitted Encumbrance) as is sufficient to enable the Company Group to own, operate and maintain the Burleson Sand Mine, or Pipeline System and conduct the Business of the Company Group with respect thereto in all material respects in the Ordinary Course of Business.

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“Governmental Authorization” shall mean any consent, approval, license, permit, certification, waiver, exemption or variance of or other authorization issued, granted, given or otherwise made available, to, by or with, any Governmental Authority or pursuant to any Law.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Tax authority or power, and any court, arbitrator or arbitral body (public or private) or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Guarantee Cap” shall have the meaning set forth in Section 15.21(b).

“Hazardous Substances” shall mean any pollutants, contaminants, materials, substances, wastes, constituents, compounds or chemicals classified, regulated, or defined as “toxic,” “hazardous,” a “hazardous waste,” “hazardous substance,” “extremely hazardous substances,” and including any Hydrocarbons, petroleum, waste oil or petroleum constituents or by-products, asbestos, radioactive substances and NORM, polychlorinated biphenyls, lead, and per- and polyfluoroalkyl substances in each case to the extent that they are regulated by, or may form the basis of Liability or are subject to standards of conduct under, any Environmental Laws.

“Hired Employee” shall have the meaning set forth in Section 6.7(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” shall mean the expiration or early termination of the applicable waiting period under the HSR Act.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the Company Group therein and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of the Company Group and (b) any imbalance between the amount of Hydrocarbons nominated or scheduled for delivery by or to the Company Group under any Applicable Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons produced from the Assets and the amount of Hydrocarbons produced from the Assets actually delivered by or to the Company Group pursuant to any such Applicable Contracts.

“Income Taxes” shall mean (a) all Taxes based upon, measured by, or calculated with respect to (1) gross or net income, gross or net receipts or profits, including franchise Taxes and any capital gains, alternative minimum income, and other similar income Taxes, or (2) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a)(1) above, and  (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above.

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“Indebtedness for Borrowed Money” shall mean, without duplication, for a particular Person, as of any particular time, all (a) indebtedness for borrowed money of the Company Group (including amounts outstanding under overdraft facilities) or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including all principal, interest, premiums, fees (including arranging, administrative, late and default fees), expenses, costs of collection and penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, (b) indebtedness of the Company Group evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) reimbursement and other obligations of the Company Group with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds and letters of guaranty or similar instruments, to the extent drawn upon, (d) all obligations of the Company Group under any capital lease or other lease that is required to be classified and accounted for as a finance lease or capital lease under GAAP, (e) all obligations of the Company Group for the deferred purchase price of property or services (including any “earn-out” liabilities or similar contingent payment obligations associated with past acquisitions, calculated at the maximum amount payable in respect thereof), including any such liabilities arising under the Chesapeake MPA, other than trade payables incurred in the Ordinary Course of Business that are included in Current Liabilities and any lease bonus, shut-in royalties or similar payments, (f) all liabilities or obligations of the Company Group under conditional sale or other title retention agreements relating to property or assets purchased by the Company Group, (g) all guarantees by any Company Group Member of any indebtedness of the type described in clauses (a) through (f) of any other Person, whether direct or indirect, contingent or otherwise, or for which any Company Group Member may be liable or for which any assets of any Company Group Member may be subject to an Encumbrance (but excluding endorsements of checks and other similar instruments in the Ordinary Course of Business), (h) all accrued but unpaid interest, finance charges, redemption costs, breakage costs, prepayment premiums or penalties, make-whole payments, termination or consent costs and any other fees and expenses relating to any of the foregoing obligations and (i) declared but unpaid dividends or distributions; provided, that Indebtedness for Borrowed Money shall not include (i) any Company Group Transaction Expenses, (ii) accounts payable and accrued expenses that are included in Current Liabilities, (iii) any gains, losses or value associated with any of the Derivative Financial Instruments or (iv) any Credit Support provided by any Company Group Member.

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 12.1(e)(i).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i)(i).

“Initial Brief” shall have the meaning set forth in Section 2.7(b).

“Intellectual Property” shall mean all United States and foreign: (a) patents and patent applications; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed), including all goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (d) trade secrets and other proprietary information; and (e) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

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“Intercompany Master Management Services Agreement” shall mean that certain First Amended and Restated Master Management Services Agreement, dated May 2, 2024, by and among WildFire Energy LLC, Seller, WildFire Intermediate Holdings, LLC, WildFire Energy I Intermediate LLC, WildFire Energy Operating LLC, WildFire Madison LLC, Hawkwood Energy East Texas LLC, WildFire Energy Midstream LLC, Brazos Valley Longhorn, L.L.C., WildHorse Resources II, LLC, WHE AcqCo., LLC, Burleson Sand LLC, WHR Eagle Ford LLC, Esquisto Resources II, LLC, Petromax E&P Burleson, LLC, Burleson Water Resources, LLC, and OCIR Acquisition LLC.

“Interest Reduction” shall have the meaning set forth in the definition of Permitted Encumbrances.

“Invasive Activities” shall have the meaning set forth in Section 10.1(b).

“Key Employee” shall mean each individual identified on Schedule 6.7(d).

“Key Management Member” shall mean each individual identified on Schedule 9.2(i).

“Knowledge” shall mean with respect to Seller, all facts actually known by those individuals specified on Schedule I-1 after reasonable inquiry of such individual’s direct reports.

“Lands” shall have the meaning set forth in Section 2.2(d).

“Law” shall mean any statute, law, common law, act, rule, regulation, ordinance, order, code, ruling, writ, injunction, judgment, decree, award or other official act of or by any Governmental Authority.

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“Leakage” shall mean, without duplication, any of the following to the extent incurred, occurring or paid during the period after the Effective Time and calculated immediately prior to the Closing with respect to each Company Group Member (but in each case, excluding Permitted Leakage): (a) any payment of Cash and Cash Equivalents (howsoever characterized) made by any Company Group Member to or on behalf of or for the benefit of Seller, any other Affiliate of Seller (other than any Company Group Member) or any Sponsor Affiliated Party, including the Closing Distribution; (b) any transfer, sale, assignment or surrender of any non-cash asset (including any Equity Interests) by any Company Group Member to or for the benefit of Seller, any other Affiliate of Seller (other than any Company Group Member) or any Sponsor Affiliated Party, in which case the Leakage amount shall be the fair market value of such non-cash asset as of the date of such transfer, sale, assignment or surrender plus any costs, expenses or fees paid by any Company Group Member with respect thereto; (c) any dividend, interest on capital, advance or distribution (whether in cash or in kind) declared, paid or made (whether actual or deemed), or any return of capital (whether by reduction of capital or redemption, amortization or purchase of Equity Interests or quotas) or other payment made on any Equity Interests of any Company Group Member, by any Company Group Member to or on behalf of or for the benefit of Seller, any other Affiliate of Seller (other than any Company Group Member) or any Sponsor Affiliated Party; (d) any payments made or agreed to be made by any Company Group Member to Seller or any of its Affiliates (other than any Company Group Member) in respect of any share capital, loan capital or other Equity Interests of any Company Group Member being issued, redeemed, purchased or repaid, or any other return of capital or otherwise; (e) any liabilities assumed, indemnified, guaranteed, incurred or paid by any Company Group Member for the benefit of or on behalf of Seller, any other Affiliate of Seller (other than any Company Group Member) or any Sponsor Affiliated Party; (f) any waiver, forgiveness, release, deferral or discount by any Company Group Member of any amount owed to it by (or any right or any claim against) Seller, any Affiliate of Seller (other than any Company Group Member) or any Sponsor Affiliated Party; (g) the forgiveness, release, deferral, discount or waiver of any Indebtedness for Borrowed Money or of any claim or rights outstanding against any Person (other than any Company Group Member); (h) the out of pocket costs and expenses incurred after the Execution Date by any Company Group Member attributable to curing or Remediating any Title Defects or Environmental Defects, as applicable, asserted by Buyer pursuant to this Agreement (or Title Defects or Environmental Defects existing at or after the Effective Time that are cured by any Company Group Member prior to such assertion by Buyer pursuant to this Agreement) (excluding, however, any title curative work performed in the Ordinary Course of Business in furtherance of the Ordinary Course Development Plan as more specifically set forth on Schedule 6.1, which shall not constitute Leakage); (i) payments made or costs or expenses incurred after the Effective Time but prior to the Execution Date (including, if applicable, in connection with settling any Proceeding by any Third Party) in connection with the cure or attempt to cure any matter that would, if occurring after the Execution Date and prior to Closing, constitute a breach of this Agreement or any other Transaction Document, other than Property Costs or other costs or expenses incurred or paid in the Ordinary Course of Business (without regard or preparation for the entry into this Agreement); (j) any amount of general or administrative costs, overhead costs, management costs, fees or expenses or similar amounts that are paid or payable by any Company Group Member to Seller or any Affiliate of Seller (other than any Company Group Member), or to any Sponsor Affiliated Party, or that are charged or chargeable by Seller or any Affiliate of Seller (other than any Company Group Member) or by any Sponsor Affiliated Party (but without reduction for the fixed overhead amount payable in accordance with Section 2.5(l)); (k) the making of any gift or other gratuitous payment by any Company Group Member to any officer, director, manager, employee or Representative of Seller or any of its Affiliates (other than any Company Group); (l) any amounts paid or payable by any Company Group Member after the Effective Time to or for the benefit of any Third Party (including any holder of a Preferential Purchase Right) to obtain, secure or procure the consent, waiver or release of, or otherwise in respect of, any Preferential Purchase Right or other Consent required or sought in connection with the transactions contemplated by this Agreement or any other Transaction Document; (m) any Taxes paid or payable by any Company Group Member related to any of the foregoing; (n) any overhead charge paid or payable by Third Party working interest owners under the relevant operating agreement or unit agreement to Seller or any of its Affiliates (other than any Company Group Member) with respect to the Oil and Gas Properties that are operated by Seller or any of its Affiliates (other than any Company Group Member) for periods between the Effective Time and Closing; and (o) any agreement or arrangement entered into by any Company Group Member to give effect to any matter referred to in clauses (a) through (m) above; provided that, any Cash and Cash Equivalents, accounts receivable, intercompany receivables or other Current Assets distributed, transferred, surrendered or otherwise migrating to or with Seller, any other Affiliate of Seller (other than any Company Group Member) or any Sponsor Affiliated Party, whether in connection with the Pre-Closing Reorganization, the distribution or transfer of the Excluded Assets out of the Company Group or otherwise, shall constitute Leakage except to the extent otherwise taken into account as a downward adjustment to the Purchase Price.

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“Leases” shall have the meaning set forth in Section 2.2(a).

“Liabilities” shall mean any and all claims, assessments, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, Taxes, losses, damages, sanctions, penalties, fines, deficiencies and costs and expenses, including any attorneys’ fees and disbursements, legal, accountant or other expenses incurred in connection therewith.

“Marketing Period” means the first period of ten (10) consecutive Business Days after the Execution Date and throughout which (a) Buyer shall have received the Required Information and the Required Information is Compliant, and (b) nothing has occurred and no condition exists that would reasonably be expected to cause any other condition set forth in Article VIII to fail to be satisfied, assuming that the Closing Date were to be scheduled at any time during such ten (10) consecutive Business Day period. Notwithstanding anything to the contrary contained herein, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such ten (10) consecutive Business Day period, (i) Seller or the Company Group indicates its intent to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Seller or the Company Group has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied throughout and on the last day of such new ten (10) consecutive Business Day period or (ii) the Required Information is not Compliant throughout and on the last day of such ten (10) consecutive Business Day period (it being understood and agreed that to the extent prior to the end of the Marketing Period, Seller obtains knowledge that such Required Information is no longer Compliant, then Seller will promptly notify Buyer of such non-compliance and use commercially reasonable efforts to supplement the Required Information such that the Required Information (upon taking into account such supplementation) is Compliant).

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in, or would reasonably be expected to result in, a material adverse effect on the ownership, operation or value of the Company Group and the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its material obligations hereunder; provided, however, that a Material Adverse Effect shall not include any of the following, and the effects of any of the following should be disregarded in determining a Material Adverse Effect: (a) entering into this Agreement or any Transaction Document or the announcement, pendency or the closing of the transactions contemplated by this Agreement or the Transaction Documents; (b) any action or omission of Seller or the Company Group taken in accordance with the terms of this Agreement or with the consent or request of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets or interest rates) in the area in which the Assets are located, the United States or anywhere in the world; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located, the United States or anywhere in the world; (e) acts of God, including hurricanes, earthquakes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g)  the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (h) health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), including any worsening of such conditions; (i) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (j) a change in Laws or accounting rules (including GAAP) and any interpretations thereof from and after the Execution Date; (k) any reclassification or recalculation of reserves; (l) changes in the prices of Hydrocarbons; (m) declines in well performance; (n) any conditions or changes in financial or securities markets (including any disruption thereof) and any fluctuations in currency exchange rates or any decline in the price of any security or market index; (o) the failure of the Company Group to meet or achieve the results (including earnings, revenues, expenses or sales) set forth in any projection, forecast or budget (provided that the underlying cause of such failure may be taken into account when determining if a Material Adverse Effect has occurred); (p) the matters set forth on the Schedules attached hereto; (q) the termination, by any Business Employee, of its employment with any member of the Company Group; and (r) any adverse effect on the business of any Company Group Member that is cured before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Article XIV, except in the case of foregoing clauses (d), (g), and (j), to the extent such event, change or circumstance has had a materially and disproportionately adverse impact on the Company Group and its assets compared to other participants engaged in the industry and region in which its assets are located.

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“Material Contracts” shall have the meaning set forth in Section 4.9(a).

“Material Permits” shall have the meaning set forth in Section 4.16.

“Net Acres” shall mean, as computed separately with respect to each Lease described on Exhibit B and with respect to each Target Formation in such Lease, (a) the number of gross acres of land covered by such Lease as to such Target Formation, multiplied by (b) the mineral interest (stated as a decimal) in Hydrocarbons covered by such Lease covering such Target Formation in such lands, multiplied by (c) the Company Group’s Working Interest in such Lease as to such Target Formation; provided, however, if items (b) and (c) vary as to different areas of, or depths under, the lands covered by such Lease, a separate calculation shall be performed with respect to each such area or depth.

“Net Revenue Interest” shall mean: with respect to any Leases and Well described on Schedule 2.9, the percentage interest (stated as a decimal) in and to all Hydrocarbons produced and saved or sold from or allocated to such Lease or Well, as applicable, as set forth on Schedule 2.9 (but limited to the applicable Target Formations and subject to any reservations, limitations or depth restrictions set forth on Schedule 2.9), as to the applicable Target Formation, after giving effect to all Royalties; provided, that if a Person’s “Net Revenue Interest” in any Lease differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

“Nonparty Affiliate” shall have the meaning set forth in Section 15.15.

“NYSE” means the New York Stock Exchange.

“NORM” shall mean naturally occurring radioactive material.

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“Oil and Gas Properties” shall have the meaning set forth in Section 2.2(e).

“Order” shall mean any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

“Ordinary Course Development Plan” shall have the meaning set forth in Section 6.1(a).

“Ordinary Course of Business” shall mean when used in reference to any Person, the ordinary course of business of such Person consistent with past customs and practices of such Person in the twelve (12) months immediately prior to the Execution Date.

“Organizational Documents” shall mean, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Other Indemnitors” shall have the meaning set forth in Section 6.11(e).

“Other Sources” shall mean cash on hand at Buyer, financing available under the Existing Buyer RBL Credit Facility and any other financing source immediately available to Buyer to the extent funding is available thereunder on terms and conditions that are no less favorable to Buyer than the terms and conditions described in the Bridge Commitment Letter (taking into account any “flex” provisions) as of the Execution Date.

“Outside Date” shall mean the date which is thirty (30) days following the Target Closing Date; provided, that if, as of thirty (30) days after the Target Closing Date, all of the conditions to Closing set forth in Article VII and Article VIII are satisfied or waived (other than those conditions that are incapable of being satisfied until Closing) other than the condition to Closing set forth in Sections 7.5 and 8.5 (if applicable), then the Outside Date shall be extended automatically (and without the consent of the Parties) until the date that is one hundred and fifty (150) days following such initial Outside Date.

“Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Parent Class A Common Stock” shall mean Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” shall mean Class B common stock, par value $0.0001 per share, of Parent.

“Parent Class F Common Stock” shall mean Class F common stock, par value $0.0001 per share, of Parent.

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“Parent Common Stock” shall mean, collectively, Parent Class A Common Stock, Parent Class B Common Stock and Parent Class F Common Stock.

“Parent Financial Statements” shall have the meaning set forth in Section 5.14(a).

“Parent Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole and as currently operated as of the Execution Date, or a material adverse effect on the ability of the Buyer Parties to consummate the transactions contemplated by this Agreement and perform their material obligations hereunder; provided, however, that “Parent Material Adverse Effect” shall not include material adverse effects resulting from (a) entering into this Agreement or any Transaction Document or the announcement, pendency or the closing of the transactions contemplated by this Agreement or the Transaction Documents; (b) any action or omission of any Buyer Party taken in accordance with the terms of this Agreement or with the consent or request of Seller; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets or interest rates) in the area in which the assets of the Buyer Parties or any of their Subsidiaries are located, the United States or anywhere in the world; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area in which the assets of the Buyer Parties or any of their Subsidiaries are located, the United States or anywhere in the world; (e) acts of God, including hurricanes, earthquakes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g)  the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (h) health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), including any worsening of such conditions; (i) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (j) a change in Laws or accounting rules (including GAAP) and any interpretations thereof from and after the Execution Date; (k) any reclassification or recalculation of reserves; (l) changes in the prices of Hydrocarbons; (m) declines in well performance; (n) any conditions or changes in financial or securities markets (including any disruption thereof) and any fluctuations in currency exchange rates or any decline in the price of any security or market index; (o) the failure of any Buyer Party to meet or achieve the results (including earnings, revenues, expenses or sales) set forth in any projection, forecast or budget (provided that the underlying cause of such failure may be taken into account when determining if a Material Adverse Effect has occurred); (p) the matters set forth on the Schedules attached hereto or disclosed in the Parent SEC Documents filed with or furnished to the SEC and publicly available prior to the Execution Date; and (q) any adverse effect on the business of any Buyer Party that is cured before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Article XIV, except in the case of foregoing clauses (d), (g), and (j), to the extent such event, change or circumstance has had a materially and disproportionately adverse impact on the Buyer Parties and its assets compared to other participants engaged in the industry and region in which its assets are located.

“Parent SEC Documents” shall have the meaning set forth in Section 5.14(a).

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“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Payoff Letters” shall have the meaning set forth in Section 9.2(g).

“PEO” shall mean Insperity PEO Services, L.P.

“PEO Plan” shall mean any employee benefit plan, program or compensation arrangement that (i) would be classified as a Benefit Plan if it was not sponsored, maintained, contributed to, or required to be contributed to by the PEO or any affiliate of the PEO, and (ii) provides compensation or benefits to any current or former Business Employee or any beneficiary or dependent thereof.

“Permitted Encumbrances” shall mean:

(a)            the terms and conditions of all Leases, pooling agreements, unit agreements, Surface Rights, Contracts, Governmental Authorizations, and all Royalties if the net cumulative effect of such Leases, pooling agreements, unit agreements, Surface Rights, Contracts, Governmental Authorizations, and Royalties does not operate to (i) reduce the Company Group’s Net Revenue Interest with respect to any Lease or Well described on Schedule 2.9 for any applicable Target Formation below the amount shown on Schedule 2.9 for such Lease or Well for such Target Formation, (ii) increase the Company Group’s Working Interest with respect to a Target Formation of any Lease described or Well described on Schedule 2.9 above the amount shown on Schedule 2.9 for such Lease or Well, as applicable, for such Target Formation (unless the Net Revenue Interest for such Lease or Well, as applicable, for the applicable Target Formation is increased in the same or greater proportion as any such increase in Working Interest), or (iii) reduce the Company Group’s Net Acres with respect to a Target Formation of a Lease described on Schedule 2.9 to an amount less than the number of Net Acres set forth on Schedule 2.9 for such Lease for such Target Formation (each of clauses (i), (ii), and (iii), an “Interest Reduction”);

(b)            all Consents, except to the extent that any prior breach or such provision has actually resulted in an Interest Reduction, and Customary Post-Closing Consents;

(c)            liens for Taxes that are not yet delinquent or, if delinquent, that are being contested in good faith and are described on Schedule 1.1 and for which adequate reserves have been established on the financial statements of such Company Group Members in accordance with GAAP;

(d)            conventional rights of reassignment (that have not been triggered as of the Execution Date and are not triggered prior to the Claim Date);

(e)            with respect to any interest in the Lands not covered by the Leases and acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect the Company Group as the owner of an Asset;

(f)             such Title Defects as Buyer has waived in writing pursuant to the terms of this Agreement;

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(g)            all Laws and all rights reserved to or vested in any Governmental Authority, including required notices to and filings with any Governmental Authority (i) to control or regulate any Asset in any manner, (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, or recapture or to designate a purchaser of any of the Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated, and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit; in each case, except to the extent that the same materially impairs the use or operation of the Assets as currently used and operated as of the Execution Date or has actually resulted in an Interest Reduction;

(h)            any interest in Surface Rights or other Assets held by any Company Group Member and any other Person as tenants in common or through common ownership, except to the extent that the same materially impairs the use or operation of the Assets as currently used and operated as of the Execution Date or results in an Interest Reduction;

(i)             easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in or burdening the Assets for the purpose of operations (including the Surface Rights), facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, that, in each case, do not materially impair the operation of the Assets as currently used and operated as of the Execution Date or result in an Interest Reduction;

(j)             landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other statutory Encumbrances that are not yet delinquent or, if delinquent, that are being contested in good faith and are described in all material respects on Schedule 1.1;

(k)            any Encumbrance on or affecting the Assets which (A) is expressly waived by Buyer in writing at or prior to the Closing, or (B) secures any credit facility, loan agreement or letters of credit entered into by any Company Group Member or any of its Affiliates at or following the Closing;

(l)             liens created on the Assets under operating or similar agreements, Lease or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are being contested in good faith and are described in all material respects on Schedule 1.1;

(m)           any Encumbrance affecting the Assets that is discharged in full by or on behalf of Seller at or prior to the Closing;

(n)            all Preferential Purchase Rights, and similar agreements pertaining to the transfer or assignment of the Assets, except to the extent that any prior breach or such provision has actually resulted in an Interest Reduction;

(o)            any Encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s or landowner’s surface and mineral interests in the land covered thereby, only where (i) there is a subordination of such Encumbrance to the Lease or other Oil and Gas Properties or (ii) there is not, on or before the Claim Date, a foreclosure or other enforcement proceeding by the holder of such Encumbrance and to Seller’s Knowledge no such proceeding is threatened;

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(p)            zoning and planning ordinances and municipal regulations, except to the extent that the same materially impairs the use or operation of the Assets as currently used and operated as of the Execution Date or results in an Interest Reduction;

(q)            (i) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset; (ii) defects based on a gap in the Company Group’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; (iii) defects based upon the failure to record any federal, state or tribal Leases (or assignments thereof), if any, in any applicable county records, provided, that the public records of the applicable Governmental Authority reflect the applicable Company Group Member as the owner of such Lease; (iv) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings unless Buyer provides affirmative evidence of an actual claim of superior title attributable to such matter; (v)  defects that affect only which Person (other than a Company Group Member) has the right to receive Royalty payments (rather than the amount or the proper payment of such Royalty payment); provided that any resulting failure does not result in the termination of, or the present right of the proper royalty owner to terminate, the applicable Lease; (vi) defects based solely on: (A) lack of information in the Company Group’s files or similar records (or the absence of such files or records); or (B) references to an unrecorded document(s) to which the Company Group is not a party, if such document is not in the Company Group’s files, but solely to the extent that the Company Group is not relying on such information, documents, or instruments to vest title to the applicable Lease or Well; (vii) defects arising solely out of a lack of survey, overlapping survey, or lack of metes and bounds descriptions unless such survey or descriptions are required by Law; (viii) defects that have been cured by Laws of prescription, adverse possession or limitations; (ix) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and could reasonably be expected to result in another Person’s actual and superior claim of title to the relevant lands, Lease or Well; (x) any defect arising from the failure of any non-participating royalty owners to ratify a unit, except to the extent that the same materially impairs the use or operation of the Assets as currently used and operated as of the Execution Date or results in an Interest Reduction; (xi) defects arising from any change in Laws after the Execution Date; (xii) defects relating to lack of pooling or unitization clauses in any Lease or instrument, provided that the applicable Lease has not been pooled or unitized (or purported to be pooled or unitized) in violation of the express terms of such Lease; (xiii) any defects or irregularities in acknowledgements; (xiv) any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent; (xv) any defects arising from a lack of power of attorney, unless Buyer provides affirmative evidence that such matter could reasonably be expected to result in another Person’s actual and superior claim of title; and (xvi) any Encumbrance, defect or loss of title resulting from any action of Seller or the Company Group to the extent requested in writing by Buyer;

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(r)            defects resulting from or based on a Permitted Gap in Production;

(s)           defects arising out of production payments that have expired of their own terms;

(t)            gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

(u)           any Encumbrances created by Law or reserved in any Leases for royalties, bonus or rental, or created to secure compliance with the terms of such Leases, provided that, in each such case, the Company Group is then in compliance with the terms of such Leases in all material respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;

(v)           defects or loss of title affecting ownership interests in formations other than the Target Formations;

(w)          lack of a division order or an operating agreement covering any Lease or Well, except to the extent that the same results in an Interest Reduction;

(x)            failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in the applicable Company Group Member’s chain of title to the applicable Asset unless there is an outstanding and pending, unresolved claim or exercise of rights from a Third Party with respect to the failure to obtain such waiver;

(y)           all interests of the Company Group in an Asset that were acquired as the result of a non-consenting election by one or more Third Parties which are subject to reversion upon the occurrence of one or more payout multiples as defined by the applicable operating agreements, unit agreements or pooling orders, to the extent reflected on Schedule 2.9 by before and after payout Working Interests and Net Revenue Interests;

(z)            defects based on or arising out of the failure of any Person to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, co-op agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease, Third Party lease, joint operating agreement contract area and/or unit, as applicable, (i) to the extent such Well has been permitted by an applicable Governmental Authority and (ii) to the extent the allocation of Hydrocarbons produced from such Well among Leases, Third Party leases, contract areas and/or units, as applicable, is based upon (1) the length of the “as drilled” horizontal wellbore open for production, (2) the total length of the horizontal wellbore, or (3) other methodology that is intended to reasonably attribute to each Lease, Third Party lease, contract area or unit its share of such production, provided Seller has not received a Third Party written claim, as to a Well contemplated by this clause (z) that is operated by the Company Group, disputing such allocation of Hydrocarbons;

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(aa)          defects arising out of the failure to obtain any consent for the transfer or assignment of any Asset unless such consent constitutes or would have constituted a Specified Consent Requirement; and

(bb)         all other Encumbrances, Contracts, instruments, obligations, defects and irregularities affecting the Assets that do not individually or in the aggregate materially impair the use or operation of the Assets as currently used and operated as of the Execution Date or result in an Interest Reduction.

“Permitted Gap in Production” shall mean a gap in production, cessation of production or insufficient production, with respect to a Well, occurring more than five (5) years prior to the Execution Date or where one of the following applies, unless, in either case, Buyer provides affirmative evidence that lessors, other interest owners or any other Third Party under the applicable Lease, are contesting the validity of the applicable Lease due to such lack of production:

(a)            the Well(s) located on a Lease covering the Asset or lands pooled or unitized therewith have produced (in the aggregate) in paying quantities determined on an annual basis during the prior five (5) years preceding the Execution Date (or such shorter period of time since such Well(s) commenced production);

(b)            the lack of production is permitted under the terms of the applicable Lease covering such Asset (including because of force majeure or by operation of shut-in royalty or storage payment clauses) if Seller can establish that all necessary shut-in payments (if applicable) under the terms of the applicable Lease covering such Asset were properly tendered; or

(c)            the Well (together with any group of Wells) located on a Lease or lands pooled or unitized therewith have produced aggregate revenues in excess of the applicable well operator’s aggregate operating expenses for such Well or group of Wells for each twelve (12)-month period (taking into account any cessation of production that is permitted under the terms of the applicable Lease (including because of force majeure or by operation of shut-in royalty or storage payment clauses to the extent any such payments are actually paid)) during the five (5) years preceding the Execution Date (or such shorter period of time since such Well(s) commenced production).

“Permitted Leakage” shall mean any of the following payments or transactions made, or to be made, between Seller or any Company Group Member, on the one hand, and Affiliates of Seller or any Sponsor Affiliated Party, on the other hand: (a) the assignment or transfer of the Excluded Assets pursuant to Section 2.4 (excluding, for the avoidance of doubt, any Cash and Cash Equivalents, accounts receivable, intercompany receivables or other Current Assets, and any other amount or item that constitutes Leakage pursuant to the proviso to the definition of “Leakage”) or (b) the payments set forth on Schedule PL.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.2(i).

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“Phase I Assessment” shall have the meaning set forth in Section 10.1(b).

“Pipeline System” shall mean the Hydrocarbon gathering or transportation systems existing as of the Execution Date and generally depicted on Exhibit G, together with all above-ground facilities or structures, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, pig launchers, cathodic protection equipment and radios related thereto, which are part of or included in the Assets or which are utilized as part of the Business.

“Post-Effective Time Period” shall mean, with respect to any Company Group Taxes, any Tax period beginning at or after the Effective Time.

“Post-Effective Time Taxes” shall mean all Company Group Taxes (other than any Taxes attributable to the Pre-Closing Reorganization) attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time determined in accordance with Section 15.3(b).

“Post-Production Cost Sales Taxes” means any sales, use or similar Taxes to the extent not paid by the producer that are imposed on or with respect to gathering, processing, transportation activities and similar post-production costs to the extent in connection with sales of Hydrocarbons produced in a Pre-Effective Time Period or the pre-Effective Time portion of any Straddle Period.

“Pre-Closing Reorganization” shall have the meaning set forth in the recitals.

“Pre-Closing Reorganization Documents” shall mean the Distribution, Contribution and Assignment Agreements attached hereto as Exhibit L.

“Pre-Effective Time Period” shall mean, with respect to any Company Group Taxes, any Tax period ending before the Effective Time.

“Pre-Effective Time Taxes” shall mean all Company Group Taxes attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately prior to the Effective Time determined in accordance with Section 15.3(b).

“Preferential Purchase Right” shall have the meaning set forth in Section 4.5.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 2.6.

“Privileged Communications” shall have the meaning set forth in Section 15.17.

“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena, charge, complaint, audit, investigation or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Property Costs” shall mean all operating expenses (including costs of insurance, overhead, employees, rentals, shut-in payments, and title examination and curative actions and capital expenditures, and costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets and overhead costs charged to the Assets under any applicable Contracts, but excluding (without limitation) (x) any amounts that constitute “Leakage” and (y) Taxes; provided, however, solely for purposes of Section 2.5(l) in all references in this definition to “Assets” shall be deemed to be references to the “Excluded Assets”.

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“Public Announcement” shall have the meaning set forth in Section 6.5.

“Public Announcement Restrictions” shall have the meaning set forth in Section 6.5.

“Purchase Price” shall have the meaning set forth in Section 2.3(a).

“R&W Insurance Policy” shall mean a buyer-side representations and warranties insurance policy or policies obtained by Buyer or an Affiliate thereof in connection with this Agreement and the transactions contemplated hereby.

“Records” shall have the meaning set forth in Section 2.2(p).

“Records Period” shall have the meaning set forth in Section 6.22(a).

“Reference Price” means $25.20 per share of Parent Class A Common Stock.

“Registration Rights Agreement” shall mean the Registration Rights Agreement in substantially the form attached hereto as Exhibit N to be executed and delivered by Seller (or Seller’s designees) and Parent at the Closing.

“Remaining Deposit Amount” shall have the meaning set forth in Section 2.3(d)(ii).

“Remediation” including the correlative term “Remediate” shall mean the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, encapsulation, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required or reasonably necessary under Environmental Laws to address any non-compliance with or Liability under Environmental Laws.

“Remediation Amount” shall mean, with respect to an Environmental Defect, the cost (net to the Company Group’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets), including taking no action, and the implementation of risk reduction methods, to the extent appropriate and allowed pursuant to Environmental Laws. For the avoidance of doubt, the term “Remediation Amount” shall not include (a) amounts for any Remediation activities conducted and completed by Seller or the Company Group, (b) the costs or expenses of either Party’s or its respective Affiliate’s employees, (c) expenses for matters that are costs of doing business that would be incurred in the absence of any Environmental Defects (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with ordinary course permit renewal or amendment activities in the absence of any Environmental Defect), (d) general and administrative or overhead costs and expenses of a Party or its respective Affiliates, (e) costs or expenses incurred in connection with Remediation that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, or (f) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM, except to the extent such constitute a current violation of Environmental Laws.

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“Reply Brief” shall have the meaning set forth in Section 2.7(b).

“Representatives” shall mean, with respect to a given Person, such Person’s Affiliates, and such Person’s and such Person’s Affiliates’ respective officers, directors, members and other direct and indirect owners, partners, managers, employees, agents, financial, legal and other advisors, financing sources, consultants, accountants, and other representatives.

“Required Information” shall mean (a) all information and data regarding the Company Group of the type and in the form required by and compliant in all material respects with Regulation S-X and Regulation S-K under the Securities Act for offerings of securities on a registration statement on Form S-1 or Form S-3 under the Securities Act and of the type and in the form customarily included in offering or syndication documents used to syndicate credit facilities or securities of the type to be included in a Debt Financing, including the Financial Statements, (b) a reserve report relating to the Company Group as of December 31, 2025 prepared or audited by an independent petroleum engineering firm, and (c) all other reasonably requested financial, operating and oil and gas reserve data and other information relating to the Company Group for periods or as of dates prior to the Closing (i) of the type and form reasonably and customarily included with respect to acquirees in the same business as the Company Group in the documents necessary to execute the Debt Financing, Equity Financing or any other Rule 144A offering of non-convertible debt securities or that would be reasonably necessary for any Debt Financing Sources, underwriters or initial purchasers to receive customary “comfort” (including “negative assurance” comfort) from independent accountants and independent reserve engineers and customary legal opinions in connection therewith or (ii) that is necessary for Buyer to prepare and file historical and pro forma financial statements required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement).

“Required Parent SEC Documents” shall have the meaning set forth in Section 5.14(a).

“Restrictive Covenant Agreement” shall mean a Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit I, to be executed as of the Execution Date, and expressly contingent upon and effective as of the Closing, between each Key Management Member, on the one hand, and Buyer (or, at Buyer’s election, the applicable Company Group Member), on the other hand.

“Retained Assets” shall have the meaning set forth in the definition of “Excluded Assets”.

“Royalties” shall mean any royalties, overriding royalties, non-participating royalties, production payments, carried interests, net profits interests, reversionary interests (excluding any Working Interest derived therefrom), back-in interests (excluding any Working Interest derived therefrom) and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

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“SALT Election” shall mean an election under applicable state or local income Tax Law made by, or with regard to, the Company Group pursuant to which the Company Group incurs or are otherwise liable for any state or local income Tax liability under applicable state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company Group had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seismic License” shall have the meaning set forth in Section 6.18(a).

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller D&O Parties” shall have the meaning set forth in Section 6.11(e).

“Seller Indemnified Parties” shall mean Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and other Representatives.

“Seller Insurance Policies” shall have the meaning set forth in Section 6.10(a).

“Seller Related Parties” shall have the meaning set forth in Section 6.12.

“Seller Released Parties” shall have the meaning set forth in Section 13.1(a).

“Seller Releasing Group” shall have the meaning set forth in Section 13.1(a).

“Seller’s Certificate” shall have the meaning set forth in Section 9.2(b).

“Seller’s Marks” shall have the meaning set forth in Section 6.14(a).

“Senior Notes” shall mean the 7.500% Senior Notes due 2029 issued by WildFire Intermediate Holdings, LLC pursuant to that certain Indenture, dated as of September 26, 2024, among WildFire Intermediate Holdings, LLC and U.S. Bank Trust Company, National Association, as Trustee, governing the Senior Notes (as the same has been amended, restated, supplemented or otherwise modified from time to time).

“Severance Payment” has the meaning given to it in Section 6.7(d).

“Settlement Price” shall mean $108 per barrel.

“Shortfall Amount” shall have the meaning set forth in Section 2.7(d)(ii).

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“Special Dividend Adjustment Amount” shall have the meaning set forth in Section 2.3(e).

“Specified Consent Requirement” shall mean any Consent with respect to which (a) (i) the applicable instrument expressly requires pursuant to its terms, Consent in connection with a direct or indirect change in control of any Company Group Member, or the transfer or assignment of the Acquired Interests to a Third Party, and such Consent does not contain language providing that such consent cannot be unreasonably withheld; or (ii) the applicable instrument expressly provides pursuant to its terms that a direct or indirect change of control of any Company Group Member, or the transfer or assignment of the Acquired Interests to a Third Party without obtaining such consent (A) is void or voidable, (B) triggers the payment of specified liquidated damages or (C) causes termination of the applicable Lease or Contract to which such Consent pertains or (b) is expressly denied in writing.

“Sponsor Affiliate Arrangements” shall mean any and all Contracts (excluding, for the avoidance of doubt, any Affiliate Arrangements) between (a) any Company Group Member, or that is otherwise binding on any Company Group Member or the Assets, on the one hand, and (b) any Sponsor Affiliated Party, provided, however, that any pooling agreement, joint operating agreement, division order, or production sharing agreement, in each case, to the extent the same is (i) on customary and arms’ length terms and (ii) not material to the Company Group taken as a whole, shall not constitute a “Sponsor Affiliate Arrangement” for purposes of this Agreement.

“Start Date” shall have the meaning set forth in Section 6.7(a).

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Courts” shall have the meaning set forth in Section 15.20(a).

“Subrogation Waiver” shall have the meaning set forth in Section 6.12.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the Equity Interests of such Person).

“Surface Rights” shall have the meaning set forth in Section 2.2(h).

“Suspense Funds” shall mean all Royalties and other amounts held or maintained (whether in cash or as an accounting liability or reserve balance) in suspense by any Company Group Member and its Affiliates that are held in suspense and are attributable to the Oil and Gas Properties or any interests pooled, unitized or communitized therewith that are payable to any Third Party (including (i) any such amounts attributable to other Working Interest owners’ interest in such assets, (ii) funds held in suspense for unleased interests, and (iii) all penalties and interest actually accrued or required to be accrued on such funds under applicable Laws).

“Target Closing Date” shall have the meaning set forth in Section 9.1.

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“Target Formations” shall mean (a) with respect to each Lease described on Schedule 2.9, the Austin Chalk Formation, Eagle Ford Formation or Woodbine Formation, as the case may be, described on Schedule 2.9 with respect to such Lease and (b) with respect to each Well described on Schedule 2.9, the formation or formations being produced by such Well as of the Effective Time.

“Tax Proceeding” shall have the meaning set forth in Section 15.3(c).

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes (including any estimated tax or report) filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Taxes” shall mean (a) any taxes, assessments, levies, imposts and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, capital gains, stamp, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, service, sales, use, customs, duties, capital stock, franchise, excise, occupation, windfall profit, premium, license, payroll, employment, social security, unemployment, disability, environmental, withholding, severance, production, estimated or other tax, including any interest, penalty or addition thereto and (b) any liability in respect of the foregoing that arises as a result of any obligation to indemnify any other Person, by operation of Law, as a transferee or successor, by contract, or otherwise.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, with respect to any Lease or Well described on Schedule 2.9, any right, circumstance or condition that (a) entitles the Company Group, in aggregate, to receive a Net Revenue Interest with respect to any such Well as to any of the applicable Target Formation that is more than the Net Revenue Interest set forth on Schedule 2.9 for such Well, as to such applicable Target Formation, without causing a greater than proportionate increase in the Company Group’s Working Interest above that set forth on Schedule 2.9 for such Well; (b) obligates the Company Group, in aggregate, to bear the Working Interest with respect to any such Well as to any of the applicable Target Formation that is less than the Working Interest set forth on Schedule 2.9 for such Well as to such applicable Target Formation, except for decreases to the extent that they are accompanied by a proportional or greater decrease in the Company Group’s corresponding Net Revenue Interest as to such Target Formation, (c) with respect to such Lease as to any applicable Target Formation, entitles the Company Group, in aggregate, to more than the Net Acres set forth on Schedule 2.9 for such Lease as to such applicable Target Formation, or (d) with respect to such Lease as to any applicable Target Formation, obligates the Company Group, in aggregate, to bear less than the Royalties set forth on Schedule 2.9 for such Lease as to such applicable Target Formation.

“Title Benefit Amount” shall mean the amount by which the Allocated Value of a Title Benefit Property is increased as a result of the existence of a Title Benefit.

Annex I – Page 33

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b)(i).

“Title Defect” shall mean any Encumbrance, defect or other matter (for the avoidance of doubt, other than Permitted Encumbrances) that causes the Company Group, in aggregate, not to have Defensible Title.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Assignment Agreement, the Restrictive Covenant Agreements, the Registration Rights Agreement, the Transition Services Agreement, and each other agreement, document and instrument required to be executed or delivered in accordance with this Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company, or any successor transfer agent of Parent.

“Transfer Legend” shall mean a restrictive legend, in substantially the following form, to be placed on the Parent Class A Common Stock comprising the Equity Purchase Price:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR REGISTRATION UNDER THE ACT IS OTHERWISE UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.

“Transfer Taxes” shall have the meaning set forth in Section 15.3(a).

“Transition Services Agreement” shall mean the Transition Services Agreement in substantially the form attached hereto as Exhibit J to be executed and delivered by Seller (or Seller’s designee) and Buyer (or Buyer’s designee).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“True Borrowed Money Indebtedness” has the meaning set forth in Section 4.7(d).

“Units” shall have the meaning set forth in Section 2.2(d).

Annex I – Page 34

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, and any similar federal, state, foreign or local Law.

“Wells” shall have the meaning set forth in Section 2.2(b).

“Woodbine Formation” shall mean the entire correlative interval from 8,510 feet to 9,200 feet as shown on the log of the Goldsmith Operating, LLC – A.Y. Goldsmith-Benge Lease, Well No. 2 (API No. 42-313-30388), located in the D. Toner Survey, A-219, Madison County, Texas.

“Working Interest” shall mean, with respect to any Lease or Well, the interest in and to such Lease or Well (but limited to the applicable Target Formations or depth restrictions set forth on Schedule 2.9 for such Lease or for such Well, as applicable) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well (but limited to the applicable Target Formations or depth restrictions set forth on Schedule 2.9 for such Lease or for such Well, as applicable), but without regard to the effect of any Royalties; provided, that if a Person’s “Working Interest” in any Lease or Well differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

Annex I – Page 35

exhibit N

FORM OF

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2026, by and among Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Company, Magnolia Oil and Gas Operating LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and WildFire Energy I LLC, a Delaware limited liability company (“WildFire”), entered into a Purchase and Sale Agreement, dated July 19, 2026 (the “Purchase Agreement”);

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, on the date hereof, the Holders will receive, in the aggregate, 32,203,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), pursuant to the Purchase Agreement; and

WHEREAS, resales by the Holders of the Common Stock may be required to be registered under the Securities Act and applicable state securities laws, depending upon the status of a Holder or the intended method of distribution of the Common Stock.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

“$” means United States dollars.

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. With respect to a natural person, such person’s Affiliate shall also include such person’s spouse, children, brothers, sisters, parents, grandparents, spouse’s parents, the trustee of any trust that treats such natural person or the persons as mentioned above as beneficiary or the object of such trust, or any entities or trusts that are controlled by the foregoing persons.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act.

“Block Trade” has the meaning set forth in Section 2.4.

“Block Trade Notice” has the meaning set forth in Section 2.4.

“Block Trade Offer Notice” has the meaning set forth in Section 2.4.

“Board” means the board of directors of the Company.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“General Disclosure Package” has the meaning set forth in Section 7.1(i).

“Holder” or “Holders” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holder” has the meaning set forth in Section 3.1.

“Kayne” means Kayne Private Energy Income Fund II, L.P., Kayne Private Energy Income Fund II-B, L.P., and Kayne Anderson Energy Fund VIII, L.P. and any successor entities thereto.

“Lock-Up Period” has the meaning set forth in Section 2.6.

“Major Holders” means Warburg, Kayne and the individuals listed on Annex A attached hereto, and each of their respective Affiliates and Permitted Transferees, respectively, in each case for so long as such Major Holder is a Holder hereunder.

“Opt-Out Notice” has the meaning set forth in Section 4.1.

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“Permitted Transferee” of a Holder shall mean any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person.

“Piggyback Offering” has the meaning set forth in Section 3.1.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Registrable Shares” shall mean, with respect to any Holder, the Shares and any other securities issued or issuable with respect to, in exchange for or in substitution for the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. For purposes of this Agreement, Registrable Shares shall cease to be Registrable Shares when such Registrable Shares (i) have been disposed of pursuant to any offering or sale in accordance with the Shelf Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (iii) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, (A) with respect to any Holder, such Holder’s Shares shall not constitute Registrable Shares if all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or manner-of-sale restrictions and without current public information, and (B) for one year from the date of this Agreement, Registrable Shares shall not cease to be Registrable Shares pursuant to clause (i) as a result of an in-kind distribution in which registration rights were transferred pursuant to Section 11.5.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Shelf Registration Statement and prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange or market; (iii) fees and expenses with respect to filings required to be made with the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iv) fees and expenses of compliance with securities or “blue sky” laws (including reasonable and documented fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares); (v) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (vi) fees and disbursements of counsel for the Company, the fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration) and the fees and expenses of reserve engineers retained by the Company; (vii) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (viii) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Shelf Registration Statement; (ix) printer, messenger, telephone and delivery expenses and (x) the reasonable fees and disbursements of one nationally recognized counsel and one local counsel per applicable jurisdiction, to represent all of the Holders participating in any such registration, Underwritten Offering or Block Trade not to exceed $200,000 per registration, Underwritten Offering or Block Trade.

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“Rule 144 Block Trade” means an offering and/or sale of Registrable Shares made pursuant to Rule 144 on a block trade basis, including a same day trade, overnight trade or similar transaction.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Shelf Registration Statement” means a “shelf” registration statement of the Company that covers all the Registrable Shares (and may cover other securities of the Company) on Form S-3 and under Rule 415 under the Securities Act or, if the Company is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 2.1, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.2(i).

“Takedown Offer Notice” has the meaning set forth in Section 2.2(ii).

“Takedown Request Notice” has the meaning set forth in Section 2.2(ii).

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to one or more underwriters on a firm commitment basis for reoffering to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.2(i).

“Warburg” means Hawkwood HoldCo, L.P. and any successor entity thereto.

“WildFire” has the meaning set forth in the recitals to this Agreement.

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Article II
DEMAND RIGHTS

Section 2.1         Shelf Registration Rights. The Company will prepare and file with the SEC no later than five Business Days following the date of this Agreement, and use its reasonable best efforts to cause to become effective promptly thereafter, a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement), registering for resale the Registrable Shares under the Securities Act subject to compliance by the Holders of the Registrable Shares with their obligations hereunder, including specifically those obligations set forth in Section 6.2. The plan of distribution set forth in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing at least two Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. Until such time as all Registrable Shares cease to be Registrable Shares or the Company is no longer eligible to maintain a Shelf Registration Statement, the Company shall use its reasonable best efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be considered the “Shelf Registration Statement” for purposes of this Agreement and shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Shares under the Securities Act. When effective, (i) any Shelf Registration Statement (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) in the case of any prospectus contained in any Shelf Registration Statement, such prospectus will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.

Section 2.2           Shelf Take Downs; Request for Underwritten Shelf Takedown.

(i)            At any time and from time to time after the effectiveness of a Shelf Registration Statement, any Major Holder with Registrable Shares (each, a “Takedown Holder”) may request to sell all or any portion of its Registrable Shares included thereon in an Underwritten Offering that is registered pursuant to such Shelf Registration Statement (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make (a) in the aggregate, not more than four written requests (a “Takedown Request Notice”), (b) not more than two Underwritten Shelf Takedown in any twelve-month period and (c) only if the Takedown Holder reasonably expects aggregate gross proceeds of at least $100 million for such Underwritten Shelf Takedown (including proceeds attributable to any Registrable Shares expected to be included in such offering pursuant to Section 2.2(ii) and Section 3.1). Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within 60 days after the closing of an Underwritten Shelf Takedown.

(ii)            The Takedown Request Notice shall specify the approximate number of Registrable Shares to be sold in the Underwritten Shelf Takedown. Within five Business Days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Major Holders and, subject to the provisions of Section 2.2(iii) hereof, shall include in the Underwritten Shelf Takedown all Registrable Shares with respect to which the Company has received written requests for inclusion therein within three Business Days after sending the Takedown Offer Notice.

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(iii)            Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be sold pursuant to an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then the number of Registrable Shares that may be included in such Underwritten Shelf Takedown shall be allocated (a) first, to the Major Holders electing to participate in the Underwritten Shelf Takedown their Registrable Shares, on a pro rata basis based on the relative number of Registrable Shares then held by each such Major Holder; provided that any such amount thereby allocated to each such Major Holder that exceeds such Major Holder’s request shall be reallocated among the other Major Holders in like manner, as applicable; and (b) second, to the Company, if any, and (c) third, to other persons proposing to participate in the Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Shares to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting.

Section 2.3         Selection of Underwriter. A Takedown Holder shall have the right to select the underwriter or underwriters to administer any Underwritten Shelf Takedown or Block Trade; provided that the Takedown Holder shall obtain the Company’s consent on such selection in the case of an Underwritten Shelf Takedown, such consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.4         Block Trades. Notwithstanding anything contained in this Article II, in the event a Takedown Holder desires to sell any Registrable Shares in a bought deal or overnight offering requiring the involvement of the Company but not involving any “road show,” and which is commonly known as a “block trade” (a “Block Trade”), (i) the Takedown Holder shall (a) give at least three Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and (b) identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and (ii) the Company shall cooperate with such requesting Takedown Holder(s) to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to the Major Holders holding Registrable Shares as soon as practicable but in no event more than one Business Day following the Company’s receipt of the Block Trade Notice, and such notice shall offer such Major Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within one Business Day following receipt of the Block Trade Offer Notice; provided, however, that no Block Trade Offer Notice shall be required in connection with the proposed sale of Registrable Shares in a Rule 144 Block Trade; provided, further, that any Major Holder that fails to deliver written notice of its intent to participate within such one Business Day period shall be deemed to have waived its right to participate in such Block Trade. Any Block Trade shall be subject to the cutbacks set forth in Section 2.2(iii). At any time and from time to time after the effectiveness of a Shelf Registration Statement, any Takedown Holder may request to sell all or any portion of its Registrable Shares in a Block Trade if the Takedown Holder reasonably expects aggregate gross proceeds of at least $75 million for such Block Trade that involves an underwriter conducting due diligence, which they would normally conduct in connection with an offering of securities registered under the Securities Act, including, without limitation, receipt of customary opinions and comfort letters; provided that such registered Block Trade shall constitute as an Underwritten Offering under Section 2.2(i), including with regards to limitations on number of requests.

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Section 2.5         Withdrawals. Even if Registrable Shares held by a Major Holder have been part of an Underwritten Shelf Takedown or Block Trade, such Major Holder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Registrable Shares being offered for its account; provided, that notwithstanding the foregoing, a withdrawn demand for an Underwritten Shelf Takedown shall count as one of the permitted Underwritten Shelf Takedowns pursuant to Section 2.2.

Section 2.6         Lock-Up. The Holders hereby irrevocably agree that, without the prior written consent of the Company, the Holders will not, during the period commencing on the date of this Agreement and ending on the date that is 30 days after the date of this Agreement (“Lock-Up Period”), (i) lend, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, in each case whether effected directly or indirectly, any Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or clause (ii) is to be settled by delivery of shares of Common Stock or other securities, in cash, or otherwise; or (iii) publicly announce the intention to effect any of the transactions covered in clause (i) or clause (ii) above. Notwithstanding anything to the contrary, nothing in this Section 2.6 or elsewhere in this Agreement shall restrict or otherwise limit any transfers of shares of Common Stock (i) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction made to all holders of Common Stock, and in the event of such a transfer, the Company shall reasonably promptly provide the applicable documentation to its transfer agent reasonably promptly following the Holders providing advanced written notice of such transfer to the Company, (ii) in connection with pledging or otherwise granting a security interest in any Shares in a bona fide transaction to one or more lending institutions as collateral or security for any margin loan and any transfer in the event of foreclosure upon such Shares as a result of a default on such margin loan, (iii) to the Company pursuant to agreements under which the Company has the option to repurchase such Shares or pursuant to a share repurchase program approved by the Board, (iv) by operation of law or pursuant to a final order of a court or regulatory agency, (v) to Affiliates of a Holder, or (vi) in an in-kind distribution pursuant to Section 11.14; provided that recipients of securities in any transfer in accordance with this Section 2.6 shall execute a customary written joinder in form and substance reasonably satisfactory to the Company providing that such recipient shall be bound by the Lock-Up Period; provided, further that the Company may impose a lock-up legend during the Lock-Up Period for any securities subject to this Section 2.6.

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Article III
“PIGGY-BACK” RIGHTS

Section 3.1         Piggy-Back Rights. If the Company or any holder of Common Stock (the “Initiating Holder”) proposes to sell any shares of Common Stock in an Underwritten Offering other than pursuant to Sections 2.2 or 2.4 of this Agreement (a “Piggyback Offering”) other than (i) a registration statement on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or (iii) relating to a transaction pursuant to Rule 145 under the Securities Act, the Company shall give written notice of the proposed Underwritten Offering to all Major Holders holding Registrable Shares at least two Business Days prior to the filing of the preliminary prospectus supplement or the Shelf Registration Statement, as applicable. Each Major Holder holding Registrable Shares shall have the right to request that all or any part of its Registrable Shares be included in the Underwritten Offering by giving written notice to the Company within one Business Day after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 3.2, 3.3 and 4.1 the Company will include all such Registrable Shares requested to be included by the Major Holders in the Piggyback Offering.

Section 3.2         Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to do a Piggyback Offering and prior to when the public offering price and underwriters’ discount are determined with the managing underwriter with respect thereto, the Initiating Holder shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Major Holders and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

Section 3.3         Priority in Piggyback Offerings. If the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be sold pursuant to a Piggyback Offering would materially and adversely affect the distribution of all of the securities to be underwritten, then the number of Registrable Shares that may be included in such Underwritten Shelf Takedown shall be allocated (i) first, all of the securities the Initiating Holder proposes to sell for its own account (and if the Initiating Holder is not the Company, the securities the Company proposes to sell, if any); and (ii) second, such number of Registrable Shares requested to be included in such Underwritten Offering by the Major Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Shares shall be allocated pro rata among such Major Holders on the basis of the relative number of Registrable Shares then held by each such Major Holder; provided that any such amount thereby allocated to each such Major Holder that exceeds such Major Holder’s request shall be reallocated among the other Major Holders in like manner, as applicable.

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Article IV
OPT-OUT

Section 4.1         Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any Underwritten Offering or Block Trade pursuant to Section 2.2, Section 2.4 and Section 3.1 or Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), (i) the Company shall not deliver any such notice to such Holder pursuant to Articles II, III and V of this Agreement, and such Holder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to a Holder’s intended use of an effective Shelf Registration Statement, such Holder will notify the Company in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered or would have been delivered but for the provisions of this Section 4.1 and the related suspension period remains in effect, the Company will so notify such Holder, within one Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

Article V
SUSPENSION OF OFFERING

Section 5.1         Suspension of Offering. Notwithstanding the provisions of Article II or III, the Company shall be entitled to postpone the effectiveness of the Shelf Registration Statement, or effecting an Underwritten Shelf Takedown or Block Trade, upon written notice (which notice shall not contain any material non-public information regarding the Company) to each Holder whose Registrable Shares are included in the Shelf Registration Statement, if (i) the Company is pursuing a bona fide material acquisition, merger, reorganization, disposition, joint venture, financing or other similar transaction and the Board determines in its reasonable and good faith discretion, that any required disclosure of such transaction in the Shelf Registration Statement or other offering documents would have an adverse effect on any such transaction, (ii) the Company is in possession of material non-public information and the Board determines in its reasonable and good faith discretion that any required disclosure in the Shelf Registration Statement or other offering documents of such information or event would not be in the best interest of the Company or (iii) such filing or use would render the Company unable to comply with the applicable securities laws (each such circumstance, a “Suspension Event”); provided, however, that the Company may not exercise its delay or suspension rights under this Section 5.1 for a period that exceeds sixty (60) consecutive days or ninety (90) days in the aggregate, in each case, in any twelve-month period. The Company shall provide written notice to each Holder promptly (and in any event within two (2) Business Days) following the cessation of the circumstances giving rise to any Suspension Event and the conclusion of the applicable suspension period. Upon receipt of any written notice from the Company of the happening of any Suspension Event, each Holder agrees that it will (i) immediately discontinue offers and sales of the Registrable Shares under the Shelf Registration Statement and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena.

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Article VI
REGISTRATION PROCEDURES

Section 6.1           Obligations of the Company. When the Company is required to effect the registration of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall:

(i)            use commercially reasonable efforts to register or qualify the Registrable Shares by the time the Shelf Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Shelf Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Shares owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (a) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (b) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (c) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(ii)            prepare and file with the SEC such amendments and supplements as to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary (a) to keep such Shelf Registration Statement effective and (b) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered by such Shelf Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(iii)            promptly furnish, without charge, to the Holders such number of copies of the Shelf Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the prospectus included in such Shelf Registration Statement (including each preliminary prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Shelf Registration Statement or prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Holders;

(iv)            promptly notify the Holders: (a) when the Shelf Registration Statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Shelf Registration Statement has been filed, and, with respect to the Shelf Registration Statement or any post-effective amendment, when the same has become effective, (b) of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation or threat of any proceedings for that purpose, (c) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (d) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(v)            use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Shelf Registration Statement, and, if any such order suspending the effectiveness of a Shelf Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

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(vi)            until the expiration of the period during which the Company is required to maintain the effectiveness of the Shelf Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (a) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (1) the Shelf Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (2) the prospectus included in such Shelf Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (b) of the Company’s reasonable determination that a post-effective amendment to the Shelf Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Shelf Registration Statement inadvisable pending such disclosure and post-effective amendment;

(vii)            if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(vi) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Shelf Registration Statement or related prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (a) such Shelf Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (b) as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(viii)            use commercially reasonable efforts to cause all such Registrable Shares to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Shares is then permitted under the rules of such national securities exchange or market;

(ix)            if requested by any Holder participating in an offering of Registrable Shares, as soon as practicable after such request, but in no event later than five calendar days (or, if earlier, one Business Day, in the context of a Block Trade) after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Shares pursuant to the Shelf Registration Statement, including information with respect to the number of Registrable Shares being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Shares to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

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(x)            in connection with the preparation and filing of any Shelf Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Shelf Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Shelf Registration Statement including Registrable Shares or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(xi)            provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Shares not later than the effective date of the Shelf Registration Statement filed hereunder;

(xii)            in connection with any Underwritten Shelf Takedown or Block Trade, enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Major Holders and the managing underwriter or underwriters of the public offering of Registrable Shares, if the offering is to be underwritten, in whole or in part; provided that the Major Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Major Holders. The Company shall cooperate and participate in the marketing of Registrable Shares, including participating in customary “roadshow” presentations, as the Major Holders and/or the managing underwriters may reasonably request; provided that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Shares (including any Block Trade) reasonably requested by the Major Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering; and

(xiii)            in connection with any Underwritten Shelf Takedown or Block Trade, use commercially reasonable efforts to obtain (a) an opinion, dated such date, of the counsel representing the Company for the purposes of such Underwritten Shelf Takedown or Block Trade, in form and substance as is customarily given to underwriters and (b) comfort letters dated such date, from the independent certified public accountants and reserve engineers of the Company, in form and substance as is customarily given by independent certified public accountants and reserve engineers to underwriters in an underwritten public offering, addressed to the underwriters.

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Section 6.2         Obligations of the Holders. In connection with the Shelf Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Shelf Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within two Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Shares (including the proposed manner of sale) that may be required to be included in any such Shelf Registration Statement pursuant to the rules and regulations of the SEC, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Shares and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Shelf Registration Statement and related prospectus.

Section 6.3         Participation in Underwritten Offerings. No Holder may participate in any Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (i) agrees to sell his or its Registrable Shares on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (x) and (y) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

Section 6.4         Offers and Sales. All offers and sales by a Holder under any Shelf Registration Statement shall be completed within the period during which the Shelf Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Shares under the Shelf Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable prospectus in its possession upon the expiration of such period.

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Section 6.5         Underwritten Offering Lockup. In connection with any Underwritten Offering or Block Trade, whether or not a Major Holder participates, each Major Holder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during such period as the managing underwriter may require (not to exceed 60 calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto) beginning on the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such offering; provided that transfers of shares of Common Stock in connection with pledging or otherwise granting a security interest in any Shares in a bona fide transaction to one or more lending institutions as collateral or security for any margin loan and any transfer in the event of foreclosure upon such Shares as a result of a default on such margin loan shall be permitted; provided, further, that all executive officers and directors of the Company are bound by and have entered into substantially similar lock-up agreements; provided, further, that any waiver of such lock-up (or substantially similar lock-up agreement) shall apply pro rata to the Major Holders.

Article VII
INDEMNIFICATION; CONTRIBUTION

Section 7.1           Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(i)            against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any issuer free writing prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary prospectus and other information conveyed to the purchaser of Registrable Shares at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)            against any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law;

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(iii)            against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(iv)            against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred and documented in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (i), (ii) or (iii) above; provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (a) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Shelf Registration Statement (or any amendment thereto) or the prospectus (or any amendment or supplement thereto), or (b) such Holder’s failure to deliver an amended or supplemental prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

Section 7.2           Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed the Shelf Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, as follows:

(i)            against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any issuer free writing prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(ii)            against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(iii)            against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (a) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Shelf Registration Statement (or any amendment thereto) or the prospectus (or any amendment or supplement thereto) or (b) such Holder’s failure to deliver an amended or supplemental prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Shares of such Holder under the Shelf Registration Statement that is the subject of the indemnification claim.

Section 7.3         Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (ii) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

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Section 7.4            Contribution.

(i)            In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(ii)            The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Shares of such Holder under the Shelf Registration Statement that is the subject of the indemnification claim.

(iii)            Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed the Shelf Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

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Article VIII
EXPENSES

Section 8.1           Expenses. The Company will pay all Registration Expenses in connection with each registration or registered offering of Registrable Shares pursuant to Article II or III. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Shares by such Holder pursuant to any Shelf Registration Statement or otherwise.

Article IX
RULE 144 REPORTING

Section 9.1           Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to:

(i)            make and keep public information available as those terms are understood and defined in Rule 144;

(ii)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)          furnish to any Holder, so long as the Holder owns any Registrable Shares, upon request, (a) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such registration statement.

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Article X
CONFIDENTIALITY; REMOVAL OF LEGENDS

Section 10.1         Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

Section 10.2         Removal of Legends. The restrictive legend on any Registrable Shares covered by this Agreement shall be removed if (a) such Registrable Shares are sold pursuant to an effective Shelf Registration Statement, (b) a Shelf Registration Statement covering the resale of such Registrable Shares is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter and/or “will comply” letter, as applicable, in form and substance reasonably acceptable to the Company certifying that such Holder will only transfer such Registrable Shares pursuant to such effective Shelf Registration Statement, (c) such Registrable Shares may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) under the Securities Act (i.e., such Holder is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144), (d) such Registrable Shares are being sold pursuant to Rule 144, or (e) such Registrable Shares may be sold by the applicable Holder pursuant to Rule 144 and the applicable Holder delivers to (i) the Company a representation letter in form and substance reasonably acceptable to the Company and (ii) the Company’s transfer agent an opinion of counsel; provided that the applicable Holder has provided all documentation and evidence as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws. The Company shall cooperate with the applicable Holder to effect removal of the legend on such Registrable Shares as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied. The Company shall bear all direct costs and expenses incurred by the Company associated with the removal of a legend pursuant to this Section. In connection with any sale or transfer of Registrable Shares by any Holder, including any sale or transfer pursuant to Rule 144, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including by (i) issuing directions to any transfer agent, registrar or depositary, (ii) delivering such opinions to the transfer agent as are customary and reasonably requested, and (iii) taking such other actions as are reasonably necessary to cause any restrictive legends to be removed and any transfer restrictions to be rescinded.

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Article XI
MISCELLANEOUS

Section 11.1         Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

Section 11.2         Notices. All notices and communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally, sent by courier, sent by certified mail by United States Mail with all postage fully prepaid (provided that an email is sent at the same time by the notifying party to the receiving party notifying the receiving party of the notice), or sent by electronic mail (“email”) transmission, addressed to the appropriate party at the address for such party set forth on the signature pages attached hereto or any Adopting Agreement. Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission (without notice of failed delivery to the required party) during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 11.2.

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Section 11.3         Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

Section 11.4         Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and the Holders that, in the aggregate, hold not less than a majority of the then remaining Registrable Shares; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

Section 11.5         Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the registration rights granted herein may be transferred only by a Holder (i) to a Permitted Transferee of such Holder’s Registrable Shares or (ii) to a Major Holder in an in-kind distribution by WildFire permitted by Section 11.14; provided further that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and executes and delivers to the Company a duly executed Adoption Agreement in substantially the form attached hereto as Exhibit A. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

Section 11.6         Severability. If any term or other provision of this Agreement is rendered or declared invalid, illegal or incapable of being enforced by any law or by decree of a court of last resort, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.7         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party by facsimile or other electronic transmission shall be deemed an original signature hereto.

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Section 11.8         Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

Section 11.9         Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)            EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND RELATIONSHIP OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(ii)            EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY ACTIONS BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE IN THE state and federal courts in Harris County, Texas with respect to any proceeding arising out of or relating to this Agreement; provided, however, that to the extent the Texas Business Court in Harris County, Texas has concurrent jurisdiction over any proceeding arising out of or relating to this Agreement, the parties shall instead submit to the jurisdiction of such Texas Business Court. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SOLELY FOR THE PURPOSE OF ANY SUCH ACTIONS. NO PARTY SHALL BRING ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT NOTHING IN THIS Section 11.9 SHALL LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A JUDGMENT IN ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY LAW, A FINAL AND NON-APPEALABLE ORDER OR JUDGMENT AGAINST A PARTY IN ANY ACTION CONTEMPLATED BY THIS Section 11.9 SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON SUCH ORDER OR JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH ORDER OR JUDGMENT.

(iii)            To the extent that any party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.9(ii).

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(iv)            EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9(iv).

Section 11.10         Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.11         No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

Section 11.12         General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(ii)           references herein to “Sections,” “subsections,” “paragraphs,” and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(iii)          a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(iv)          the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(v)           the term “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(vi)          the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

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Section 11.13         No Inconsistent Agreements. The Company is not currently a party to, and shall not hereafter enter into without the prior written consent of the Holders of a majority of the then-outstanding Registrable Shares, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement, including any such agreement that would allow any current or prospective holder of any securities of the Company to (a) participate on a superior basis (in terms of cutbacks on the advice of underwriters) with a Takedown Holder in an Underwritten Shelf Takedown or Block Trade (or any Major Holder participating therein) or (b) require the Company to include securities in any registration statement filed by, or any underwritten offering undertaken by, the Company on a basis other than expressly pari passu or subordinate to the priority rights of the Holders hereunder.

Section 11.14         In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Shares to its direct or indirect equityholders, the Company will reasonably cooperate with and assist such Holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of Company Shares without restrictive legends, to the extent no longer applicable).

Section 11.15         Reasonable Assistance. If requested by any Holder in connection with any transaction involving any Registrable Shares (including any sale or other transfer of such securities without registration under the Securities Act, any margin loan with respect to such securities and any pledge of such securities), the Company agrees to provide such Holder with customary and reasonable assistance to facilitate such transaction, including, without limitation, (i) such action as such Holder may reasonably request from time to time to enable such Holder to sell Registrable Shares without registration under the Securities Act and (ii) entering into an “issuer’s agreement” in connection with any margin loan with respect to such securities in customary form.

Section 11.16         Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Shares remain outstanding.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

MAGNOLIA OIL & GAS CORPORATION

By:
Name:
Title:

Notice Information:

Magnolia Oil & Gas Corporation Nine Greenway Plaza, Suite 1300 Houston, Texas 77046
Attention:	Tim Yang and Jordan Benningfield

Email:	tyang@mgyoil.com; jbenningfield@mgyoil.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002
Attention:	Michael W. Rigdon, P.C.
Email:	michael.rigdon@kirkland.com

Signature Page to

Registration Rights Agreement

HOLDERS:

[●]

By:
Name:
Title:

Notice Information: [●]

Signature Page to

Registration Rights Agreement

ANNEX A

1.	Anthony Bahr

2.	Steve Habachy

3.	Drew Cozby

EXHIBIT A

This Adoption Agreement (“Adoption Agreement”), dated [●], 20[●] (the “Effective Date”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated [●], 2026, among Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”), and the Holders party thereto (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring the number of shares of Common Stock set forth below its name on the signature page hereto, subject to the terms and conditions of the Registration Rights Agreement.

2.	Agreement. Transferee (i) agrees that the shares of Common Stock acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.	Notice. Any notice required or permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

[Remainder of Page Left Intentionally Blank]

EXECUTED AND DATED as of the Effective Date.

TRANSFEREE

By:
Name:
Title:

Number of Shares of Common Stock:

Address:

ACKNOWLEDGED AND AGREED:

MAGNOLIA OIL & GAS CORPORATION

By:
Name:
Title: